Exhibit (a)-(1)

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

[LJ International Inc. letterhead]

[—], 2013

Shareholders of LJ International Inc.

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of LJ International Inc. (the “Company”) to be held on [—], 2013 at [—] [a.m./p.m.] ([—] time). The meeting will be held at our Shenzhen office, 10th Floor, Block 18, Free Trade Zone, Shatoujiao, Shenzhen, People’s Republic of China. The attached notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be acted on at the extraordinary general meeting, including at any adjournment or postponement thereof.

At the extraordinary general meeting you will be asked to consider and vote upon a proposal to approve and authorize the following:

•

the agreement and plan of merger, dated March 22, 2013 (the “merger agreement”), among the Company, Flora Bloom Holdings, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”) and Flora Fragrance Holdings Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands and wholly owned by Parent (“Merger Sub”),

•

the plan of merger as required under section 170 of the British Virgin Islands Business Companies Act, 2004, as amended (the “BVI Business Companies Act”), in the form attached as Annex A to the merger agreement (the “plan of merger”), and

•	the transactions contemplated by the merger agreement, including the merger.

A copy of the merger agreement, including the plan of merger, is attached as Annex A to the accompanying proxy statement. Under the terms of the merger agreement, at the effective time of the merger, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving company to be wholly owned by Parent after the merger (the “merger”).

If the merger is completed, each of the Company’s outstanding ordinary shares, other than Excluded Shares, will be cancelled in exchange for the right to receive $2.00 per share in cash, without interest (the “Per Share Merger Consideration”). “Excluded Shares” include (a) shares owned by Mr. Yu Chuan Yih (“Mr. Yih”), Chairman of the board of directors, President and Chief Executive Officer, (b) shares owned by Mr. Hon Tak Ringo Ng, Chief Financial Officer, Ms. Ka Man Au, Chief Operating Officer and Secretary, Mr. Hoi Tsun Peter Au, Senior Vice President, Mr. Yuin Chiek Lye, Chief Operating Officer – China and Ms. Hoi Yee Vicky Chan, Director – Sales and Marketing (collectively, the “Rollover Shareholders”), (c) any shares owned by Mr. Zhicheng Shi and certain of his affiliates (collectively, the “Mr. Shi Shareholders”), (d) subject to consent of Parent and Mr. Yih, up to 2% of the Company’s total outstanding shares contributed to a newly formed entity controlled by Mr. Shi (the “Subsequent Rollover Shareholder”) prior to closing of the merger, (e) shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenters’ rights pursuant to Section 179 of the BVI Business Companies Act (collectively, the “Dissenting Shares”; holders of Dissenting Shares being referred to as “Dissenting Shareholders”), and (f) any shares owned by Parent, the Company or any subsidiary of Parent or the Company (if any). Each Excluded Share, other than the Dissenting Shares (which will be cancelled for their fair or other agreed value), shall be cancelled and cease to exist, without payment of any consideration or distribution therefor. Mr. Yih, the Rollover Shareholders and the Mr. Shi Shareholders collectively own approximately 5,830,678 shares, constituting approximately 18.2% of the Company’s total outstanding shares.

If the merger is completed, the Company, as a wholly owned subsidiary of Parent, would become a privately-held company, beneficially owned by Mr. Yih, the Rollover Shareholders, the Mr. Shi Shareholders, the Subsequent Rollover Shareholder (if applicable) and Urban Prosperity Holding Limited (the “Sponsor”), an entity owned and controlled by FountainVest China Growth Fund, L.P., FountainVest China Growth Capital Fund, L.P. and FountainVest China Growth Capital-A Fund, L.P. As a result of the merger, the Company’s shares will no longer be listed on the NASDAQ Global Market.

A special committee of the board of directors of the Company (the “special committee”), composed solely of directors unrelated to management of the Company, the Mr. Shi Shareholders or the Sponsor and its affiliates, reviewed and considered the terms and conditions of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. The special committee unanimously (a) determined that the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, the Company and its unaffiliated shareholders and (b) recommended that the board of directors of the Company approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

The board of directors, after carefully considering all relevant factors, including the unanimous determination and recommendation of the special committee, (a) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to, and in the best interests of, the Company and its unaffiliated shareholders and declared it advisable to enter into the merger agreement, (b) approved the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger and (c) recommended that the Company’s shareholders vote FOR the approval and authorization of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Our board of directors unanimously recommends that you vote FOR the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize the directors of the Company to do all things necessary to give effect to the merger agreement and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in favor of the approval of the merger and the approval and authorization of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, in the event that there are insufficient proxies received to pass the resolutions during the extraordinary general meeting.

The accompanying proxy statement provides detailed information about the merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the Securities and Exchange Commission (“SEC”), which are available for free at the SEC’s website www.sec.gov.

Your vote is very important, regardless of the number of shares you own. The merger cannot be completed unless the merger agreement, the plan of merger and the transactions contemplated by the merger agreement are approved by an affirmative vote of shareholders representing at least a majority of the shares present and voting in person or by proxy as a single class at the extraordinary general meeting. Even if you plan to attend the extraordinary general meeting in person, we request that you sign, date and submit your proxy, in accordance with the instructions set forth on the proxy card, as promptly as possible. The deadline to lodge your proxy card is [—], 2013 at [—] ([—] time). Voting at the extraordinary general meeting will take place by poll voting, in accordance with the Company’s articles of association.

If your shares are held in “street name” by your bank, broker, or other nominee, your bank, broker, or other nominee will be unable to vote your shares without instructions from you. You should instruct your bank, broker, or other nominee to vote your shares in accordance with the procedures provided by your bank, broker, or other nominee.

Shareholders who elect to dissent from the merger will have the right to seek the payment of the fair value of their shares if the merger is completed, but only if they deliver to the Company, before the vote is taken at the extraordinary general meeting, a written objection to the merger, including a statement that such shareholder proposes to demand payment for his or her shares if the merger is approved, and subsequently comply with all procedures and requirements of Section 179 of the BVI Business Companies Act for the exercise of dissenters’ rights, which is attached as Annex C to the accompanying proxy statement. The fair value of their shares as determined under that statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the merger agreement if they do not exercise dissenters’ rights with respect to their shares.

Dissenters’ rights are available only to registered holders of shares. If you hold any shares in “street name,” you are considered the beneficial owner but not the “registered holder” of such shares. Therefore, if you hold any shares in “street name” and wish to exercise dissenters’ rights, you must arrange for such shares to be registered in your name, certify that you have not given and will not give, directly or indirectly voting instructions as to the shares before [—], 2013 at [—] ([—] time) and become a registered holder of shares by the close of business in the British Virgin Islands on [—], 2013. Thereafter, such registered holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the shares under Section 179 of the BVI Business Companies Act.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance voting your shares, please call AST Phoenix Advisors, the firm assisting us with this proxy solicitation, at +1 (212) 493-3910 collect for international shareholders or toll free at +1 (877) 478-5038.

Thank you for your cooperation and continued support.

Sincerely,

Jie Yun Yu On behalf of the Special Committee	Yu Chuan Yih Chairman of the Board, Chief Executive Officer and President

The proxy statement is dated [—], 2013, and is first being mailed to the shareholders on or about [—], 2013.

LJ INTERNATIONAL INC.

Unit #12, 12/F, Block A

Focal Industrial Centre

21 Man Lok Street

Hung Hom, Kowloon, Hong Kong

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON [—], 2013

Dear Shareholder:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders of LJ International Inc. (the “Company”) will be held on [—], 2013 at [—] a.m., [—] time, at our Shenzhen office located at 10th Floor, Block 18, Free Trade Zone, Shatoujiao, Shenzhen, People’s Republic of China.

Only registered holders of outstanding ordinary shares of the Company (the “shares”) at the close of business on [—], 2013 or their proxy holders are entitled to vote at this extraordinary general meeting or any adjournment or postponements thereof. At the meeting, you will be asked to consider and vote on the following resolutions:

•

THAT the agreement and plan of merger dated March 22, 2013 (the “merger agreement”), among the Company, Flora Bloom Holdings (“Parent”) and Flora Fragrance Holdings Limited (“Merger Sub”) (a copy of which is attached as Annex A to the proxy statement accompanying this notice of extraordinary general meeting and will be produced and made available for inspection at the extraordinary general meeting), the plan of merger as required under section 170 of the British Virgin Islands Business Companies Act, 2004, as amended (the “BVI Business Companies Act”), in the form attached as Annex A to the merger agreement (the “plan of merger”), and the transactions contemplated by the merger agreement, including the merger, be and are hereby approved and authorized;

•	THAT the directors of the Company be, and are hereby, authorized to do all things necessary to give effect to the merger agreement; and, if necessary

•

THAT the chairman of the extraordinary general meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

After careful consideration and upon the unanimous recommendation of the special committee (the “special committee”) of the board of directors of the Company, composed solely of directors unrelated to any of the management members of the Company or any member of the “Buyer Group”, our board of directors recommends that you vote “FOR” the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, “FOR” the proposal to authorize the directors of the Company to do all things necessary to give effect to the merger agreement, and “FOR” the proposal to instruct the chairman of the extraordinary general meeting to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

A list of the shareholders of the Company will be available at its principal executive offices at Unit #12, 12/F, Block A, Focal Industrial Centre, 21 Man Lok Street, Hung Hom, Kowloon, Hong Kong, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

Mr. Yu Chuan Yih (“Mr. Yih”), Mr. Hon Tak Ringo Ng, Ms. Ka Man Au, Mr. Hoi Tsun Peter Au, Mr. Yuin Chiek Lye and Ms. Hoi Yee Vicky Chan (collectively but excluding Mr. Yih, the “Rollover Shareholders”),

Mr. Zhicheng Shi (“Mr. Shi”) and certain of his affiliates (collectively with Mr. Shi, the “Mr. Shi Shareholders”), Urban Prosperity Holding Limited (the “Sponsor”), an entity owned and controlled by FountainVest China Growth Fund, L.P., FountainVest China Growth Capital Fund, L.P. and FountainVest China Growth Capital-A Fund, L.P. (each a “FountainVest Filing Person”), are collectively, together with Parent and Merger Sub, referred to herein as the “Buyer Group”. The Buyer Group collectively owns 5,830,678 shares, constituting approximately 18.2% of the Company’s total outstanding shares, consisting of 4,395,878 shares owned by Mr. Yih and the Rollover Shareholders and 1,434,800 shares owned by the Mr. Shi Shareholders. Each of Mr. Yih, the Rollover Shareholders and the Mr. Shi Shareholders has entered into a voting agreement, dated as of March 22, 2013, providing that, among other things, each of them will vote all of his/her shares in favor of the approval and authorization of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

The merger cannot be completed unless the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are approved and authorized by a resolution of the shareholders of the Company passed by an affirmative vote of shareholders representing at least a majority of the shares present and voting in person or by proxy as a single class at the extraordinary general meeting. Given the share ownership of the Buyer Group and based on [—] shares outstanding on the share record date, [—] shares owned by the shareholders not related to the Buyer Group (the “unaffiliated shareholders”), constituting approximately [—]% of the total outstanding shares owned by the unaffiliated shareholders, must be voted in favor of the merger and the plan of merger for the merger to be approved, assuming all unaffiliated shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

Even if you plan to attend the extraordinary general meeting in person, we request that you sign, date and submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. The deadline to lodge your proxy card is on [—], 2013 at [—] ([—] time). Voting at the extraordinary general meeting will take place by poll voting, in accordance with the Company’s articles of association.

If your shares are held in “street name” by your bank, broker, or other nominee, your bank, broker, or other nominee will be unable to vote your shares without instructions from you. These non-voted shares are referred to as “broker non-votes.” Broker non-votes will not be counted towards a quorum or for any purpose in determining whether the merger is approved. You should instruct your bank, broker, or other nominee to vote your shares in accordance with the procedures provided by your bank, broker, or other nominee. Submitting a proxy by mailing the enclosed proxy card in a timely manner will ensure your shares are represented at the special meeting. Please review the instructions in the accompanying proxy statement and the enclosed proxy card or the information forwarded by your bank, broker, or other nominee regarding the voting of your shares.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your shares in person. Please note, however, that if your shares are held in “street name” by your bank, broker, or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from your bank, broker or other nominee a proxy issued in your name.

If you receive more than one proxy card because you own shares that are registered in different names, please vote all of your shares shown on each of your proxy cards in accordance with the instructions set forth on each such proxy card.

When proxies are properly dated, executed and returned by holders of shares, the shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of the shareholders. If no specific instructions are given by such holders, the shares will be voted “FOR” proposals and in the proxy holder’s discretion as to other matters that may properly come before the extraordinary general meeting. Abstentions by holders of shares are included in the determination of the number of shares present and voting but are not counted as votes for or against a proposal.

If you elect to dissent from the merger, you will have the right to seek the payment of the fair value of your shares if the merger is completed, but only if you deliver to the Company, before the vote is taken at the extraordinary general meeting, a written objection to the merger, including a statement that you propose to demand payment for your shares if the merger is approved, and subsequently comply with all procedures and requirements of Section 179 of the BVI Business Companies Act, a copy of which is attached as Annex C to the accompanying proxy statement. The fair value of your shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to merger agreement if you do not exercise dissenters’ rights with respect to your shares.

Dissenters’ rights are available only to registered holders of shares. If you hold any shares in “street name,” you are considered the beneficial owner but not the “registered holder” of such shares. Therefore, if you hold any shares in “street name” and wish to exercise dissenters’ rights, you must arrange for such shares to be registered in your name, certify that you have not given and will not give, directly or indirectly voting instructions as to the shares before [—], 2013 at [—] ([—] time) and become a registered holder of shares by the close of business in the British Virgin Islands on [—], 2013. Thereafter, such registered holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the shares under Section 179 of the BVI Business Companies Act.

PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

If you have any questions or need assistance voting your shares, please call AST Phoenix Advisors, the firm assisting us with this proxy solicitation, toll free at +1 (877) 478-5038 (or +1 (212) 493-3910 outside the United States).

The merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are described in the accompanying proxy statement. A copy of the merger agreement, including the plan of merger, is included as Annex A to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

Notes:

1. Where there are joint holders of any share any one of such joint holder may vote, either in person or by proxy, in respect of such share as if he were solely entitled thereto, but if more than one of such joint holders is present at the extraordinary meeting, then the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of members of the Company in respect of the joint holding. Several executors or administrators of a deceased shareholder in whose name any share stands shall be deemed joint holders thereof.

2. The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under its seal or under the hand of an officer, attorney or other person authorized to sign the same. In the case of a proxy purporting to be signed on behalf of a corporation by an officer thereof it shall be assumed, unless the contrary appears, that such officer was duly authorized to sign such proxy on behalf of the corporation without further evidence of the facts.

3. A proxy need not be a member (registered shareholder) of the Company.

4. A proxy card that is not deposited in the manner permitted shall be invalid.

5. A vote given in accordance with the terms of a proxy card shall be valid notwithstanding the previous death or insanity of the principal, or revocation of the instrument of proxy or of the authority under which it was executed, provided that no intimation in writing of such death, insanity or revocation shall have been received by the Company at its office (or such other place as may be specified for the delivery of the proxy card in the notice convening the meeting or other document sent therewith) two hours at least before the commencement of the meeting or adjourned meeting, or the taking of the poll, at which the proxy is used.

By Order of the Board of Directors,

Yu Chuan Yih Chairman of the Board of Directors, Chief Executive Officer and President

Hong Kong

Dated: [—], 2013

i

ii

SUMMARY TERM SHEET

This “Summary Term Sheet,” together with the “Questions and Answers about the Extraordinary General Meeting and the Merger,” highlights selected information contained in this proxy statement regarding the merger and may not contain all of the information that may be important to your consideration of the merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page [—] . In this proxy statement, the terms “we,” “us,” “our,” and the “Company” refer to LJ International Inc. and its subsidiaries. All references to “dollars” and “$” in this proxy statement are to U.S. dollars. All references to “RMB” in this proxy statement are to the legal currency of China. Unless otherwise specified, all references to “shares” in this proxy statement are made to outstanding ordinary shares of the Company.

The Parties Involved in the Merger

The Company

We are a leading colored gemstone and diamond jeweler with wholesale and retail businesses. We design, brand, market, retail and distribute a full range of exquisite jewelry through retail and wholesale channels. Founded on our pioneering “sourced from mine to customer” strategy and our unwavering commitment to quality and service, we enjoy a global reach in our wholesale business and a China focus for its retail business.

Our principal executive offices are located at Unit #12, 12/F, Block A, Focal Industrial Centre, 21 Man Lok Street, Hung Hom, Kowloon, Hong Kong, and our telephone number at this address is +852.2764.3622. Our registered office in the British Virgin Islands is at the offices of P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

For a description of our history, development, business and organizational structure, see our Annual Report on Form 20-F for the fiscal year ended December 31, 2011, filed with the SEC on April 25, 2012, which is incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page [—] for a description of how to obtain a copy of our Annual Report.

Parent

Flora Bloom Holdings (“Parent”), an exempted company with limited liability incorporated under the laws of the Cayman Islands, was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. As of the date of this proxy statement, Parent is wholly owned by Urban Prosperity Holding Limited. The business address and telephone number for Parent and information about its directors and executive officers are set forth in Annex D hereto and incorporated by reference.

Merger Sub

Flora Fragrance Holdings Limited (“Merger Sub”), a business company with limited liability incorporated under the laws of the British Virgin Islands, was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Merger Sub is wholly owned by Parent. The business address and telephone number for Merger Sub and information about its directors and executive officers are set forth in Annex D hereto and incorporated by reference.

Mr. Yu Chuan Yih

Mr. Yu Chuan Yih (“Mr. Yih”), a citizen of the United States of America, has served as the chairman of the board of directors of the Company since March 1, 1997 and the chief executive officer of the Company since 1998. The business address of Mr. Yih is c/o Unit #12, 12/F, Block A, Focal Industrial Centre, 21 Man Lok Street, Hung Hom, Kowloon, Hong Kong.

The Sponsor

Urban Prosperity Holding Limited (the “Sponsor”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands. It is owned by FountainVest China Growth Fund, L.P., FountainVest China Growth Capital Fund, L.P. and FountainVest China Growth Capital-A Fund, L.P. (each a “FountainVest Filing Person”) for the purpose of holding interests in Parent and completing the transactions contemplated by the merger agreement. The registered office and telephone number for the Sponsor and information about its controlling persons are set forth in Annex D hereto and incorporated by reference.

The Rollover Shareholders

Each of Mr. Hon Tak Ringo Ng, Ms. Ka Man Au, Mr. Hoi Tsun Peter Au, Mr. Yuin Chiek Lye and Ms. Hoi Yee Vicky Chan (collectively, the “Rollover Shareholders”) is a member of the management of the Company. Their citizenship and positions at the Company are as follows:

	Position	Citizenship
Mr. Hon Tak Ringo Ng	Chief Financial Officer	Hong Kong SAR
Ms. Ka Man Au	Chief Operating Officer and Secretary	Hong Kong SAR
Mr. Hoi Tsun Peter Au	Senior Vice President	Hong Kong SAR
Mr. Yuin Chiek Lye	Chief Operating Officer—China	Hong Kong SAR
Ms. Hoi Yee Vicky Chan	Director—Sales and Marketing	Hong Kong SAR

The business address of each Rollover Shareholder is c/o Unit #12, 12/F, Block A, Focal Industrial Centre, 21 Man Lok Street, Hung Hom, Kowloon, Hong Kong.

The Mr. Shi Shareholders

Mr. Zhicheng Shi (“Mr. Shi”) is a citizen of the People’s Republic of China and has sole voting and dispositive power over the Company’s shares held by Primeon, Inc., Hillside Financial and Shilin Investments (collectively with Mr. Shi, the “Mr. Shi Shareholders”). The business address of each Mr. Shi Shareholder and information about the controlling persons of each Mr. Shi Shareholder is set forth in Annex D hereto and incorporated by reference.

Throughout this proxy statement, Parent, Merger Sub, Mr. Yih, the Rollover Shareholders, the Mr. Shi Shareholders, Sponsor and the FountainVest Filing Persons are collectively referred to as the “Buyer Group.”

The Merger (Page [—])

You are being asked to vote to approve the agreement and plan of merger dated March 22, 2013 among the Company, Parent and Merger Sub (the “merger agreement”), pursuant to which, once the merger agreement is approved and authorized by the requisite vote of the shareholders of the Company and the other conditions to the completion of the transactions contemplated by the merger agreement are satisfied or waived in accordance with the terms of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company and a wholly owned subsidiary of Parent (the “merger”). The Company will continue to do business under the name “LJ International Inc.” following the merger. The merger is a “going private” transaction, as defined under the U.S. federal securities laws, with the Buyer Group. The Company, as the surviving company in the merger, will be indirectly beneficially owned by the Buyer Group following the merger. If the merger is completed, the Company will cease to be a publicly traded company. A copy of the merger agreement is attached as Annex A to this proxy statement. You should read the merger agreement in its entirety because it, and not this proxy statement, is the legal document that governs the merger.

Merger Consideration (Page [—])

If the merger is approved by the requisite percentage of the Company’s shareholders and completed, each of our shares, other than the Excluded Shares as described below, will be cancelled in exchange for the right to receive the Per Share Merger Consideration of $2.00 in cash, without interest (the “Per Share Merger Consideration”). “Excluded Shares” include (a) shares owned by Mr. Yih and the Rollover Shareholders (collectively, the “Rollover Shares”), (b) any shares owned by the Mr. Shi Shareholders, (c) subject to consent of Parent and Mr. Yih, up to 2% of the Company’s total outstanding shares contributed to a newly formed entity controlled by Mr. Shi (the “Subsequent Rollover Shareholder”) prior to closing of the merger, (d) any shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenters’ rights pursuant to Section 179 of the British Virgin Islands Business Companies Act, 2004, as amended (the “BVI Business Companies Act”) (collectively, the “Dissenting Shares”; holders of Dissenting Shares being referred to as “Dissenting Shareholders”) and (e) any shares owned by Parent, the Company or any subsidiary of Parent or the Company (if any). Each Excluded Share, other than the Dissenting Shares (which will be cancelled for their fair or other agreed value as described below), shall be cancelled and cease to exist, without payment of any consideration or distribution therefor.

As of the date of this proxy statement, there is no Subsequent Rollover Shareholder existing.

Treatment of Share Options (Page [—])

If the merger is completed, each stock option awarded under the Company’s 1998 Stock Compensation Plan, 2003 Stock Compensation Plan, 2005 Stock Compensation Plan and 2008 Stock Compensation Plan (each, a “Share Incentive Plan” and collectively the “Share Incentive Plans”) shall, subject to consent from the owner of the option, be cancelled and converted into and thereafter evidence the right to receive a cash payment with respect thereto equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the exercise price of such option and (ii) the number of shares underlying such option. If the owner of the option does not consent to such treatment, the applicable stock options shall remain outstanding on their current terms following the completion of the merger. Notwithstanding the foregoing sentence, the stock options subject to an agreement between the Rollover Shareholders and the Parent (the “Management Rollover Agreement”) shall be treated in the merger in accordance with the terms and conditions in the Management Rollover Agreement. Pursuant to the Management Rollover Agreement, Parent will grant to each Rollover Shareholder as soon as reasonably practicable following the closing of the merger an option exercisable to acquire one share in Parent (“Parent option”) for each stock option held by a Rollover Shareholder (“Rollover option”). Each Parent option shall have an exercise price, vesting or exercise schedule, term and expiration date and other material terms and conditions that are substantially the same as those contained in the Rollover option.

Record Date and Voting (Page [—])

You are entitled to vote at the extraordinary general meeting if you have shares registered in your name at the close of business [—] time on [—], 2013, the share record date for voting at the extraordinary general meeting. As of the share record date, [—] shares were issued and outstanding and held by approximately [—] holders of record. If you are the registered holder of shares at the close of business in the British Virgin Islands on the share record date, the deadline for you to lodge your proxy card and vote is [—], 2013 at [—] ([—]) time. Each outstanding share on the share record date entitles the holder to one vote on each matter submitted to the shareholders for approval at the extraordinary general meeting and any adjournment thereof. See “Voting Information” below.

Shareholder Vote Required to Approve the Merger Agreement (Page [—])

Approval and authorization of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, require the affirmative vote of shareholders representing at least a majority of the shares present and voting in person or by proxy as a single class at the extraordinary general meeting. Based on the number of shares outstanding on the record date, approximately [—] shares must be voted in favor of the merger for the merger to be approved, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

The Buyer Group collectively owns 5,830,678 shares, constituting approximately 18.2% of the Company’s total outstanding shares. Accordingly, based on the number of shares outstanding on the share record date, [—] shares owned by the shareholders not related to the Buyer Group (the “unaffiliated shareholders”), constituting approximately [—]% of the total outstanding shares owned by the unaffiliated shareholders, must be voted in favor of the merger for the merger to be approved, assuming all unaffiliated shareholders will be present and voting in person or by proxy at the extraordinary general meeting. Each of Mr. Yih, the Rollover Shareholders and the Mr. Shi Shareholders has entered into a voting agreement, dated as of March 22, 2013, providing that, among other things, each of them will vote all of his/her shares in favor of the approval and authorization of the merger agreement, plan of merger and the transactions contemplated by the merger agreement, including the merger.

If your shares are held in “street name” by your bank, broker or other nominee, your bank, broker or other nominee will be unable to vote your shares without instructions from you. These non-voted shares are referred to as “broker non-votes.” You should instruct your bank, broker, or other nominee to vote your shares in accordance with the procedures provided by your bank, broker, or other nominee.

Voting Information (Page [—])

Before voting your shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the merger will affect you. To ensure that your shares can be voted at the extraordinary general meeting, please complete the accompanying proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is [—], 2013 at [—] ([—] time). If your shares are held in “street name” by your bank, broker or other nominee, your bank, broker or other nominee will be unable to vote your shares without instructions from you. You should instruct your bank, broker or other nominee to vote your shares in accordance with the procedures provided by your bank, broker or other nominee.

Dissenting Rights of Shareholders (page [—])

Shareholders who dissent from the merger will have the right to seek the payment of the fair value of their shares if the merger is completed, but only if they deliver to the Company, before the vote is taken at the extraordinary general meeting, a written objection to the merger, including a statement that such shareholder proposes to demand payment for his or her shares if the merger is approved, and subsequently comply with all procedures and requirements of Section 179 of the BVI Business Companies Act regarding the exercise of dissenters’ rights. The fair value of your shares as determined under that statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the merger agreement if they do not exercise dissenters’ rights with respect to their shares.

Dissenters’ rights are available only to registered holders of shares. If you hold any shares in “street name,” you are considered the beneficial owner but not the “registered holder” of such shares. Therefore, if you hold any shares in “street name” and wish to exercise dissenters’ rights, you must arrange for such shares to be registered in your name, certify that you have not given and will not give, directly or indirectly voting instructions as to the shares before [—], 2013 at [—] ([—] time) and become a registered holder of shares by the close of business in the British Virgin Islands on [—], 2013. Thereafter, such registered holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the shares under Section 179 of the BVI Business Companies Act.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” as well as Annex C to this proxy statement carefully and to consult your BVI legal counsel if you desire to exercise your dissenters’ rights.

Purposes and Effects of the Merger (page [—])

The purpose of the merger is to enable the Buyer Group to acquire 100% control of the Company in a transaction in which the outstanding shares other than the Excluded Shares will be cashed out for $2.00 per share. The Buyer Group will bear the rewards and risks of the ownership of the Company after the merger, including any future earnings and growth of the Company. Immediately after the completion of the merger, the Company will be beneficially owned by the Buyer Group. Please see “Special Factors—Purpose of and Reasons for the Merger” beginning on page [—] for additional information.

The Company’s shares are currently listed on the NASDAQ Global Market (“NASDAQ”) under the symbol “JADE.” It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately held company beneficially owned by the Buyer Group. In addition, the registration of the shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) will be terminated. After the effective time of the merger, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws applicable to public companies, including the Sarbanes-Oxley Act (“SOX”).

Plans for the Company after the Merger (Page [—])

Following the completion of the merger, Parent anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly traded company and will instead be beneficially owned by the Buyer Group.

Following the completion of the merger, the Company will no longer be subject to United States federal securities laws applicable to public companies and NASDAQ compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

Recommendations of the Special Committee and the Board of Directors (Page [—])

The special committee unanimously (a) determined that the merger, on the terms and subject to the consideration set forth in the merger agreement, is fair to, and in the best interests of, the Company and its unaffiliated shareholders, and (b) recommended that our board of directors approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. Based in part on the unanimous recommendation of the special committee, our board of directors determined that the merger is fair to, and in the best interests of, the Company and its unaffiliated shareholders, and approved the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL AND AUTHORIZATION OF THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER.

The primary benefits of the merger to the Company’s unaffiliated shareholders include, without limitation, (a) the receipt by such shareholders of $2.00 per share in cash, without interest, representing a premium of approximately 24.2% to the closing price of the shares on NASDAQ on August 10, 2012 and 29.0% over the Company’s 60-trading day volume weighted average price on August 10, 2012, the last trading day prior to the Company’s announcement on August 13, 2012 that it had received a “going private” proposal, and (b) the avoidance of the risks associated with any possible decrease in our future revenues and free cash flow, growth or value following the merger.

The primary detriments of the merger to the Company’s unaffiliated shareholders include, without limitation, (a) such shareholders will no longer benefit from the possible increase in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the shares, if any, and (b) in general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws.

To the extent known after making reasonable inquiry, except as set forth under “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors” and “The Extraordinary General Meeting—Our Board’s Recommendation,” no executive officer, director or affiliate of the Company or such filing person has made a recommendation either in support of or opposed to the transaction.

Except as set forth under “Special Factors—Background of the Merger,” “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors” and “Special Factors—Opinion of the Special Committee’s Financial Advisor,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of unaffiliated shareholders for purposes of negotiating the terms of the transaction or preparing a report concerning the fairness of the transaction.

Position of Buyer Group as to Fairness (Page [—])

Each member of the Buyer Group believes that the merger is fair to the unaffiliated shareholders. Their belief is based upon the factors discussed under the caption “Special Factors—Position of the Buyer Group as to the Fairness of the Merger” beginning on page [—].

Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The Buyer Group’s views as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger.

Financing of the Merger (Page [—])

The Buyer Group estimates that approximately $64,145,344 will be required to pay the aggregate merger consideration, assuming no exercise of dissenters’ rights by shareholders of the Company. The Buyer Group expects to fund this amount through a combination of the following: (a) the proceeds from a cash investment in shares of Parent by the Sponsor, in an amount of approximately $52,483,988, pursuant to an equity commitment letter to Parent from certain investment funds affiliated with the Sponsor, (b) the commitment from Mr. Yih and the Rollover Shareholders to subscribe for newly issued shares in Parent in exchange for their existing Company shares and (c) the commitment from the Mr. Shi Shareholders to subscribe for newly issued shares in Parent in exchange for their existing Company shares. Please see “Special Factors—Financing” beginning on page [—] for additional information.

Share Ownership of the Company Directors and Officers and Voting Commitments (Page [—])

As of the date of this proxy statement, Mr. Yih, the chairman of our board of directors and our chief executive officer and president, owns approximately 10.8% of our outstanding shares. Ka Man Au, our chief operating officer, secretary and a director, owns approximately 1.8% of our shares. Hon Tak Ringo Ng, our chief financial officer and a director, owns approximately 2.0% of our shares. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page [—] for additional information.

Each of Mr. Yih, the Rollover Shareholders and the Mr. Shi Shareholders has entered into the voting agreement, dated as of March 22, 2013, providing that, among other things, each of them will vote all of his/her shares (5,830,678 in the aggregate, constituting approximately 18.2% of the Company’s total outstanding shares) in favor of the approval and authorization of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement.

Opinion of the Special Committee’s Financial Advisor (Page [—])

In connection with the merger, the special committee received an opinion from its financial advisor, Houlihan Lokey (China) Limited, referred to as Houlihan Lokey, dated March 15, 2013, as to the fairness, from a financial point of view and as of such date, of the Per Share Merger Consideration to be received by holders of shares (other than holders of the Excluded Shares). The full text of Houlihan Lokey’s written opinion, dated March 15, 2013, which describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Houlihan Lokey’s opinion was furnished for the use of the special committee (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and did not address any other aspect or implication of the merger. The summary of Houlihan Lokey’s opinion in the proxy statement is qualified in its entirety by reference to the full text of its written opinion. The opinion did not address the relative merits of the merger as compared to any alternative business strategies or transactions that might be available for the Company or any other party, nor did it address the underlying business decision of the special committee, the board, the Company, its security holders or any other party or entity to proceed with or effect the merger or any terms or aspects of any rollover, voting or other agreements to be entered into in connection with the merger, any potential financing for the merger or the likelihood of consummation of such financing. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party or entity. Houlihan Lokey’s opinion was not intended to be, and does not constitute, a recommendation to the special committee, the board, any security holder or any other party or entity as to how to act or vote with respect to any matter relating to, or whether to tender shares in connection with, the merger or otherwise.

No Solicitation of Competing Transactions (Page [—])

Neither the Company nor its subsidiaries nor any officer, director or employee of the Company or any of its subsidiaries, nor any of the Company’s or any subsidiaries’ agents, advisors and other representatives, will, directly or indirectly, (a) initiate, solicit, encourage or take any other action to facilitate, any inquiry or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any competing transaction, or (b) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information to, any person or entity in furtherance of such inquiries or to obtain a proposal or offer for a competing transaction, or (c) agree to, approve, endorse or recommend any competing transaction or enter into any letter of intent or contract or commitment contemplating or otherwise relating to any competing transaction, or (d) authorize or permit any of the officers, directors or employees of the Company or any of its subsidiaries, or any representative to take any such actions.

Prior to obtaining the required shareholder approval of the merger agreement, in the event that the Company receives from a third party an unsolicited bona fide written proposal or offer regarding a competing transaction that the special committee determines in good faith (after consultation with the Company’s outside financial and legal advisors) constitutes or could reasonably be expected to result in a superior proposal, then the Company may take the following actions: (a) furnish information concerning the Company and its subsidiaries to the person making such proposal or offer regarding a competing transaction (and its respective representatives) pursuant to a confidentiality agreement; and (b) engage in discussions or negotiations (including, as a part thereof, making counterproposals) with such person (and its representatives) with respect to such proposal or offer regarding a competing transaction.

Material U.S. Federal Income Tax Consequences (Page [—])

The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. The tax consequences of the merger to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the merger to you. Please see “Material U.S. Federal Income Tax Consequences” beginning on page [—].

Material PRC Income Tax Consequences (Page [—])

The Company does not believe that it would be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gain, if any, recognized on the receipt by the non-PRC resident shareholders of the Company of the Per Share Merger Consideration for the Company’s shares should otherwise be subject to PRC income tax. If, however, the PRC tax authorities were to determine that the Company should be considered a PRC resident enterprise under the EIT Law, the receipt of the Per Share Merger Consideration for the Company’s shares by non-PRC resident enterprise shareholders could be treated as PRC-sourced income under the EIT Law that would be subject to PRC withholding tax at a rate of 10%. In addition, if the PRC tax authorities were to determine that the Company should be considered a resident enterprise under the EIT Law, the receipt of the Per Share Merger Consideration for the Company’s shares by non-PRC resident individual shareholders may be subject to PRC individual income tax at a rate of 20%. Furthermore, pursuant to the Notice on Strengthening the Management of the Enterprise Income Tax Collection of Proceeds from Equity Transfers by Non-resident Enterprises issued by the State Administration of Taxation, or Circular 698, which became effective retroactively as of January 1, 2008, where a non-resident enterprise transfers the equity interests of a PRC resident enterprise indirectly by disposition of the equity interests of an overseas holding company, or an Indirect Transfer, and such overseas holding company is located in certain low tax jurisdictions, the non-resident enterprise transferor shall report to the competent tax authority of the PRC resident enterprise this Indirect Transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC tax at a rate of up to 10%.

The Company’s current understanding is that none of the Company, the Merger Sub or Parent will be required to deduct or withhold any amount from the Per Share Merger Consideration under applicable PRC tax law. In the event that circumstances change and a deduction or withholding is required, each of the Company, Parent and the paying agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement such amounts as it reasonably determines to be required to deduct and withhold so as to make such payment under any applicable tax laws of the PRC. To the extent that amounts are so withheld and paid over to the appropriate governmental entity by the Company, Parent or the paying agent, as the case may be, such withheld amounts shall be treated for all purposes of the merger agreement as having been paid to the Company’s shareholders in respect of which such deduction and withholding was made by Parent. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences. Please see “Material PRC Income Tax Consequences” beginning on page [—] for additional information.

Material British Virgin Islands Tax Consequences (Page [—])

The Company and all dividends, interest, rents, royalties, compensation and other amounts paid by the Company to persons who are not resident in the BVI and any capital gains realised with respect to any shares, debt obligations, or other securities of the Company by persons who are not resident in the BVI are exempt from all provisions of the Income Tax Ordinance in the BVI.

There are currently no withholding taxes or exchange control regulations in the BVI applicable to the Company or its members. Please see “Material British Virgin Islands Tax Consequences” beginning on page [—].

Regulatory Matters (Page [—])

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the federal securities laws and the filing of the articles of merger (and supporting documentation as specified in the BVI Business Companies Act, including the plan of merger) with the Registrar of Corporate Affairs of the British Virgin Islands.

Accounting Treatment of the Merger (Page [—])

The merger is expected to be accounted for as a business combination in accordance with Accounting Standards Codification 805 “Business Combinations”.

Conditions to the Merger (Page [—])

The consummation of the merger is subject to the satisfaction of the following conditions:

•

the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, being approved and authorized by shareholders holding at least a majority of the shares present and voting in person or by proxy as a single class at the extraordinary general meeting; and

•

no governmental authority shall have enacted, issued, promulgated, enforced or entered any law which is then in effect or is pending, proposed or threatened or has or would have the effect of making the merger illegal or otherwise prohibits consummation of the merger.

The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction, or waiver, of the following conditions:

•

the representations and warranties of the Company in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date, subject to a material adverse effect or de minimus exception;

•	the Company having performed or complied in all material respects with all obligations required to be performed by it under the merger agreement at or prior to the closing date;

•	the Company having delivered to Parent a certificate, dated the closing date, signed by an executive officer of the Company, certifying as to the satisfaction of the conditions above;

•

since the date of the merger agreement, there having been no effect, change, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company material adverse effect;

•	holders of no more than ten percent of the shares being Dissenting Shareholders;

•

Parent having obtained a legal opinion from its counsel, in form and substance reasonably satisfactory to Parent, to the effect that no antitrust or any similar regulatory approval is required in connection with the consummation of the transaction or the parties shall have made all necessary filings under the PRC Anti-Monopoly Law and shall have received, if necessary, clearance under the PRC Anti-Monopoly Law approving the merger; and

•

to the knowledge of the Company, none of the lenders of the Company has taken any material actions to accelerate, individually or in aggregate, more than 20% of the total amounts then outstanding under the Company’s credit facilities.

The obligation of the Company to consummate the merger is subject to the satisfaction, or waiver, of the following conditions:

•

the representations and warranties of Parent and Merger Sub in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date, except to the extent such failures would not reasonably be expected to prevent the consummation of the transaction;

•

each of Parent and Merger Sub having performed or complied in all material respects with all obligations required to be performed by it under the merger agreement prior to or at the time of closing; and

•	Parent shall have delivered to the Company a certificate, dated the closing date, signed by an officer or director of Parent, certifying as to the satisfaction of the conditions above.

Market Price of the Shares (Page [—])

The closing price of the shares on NASDAQ on August 10, 2012, the last trading date immediately prior to the Company’s announcement on August 13, 2012 that it had received a “going private” proposal, was $1.61 per share. The merger consideration of $2.00 per share to be paid in the merger represents a premium of approximately 24.2% to that closing price and a premium of 29.0% over the Company’s 60-trading day volume weighted average price on August 10, 2012.

Tender Offer (Page [—])

Parent had the option to cause Merger Sub to commence a cash tender offer to purchase any and all outstanding shares at a price per share equal to the Per Share Merger Consideration not later than 30 business days after the date of the merger agreement. The consummation of the offer would be subject to: (a) there being validly tendered and not withdrawn, together with any shares beneficially owned by Mr. Yih and the Rollover Shareholders, which equals at least one share more than fifty per cent of the total number of shares issued and outstanding immediately prior to the expiration of the offer; and (b) the satisfaction, or waiver by Parent, of certain other conditions. The initial expiration date of the tender offer would be the 20th business day following commencement of the tender offer. Merger Sub may elect to accept for payment and pay for any shares validly tendered pursuant to the tender offer and not properly withdrawn as of the expiration date even if the number of shares validly tendered and not withdrawn is not greater or equal to one share more than fifty per cent of the total number of shares issued and outstanding immediately prior to the expiration of the offer.

The 30 business day period has expired and Parent did not exercise its right to commence a tender offer.

Additional Purchases of Company Shares before Extraordinary General Meeting (Page [—])

Under the merger agreement, Parent had the right, after the mailing of the proxy statement to the Company’s shareholders but prior to the extraordinary general meeting, to purchase additional shares of the Company through block trading or privately negotiated transactions at a price not lower than the Per Share Merger Consideration, subject to compliance with applicable rules under the Exchange Act. However, Parent has determined that it will not make any such additional purchases and will only acquire shares of the Company upon consummation of the merger.

Termination of the Merger Agreement (Page [—])

The merger agreement may be terminated at any time prior to the effective time, whether before or after shareholder approval has been obtained:

•	by mutual written consent of the Company (upon the unanimous recommendation of the special committee) and Parent;

•	by either Parent or the Company (upon the unanimous approval of the special committee), if:

•

the merger is not completed by the termination date (which is November 30, 2013 but shall be automatically extended to February 28, 2014 if all of the conditions set forth in Article VII of the merger agreement other than the condition in relation to the Parent having obtained a legal opinion from its counsel have been satisfied or waived on or prior to November 30, 2013), provided that this termination right is not available to a party if the failure of the merger to have been completed on or before the termination date was primarily due to the breach or failure of such party to perform in any material respect of any of its obligations under the merger agreement;

•

any governmental authority enacts, issues, promulgates, enforces or enters any law or injunction having the effect of making the merger illegal or otherwise prohibiting completion of the merger becomes final and non-appealable; provided, that this termination right is not available to a party if the issuance of such final, non-appealable injunction is primarily due to the breach or failure of such party to perform in any material respect of any of its obligations under the merger agreement; or

•

our shareholders do not approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting or any adjournment or postponement thereof.

•	by Parent, if:

•

the Company has breached any of its representations, warranties, covenants or agreements under the merger agreement, or any representation or warranty made by it under the merger agreement shall become untrue, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the Company by the termination date, or if curable, is not cured (x) within thirty business days after written notice of such breach or (y) any shorter period of time remaining between the written notice of such breach and the termination date; provided, that this termination right is not available to Parent if it is then in material breach of any of its representations, warranties, covenants or other agreements under the merger agreement (each, a “Company breach”); or

•

the Company’s board of directors (i) has made or proposes to make a change or modification of recommendation in a manner adverse to Parent or Merger Sub; (ii) approves or recommends any competing transaction (or resolves to do so) or otherwise breaches its obligations under the merger agreement concerning solicitations of competing transactions (except, in each case and in the aggregate, any de minimus non-compliance that does not adversely affect Parent or Merger Sub); or (iii) fails to reaffirm its recommendation in favor of the merger within three business days after Parent so requests in writing (each, a “Company triggering event”).

•	by the Company, if:

•

Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement, or any representation or warranty made by Parent or Merger Sub under the merger agreement shall have become untrue, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the termination date, or if curable, is not cured (x) within thirty business days after written notice of such breach or (y) any shorter period of time remaining between the written notice of such breach and the termination date; provided that this termination right is not available to the Company if it is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement; or

•

prior to obtaining the requisite vote to approve the merger, (x) the Company’s board of directors shall have determined that failure to enter into a definitive agreement relating to a superior proposal would violate its fiduciary obligations under applicable law and authorized the Company to enter into such definitive agreement, and (y) the Company concurrently with or immediately after termination of the merger agreement, enters into such definitive agreement; provided, that (A) such superior proposal did not result from any breach by the Company of its obligations pertaining to solicitation of transactions and/or the shareholders agreement in relation to Enzo Jewelry Inc. (“Enzo”) dated as of April 13, 2011 (“Enzo shareholders agreement”) and (B) the Company has complied in all material respects with its obligations pertaining to fees and expenses, including payment in full of a termination fee of $2,000,000 to Parent.

The Company is required to pay Parent a termination fee of $2,000,000 if the merger agreement is (a) terminated by Parent pursuant to a failure of the representations and warranties of the Company to be true and correct or a breach of any of the covenants and agreements of the Company set forth in the merger agreement (except for any breach or failure of which Mr. Yih has actual knowledge at the date of the agreement or any breach or failure which is the direct result of action or inaction taken by the Company at the direction of Mr. Yih), (b) terminated by the Company due to the Company entering into a definitive written agreement relating to a superior proposal; or (c) (i) terminated by either Parent or the Company because the merger agreement has not become effective on or before the termination date of the merger agreement or our shareholders do not approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, (ii) on or prior to the date of such termination, there shall have made a proposal or offer regarding a publicly disclosed and not withdrawn competing transaction and (iii) within twelve months after the date of such termination, the Company enters into an agreement with respect to such competing transaction, or a competing transaction is consummated.

The merger agreement does not provide for a circumstance where either Parent or Merger Sub would be required to pay the Company a termination fee.

Fees and Expenses (Page [—])

Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, will be paid by the party incurring such costs and expenses except as otherwise provided in the merger agreement. Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee, as described under the caption “Termination of the Merger Agreement” on Page [—].

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY

GENERAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	What is the merger and what will happen in the merger?

A:	The merger is a going private transaction pursuant to which Merger Sub will merge with and into the Company. Once the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are approved and authorized by the requisite percentage of the shareholders of the Company and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company after the merger as a wholly owned subsidiary of Parent. If the merger is completed, the Company will continue its operations as a privately held company owned by the Buyer Group. As a result of the merger, our shares will no longer be listed on NASDAQ, and the Company will cease to be a publicly traded company.

Q:	What will I receive in the merger?

A:	If you own shares and the merger is completed, you will be entitled to receive $2.00 in cash, without interest, for each share you own as of the effective time of the merger (unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights under Section 179 of the BVI Business Companies Act with respect to the merger, in which event you will be entitled to the value of each share appraised or agreed to pursuant to the BVI Business Companies Act).

Payment of the Per Share Merger Consideration to holders of shares (other than the Excluded Shares) is conditioned on the merger being completed. If the merger is completed, the Per Share Merger Consideration will be paid by Parent.

Please see “Material U.S. Federal Income Tax Consequences,” “Material PRC Income Tax Consequences” and “Material British Virgin Islands Tax Consequences” beginning on page [—] for a more detailed description of the tax consequences of the merger. You should consult with your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, city, foreign and other taxes.

Q:	How will the Company’s share options be treated in the merger?

A:	Each stock option awarded under the Company’s Share Incentive Plans shall, subject to consent from the owner of the option, be cancelled and converted into and thereafter evidence the right to receive a cash payment with respect thereto equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the exercise price of such option and (ii) the number of shares underlying such option. Notwithstanding the foregoing sentence, the stock options subject to the Management Rollover Agreement shall be treated in the merger in accordance with the terms and conditions in the Management Rollover Agreement. Pursuant to the Management Rollover Agreement, Parent will grant to each Rollover Shareholder as soon as reasonably practicable following the closing of the merger a Parent option for each Rollover option. Each Parent option shall have an exercise price, vesting or exercise schedule, term and other material terms and conditions that are substantially the same as those contained in the Rollover option except that the expiration date of certain Parent options will be extended beyond the expiration date of the corresponding Rollover option.

Q:	After the merger is completed, how will I receive the merger consideration for my shares?

A:

As promptly as practicable after the effective time (but in any event within five business days of the effective time) a paying agent appointed by Parent will mail you (a) a form of letter of transmittal specifying how delivery of the merger consideration to you shall be effected and (b) instructions regarding how to surrender your share certificates in exchange for the Per Share Merger Consideration. You will receive the Per Share Merger Consideration for your shares from the paying agent after you comply with these instructions.

Unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights in accordance with Section 179 of the BVI Business Companies Act, upon surrender of your share certificates to the paying agent in accordance with the terms of the letter of transmittal or a declaration of loss or non-receipt, you will receive an amount equal to the number of your shares multiplied by $2.00 in cash, without interest, in exchange for the cancellation of your share certificates after the completion of the merger.

In the event of a transfer of ownership of shares that is not registered in the register of members of the Company, a check for any cash to be exchanged upon due surrender of the share certificate will be issued to such transferee only if the share certificates which immediately prior to the effective time represented such shares are presented to the paying agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

If your shares are held in “street name” by your bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee regarding how to surrender your shares and receive the merger consideration for those shares.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on [—], 2013 at [—] ([—] time) at our Shenzhen office, 10th Floor, Block 18, Free Trade Zone, Shatoujiao, Shenzhen, People’s Republic of China.

Q:	What matters will be voted on at the extraordinary general meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger;

•	to authorize the directors of the Company to do all things necessary to give effect to the merger agreement; and

•

to approve that the chairman of the extraordinary meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

Q:	What vote of our shareholders is required to approve the merger agreement?

A:	Approval and authorization of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, requires the affirmative vote of shareholders representing at least a majority of the shares present and voting in person or by proxy as a single class at the extraordinary general meeting. At the close of business on [—], 2013, the record date for the extraordinary general meeting, [—] shares were outstanding and entitled to vote at the extraordinary general meeting.

Each of Mr. Yih, the Rollover Shareholders and the Mr. Shi Shareholders has entered into a voting agreement, dated as of March 22, 2013, providing that, among other things, Mr. Yih, the Rollover Shareholders and the Mr. Shi Shareholders will vote their 5,830,678 shares in the aggregate (constituting approximately 18.2% of the Company’s total outstanding shares) in favor of the approval and authorization of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Given the share ownership of the Buyer Group and based on [—] shares outstanding on the share record date, [—] shares owned by the shareholders not related to the Buyer Group (the “unaffiliated shareholders”), constituting approximately [—]% of the total outstanding shares owned by the unaffiliated shareholders, must be voted in favor of the approval and authorization of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, for the merger to be approved, assuming all unaffiliated shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

Q:	How does the Company board of directors recommend that I vote on the proposals?

A:	After careful consideration and upon the unanimous recommendation of the special committee, our board of directors, by a unanimous vote of the disinterested directors, recommends that you vote:

•	FOR the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger;

•	FOR the proposal to authorize the directors of the Company to do all things necessary to give effect to the merger agreement; and

•

FOR the proposal to approve that the chairman of the extraordinary meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	The share record date is [—], 2013. Only shareholders entered in the register of members of the Company at the close of business in the British Virgin Islands on the record date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment or postponement thereof.

Q:	What constitutes a quorum for the extraordinary general meeting?

A:	The presence of one or more shareholders entitled to vote in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative, representing not less than 50 percent of the shares entitled to vote on the resolutions to be considered at the meeting, shall constitute a quorum for the extraordinary general meeting. If a quorum is not present within two hours from the time scheduled for the extraordinary general meeting, the meeting will be adjourned to the next business day at the same time and place or to such other time and place as the directors may determine, and at the adjourned meeting, the presence, in person or by proxy or duly authorized representative, of one or more shareholders representing not less than one-third of the shares entitled to vote on the resolutions to be considered at the meeting shall constitute a quorum.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect the merger to close in the third quarter of 2013. In order to complete the merger, we must obtain shareholder approval of the merger at the extraordinary general meeting and the other closing conditions under the merger agreement must be satisfied or waived in accordance with the merger agreement.

Q:	What happens if the merger is not completed?

A:

If our shareholders do not approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, or if the merger is not completed for any other reason, then our shareholders will not receive any payment for their shares pursuant to the merger agreement. Instead, the Company will remain a publicly traded company. The Company’s shares will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, our shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our shares.

Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee, as described under the caption “Termination of the Merger Agreement” on Page [—].

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:	How do I vote if my shares are registered in my name?

A:	If shares are registered in your name as of the record date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible but in any event so as to be received or produced at the place of the extraordinary general meeting before [time] so that your shares will be represented and may be voted at the extraordinary general meeting.

Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, the shares represented by your proxy will be voted FOR the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize the directors of the Company to do all things necessary to give effect to the merger agreement and FOR the proposal to instruct that the chairman of the extraordinary general meeting to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolution to be proposed at the extraordinary general meeting. If your shares are held in “street name” by your broker, bank or other nominee (in other words, you are NOT the registered holder of your shares), please see below for additional information.

Q:	If my shares are held in a brokerage account, will my broker vote my shares on my behalf?

A:	Your bank, broker, or other nominee will only vote your shares on your behalf if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your bank, broker, or other nominee regarding how to instruct it to vote your shares. If you do not instruct your bank, broker or other nominee how to vote your shares that it holds, those shares will not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to approve and authorize the merger agreement?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your bank, broker, or other nominee, your vote will not be counted, either on the issues presented or for purposes of determining whether a quorum exists at the extraordinary general meeting.

Q:	May I change my vote?

A:	Yes, registered holders of our shares may revoke their proxies in one of three ways:

•	First, a registered shareholder may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences.

Any written notice revoking a proxy should also be sent to Unit #12, 12/F, Block A, Focal Industrial Centre, 21 Man Lok Street, Hung Hom, Kowloon, Hong Kong.

•

Second, a registered shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company at least 48 hours before the commencement of such meeting.

•

Third, delivery of an instrument appointing a proxy shall not preclude a registered shareholder from attending and voting in person at the extraordinary general meeting and in such event, the proxy shall be deemed to be revoked.

If a shareholder holds shares in “street name” through a bank, broker or other nominee and has instructed the bank, broker or other nominee to vote the shareholder’s shares, the shareholder must follow directions received from the bank, broker or other nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate proxy card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.

Q:	If I have share certificates, should I send in my share certificates now?

A:	No. Please do not send your share certificates with your proxy card. Promptly after the completion of the merger, the paying agent will mail to you a letter of transmittal with instructions for exchanging your share certificates for the merger consideration. You will receive your cash payment after the paying agent receives your share certificates and any other documents requested in the instructions.

If your shares are held in “street name” by your bank, broker or other nominee you will receive instructions from your bank, broker or other nominee regarding how to surrender your shares in exchange for the merger consideration.

Q:	Am I entitled to dissenters’ rights?

A:	Yes. Shareholders who dissent from the merger will have the right to seek the payment of the fair value of their shares if the merger is completed, but only if they deliver to the Company, before the vote is taken at the extraordinary general meeting, a written objection to the merger, including a statement that such shareholder proposes to demand payment for his or her shares if the merger is approved, and they subsequently comply with all procedures and requirements of Section 179 of the BVI Business Companies Act for the exercise of dissenters’ rights. The fair value of your shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenters’ rights with respect to your shares.

Dissenters’ rights are available only to registered holders of shares. If you hold any shares in “street name,” you are considered the beneficial owner but not the “registered holder” of such shares. Therefore, if you hold any shares in “street name” and wish to exercise the dissenters’ rights, you must arrange for such shares to be registered in your name and certify that you have not given and will not give, directly or indirectly, voting instructions.

We encourage you to read the information set forth in this proxy statement carefully and to consult your own British Virgin Islands legal counsel if you desire to exercise your dissenters’ rights. Please see “Dissenters’ Rights” beginning on page [—] as well as “Annex C—British Virgin Islands Business Companies Act 2004, as amended – Section 179” to this proxy statement for additional information.

Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	Yes. To assist in the solicitation of proxies, the Company has engaged AST Phoenix Advisors as its proxy solicitor.

Q:	Do any of the Company’s directors or executive officers have interests in the merger that may differ from those of other shareholders?

A:	Yes. Some of the Company’s directors or executive officers have interests in the merger that may differ from those of other shareholders, including: (a) the potential enhancement or decline in value of the surviving company’s shares, which will be indirectly held by Mr. Yih, the Sponsor, the Rollover Shareholders and the Mr. Shi Shareholders, as a result of the merger and future performance of the surviving company; (b) continued indemnification and advancement rights and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company; (c) the compensation of members of the special committee of our board of directors in exchange for their services in such capacity in the amount of $500 per meeting or telephonic meeting of the special committee, in addition to their regular compensation as directors of the Company; and (d) the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions. Please see “Special Factors — Interests of Certain Persons in the Merger” beginning on page [—] for a more detailed discussion of how some of our Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally.

Q:	How will our directors and executive officers vote on the proposal to approve the merger agreement?

A:	Mr. Yih and the Rollover Shareholders have entered into a voting agreement, dated as of March 22, 2013, providing that, among other things, Mr. Yih and the Rollover Shareholders will vote their 4,395,878 shares in the aggregate (constituting approximately 13.7% of the Company’s total outstanding shares) in favor of the approval and authorization of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact AST Phoenix Advisors, our proxy solicitor, toll free at +1 (877) 478-5038 (or +1 (212) 493-3910 outside of the United States of America).

SPECIAL FACTORS

Background of the Merger

Our board of directors and senior management periodically review the Company’s long-term strategic plans with the goal of enhancing shareholder value. As part of this ongoing process, our board of directors and senior management, from time to time, have considered strategic alternatives that may be available to the Company.

The Company wished to expand its retail operations and as a result decided to raise funding by way of a preferred share placement in Enzo Jewelry Inc. (“Enzo”), an indirect wholly owned subsidiary of the Company, in 2011. FountainVest has been an investor in Enzo since May 2011, along with Spring Capital, United Capital Investment International Limited and Vantage Capital Management Limited (together, the “Enzo investors”). See “Interests of Certain Persons in the Merger—Certain Agreements Involving the Company’s Securities” beginning on page [—] for a description of the terms of FountainVest’s investment in Enzo.

In the year following the closing of the Enzo transaction in 2011, FountainVest had the opportunity to meet with the management of the Company from time to time and developed a mutually complimentary working relationship with them. At the same time, FountainVest began to realize that, due to the declining performance of Enzo, it may not be able to complete an initial public offering by the target date specified in its shareholders’ agreement. It therefore started exploring alternative exit strategies for its investment.

In connection with ongoing discussions about the viability of Enzo as a standalone business, Mr. Yih expressed the desire to keep the different business groups of the Company together but was interested in pursuing a going private transaction with respect to the Company.

On August 10, 2012, FountainVest engaged Fried, Frank, Harris, Shriver & Jacobson LLP as international legal counsel (“Fried Frank”), King & Wood Mallesons as PRC legal counsel and Conyers, Dill & Pearman as British Virgin Islands (“BVI”) legal counsel. Around August, Mr. Yih engaged Sidley Austin LLP (“Sidley Austin”) as his US legal counsel and Piper Jaffray & Co. as his financial advisor.

On August 13, 2012, Mr. Yih and the Sponsor entered into a consortium agreement pursuant to which the parties agreed to form an acquisition company for the purpose of implementing an acquisition of all the outstanding shares of the Company not already directly or indirectly owned by Mr. Yih. The parties agreed to work with each other exclusively in pursuing this goal.

On August 13, 2012, the board of directors of the Company received a preliminary non-binding proposal letter (the “Offer Letter”) from Mr. Yih and the Sponsor, to acquire all of the outstanding ordinary shares of the Company not currently owned, legally or beneficially, by Mr. Yih for $2.00 per share. In the Offer Letter, Mr. Yih and the Sponsor, among others: (a) outlined their commitment to working together to bring the transaction to a successful and timely conclusion; (b) stated their expectations that the transaction would be funded by equity capital from Mr. Yih and the Sponsor (including possible roll-over of the Company shares held by Mr. Yih) and potential debt financing may be explored as appropriate; and (c) indicated their understanding that the independent members of the board of directors of the Company would consider the proposed transaction. The Offer Letter indicated that Mr. Yih did not intend to sell his stake in the Company to a third party.

On August 13, 2012, the Company issued a press release regarding its receipt of the Offer Letter. The press release, along with the Offer Letter, were filed as exhibits to a Form 6-K.

The board of directors of the Company convened a board meeting on August 15, 2012 to discuss the proposal from Mr. Yih and the Sponsor. Mr. Yih was not present at this board meeting. The board of directors discussed certain key aspects of a going private transaction, including the general structure proposed to effect the transactions contemplated in the Offer Letter, related SEC disclosure requirements, the obligations of the board of directors in the context of a going private transaction under the laws of the BVI, the advisability of forming a special committee of the board to evaluate the Offer Letter and the role and responsibilities of a special committee and the importance of engaging an independent financial advisor and legal advisor for the special committee.

The board of directors decided it was in the best interest of the Company to establish a special committee to evaluate and, if appropriate, negotiate the proposed going private transaction and any alternative transactions. A special committee was formed and three independent directors, Xiang Xiong Deng, Jin Wang and Jie Yun Yu, were appointed to the special committee.

Our board of directors delegated full power and authority to the special committee in connection with its evaluation of the proposal set forth in the Offer Letter, including the full power and authority to: (i) review, evaluate and negotiate the terms of the proposed transaction or any alternative transaction, including negotiating a definitive agreement or agreements; (ii) respond to any communications, inquiries or proposals regarding the proposed transaction or any alternative transaction; (iii) take all such actions as it may deem necessary or appropriate in connection with effecting the proposed transaction or any alternative transaction; (iv) advise the board and the Company whether the proposed transaction or any alternative transaction is advisable and is fair to, and in the best interests of, the Company and its shareholders (or any subset of the shareholders of the Company that the special committee determines to be appropriate); (v) reject or approve the proposed transaction or any alternative transaction, or recommend rejection or approval of the proposed transaction or any alternative transaction to the board; (vi) authorize, review and comment on any and all documents and other instruments used in connection with the proposed transaction or any alternative transaction, including any and all materials to be filed with the SEC and any other governmental and non-governmental persons and entities; (vii) authorize the issuance of press releases and other public statements regarding the proposed transaction or any alternative transaction or consideration thereof; and (viii) exercise any other power or authority that may be otherwise exercised by the board and that the special committee may determine is necessary or advisable to carry out and fulfill its duties and responsibilities. The special committee was also authorized, among other things, to retain legal counsel, financial advisors and consultants at the expense of the Company.

On August 22, 2012, the Company issued a press release regarding the formation of the special committee, and the press release was filed as an exhibit to a Form 6-K. During the second and third weeks of August, the special committee interviewed a number of law firms and received proposals from multiple investment banking firms to act as its legal and financial advisors. Members of the special committee considered the reputation, qualifications and experience of the candidate firms, including their experience in similar transactions involving US listed companies with China based operations and retained Akin Gump Strauss Hauer and Feld LLP (“Akin Gump”) as legal counsel and Houlihan Lokey (China) Limited (“Houlihan Lokey”) as independent financial advisor. Neither Akin Gump nor Houlihan Lokey had previously performed any work for the Company. On August 23, 2012, the Company issued a press release announcing the retention of Akin Gump as legal counsel to the special committee, and on August 29, 2012, the Company issued a press release announcing the retention of Houlihan Lokey as independent financial advisor to the special committee. Each of the press releases was filed as an exhibit to a Form 6-K.

On August 30, 2012, the Company entered into a confidentiality agreement with FountainVest, and FountainVest commenced due diligence shortly thereafter.

On September 5, 2012, Houlihan Lokey discussed with the Company’s management, among other topics, the Company’s financial and operational conditions, competition in the industry, strategic plans for Company’s business, and views on the risks and uncertainties regarding the Company’s prospects.

On September 10, 2012, the special committee held a telephonic meeting with representatives of Akin Gump, Houlihan Lokey and Maples and Calder, BVI counsel to the special committee (“Maples”). Representatives of

Maples advised the special committee of the applicable standards of review for going private transactions under the laws of the BVI and the fiduciary duties and obligations of directors and special committee members in connection therewith. Representatives of Houlihan Lokey informed the special committee of the preliminary financial due diligence that had been conducted to date and next steps in relation to its financial analysis. The special committee and its advisors then discussed the contractual rights of FountainVest under the Enzo shareholders agreement and how these would affect the ability of the special committee to consider alternative transaction proposals. In particular, the special committee and its advisors discussed how it would be very difficult to implement any alternative transaction with a third party given that the Enzo shareholders agreement (i) restricted the ability of the Company to enter into any stock sale, merger or other business combination transaction without the consent of FountainVest, and (ii) provided the investors with a flip-over right into shares of the Company if Enzo was not publicly listed by May 3, 2014 and FountainVest’s right to redeem its equity interest in Enzo if a third party acquires more than 20% of the voting power of the Company.

On September 14, 2012, the Company provided to Houlihan Lokey certain financial projections for the years ending December 31, 2012 through December 31, 2020. Company management further indicated that financial projections for the years beyond the year ending December 31, 2018 should not be relied upon as they had not been fully reviewed by management, and such figures were not relied upon by Houlihan Lokey in its financial analysis. See “Certain Financial Projections” for additional information.

On September 14, 2012, representatives of Akin Gump, Houlihan Lokey, Fried Frank and FountainVest held a telephonic meeting to discuss the proposed transaction. During this meeting, the parties discussed the rights of FountainVest pursuant to the Enzo shareholders agreement. FountainVest stated that its rights were negotiated as part of its investment in a subsidiary of the Company that has very limited liquidity or other exit options. FountainVest also stated its position that those rights are independent from the proposed transaction and were intended to provide FountainVest with a reasonable level of protection against a change in the ultimate control of Enzo that could force FountainVest into a relationship with an unfamiliar third party. In addition, FountainVest indicated on behalf of Mr. Yih that Mr. Yih was not willing to sell his shares in the Company to a third party.

On September 20 and 21, 2012, Houlihan Lokey discussed with the Company’s management, among other topics, business updates and views on the proposed transaction.

On September 27, 2012, the special committee held a telephonic meeting with representatives of Akin Gump, Houlihan Lokey and Maples. Representatives of Maples reminded the members of the special committee of their fiduciary duties in the context of the proposed transaction. Representatives of Houlihan Lokey provided a summary of the further due diligence which had been conducted since the last meeting and discussions with members of senior management at the Company and FountainVest. It was noted that, due to the pre-existing relationship developed over time between them, Mr. Yih was only interested in working with FountainVest and was not interested in partnering with any other financial or strategic investors that he did not know or did not already have a trusted relationship with. The special committee and its advisors discussed FountainVest’s stated intention of exercising their contractual rights, in particular, redeeming its preference shares of Enzo if a third party acquires more than 20% of the Company’s voting power and withholding its consent with respect to any sale transaction with a third party and Mr. Yih’s desire to only partner with FountainVest. The special committee and its advisors also discussed the pros and cons of conducting a market check in light of FountainVest’s contractual rights and the special committee decided to consider the matter further.

On September 28, 2012, representatives of Akin Gump received from representatives of Fried Frank a first draft of the merger agreement proposing, among others: (i) shareholder approval with the voting threshold required under the BVI laws; (ii) giving Parent the option to request that the Company call a second shareholders’ meeting to approve the merger if shareholder approval was not obtained at the initial shareholders’ meeting; (iii) the right for Parent to have Merger Sub commence a cash tender offer for shares prior to the shareholders’ meeting and the ability of Merger Sub to make purchases of the Company’s shares either on the open market or in private negotiated transactions between the date of the mailing of the proxy and the date of the shareholders’ meeting;

(iv) a non-solicitation provision; (v) a force-the-vote provision; and (vi) no termination rights for the Company to terminate the merger agreement under any circumstances.

In early October 2012, Mr. Shi, a shareholder of the Company, reached out to the special committee to discuss the possibility of him and certain of his affiliates participating in the proposed transaction. With the permission of the special committee, Mr. Yih and the Sponsor commenced discussing with the Mr. Shi Shareholders the terms of their rollover agreement and voting agreement.

In October 2012, representatives of the special committee engaged in meetings and telephone calls with several shareholders of the Company and their representatives regarding the proposed transaction. During these meetings, these shareholders expressed their belief that the proposed offer price undervalued the Company and requested that the special committee hold out for an increase in the offer price from the Buyer Group. In addition, one shareholder expressed a possible interest in proposing an alternative transaction to the special committee.

On October 18, 2012, the special committee held a telephonic meeting with representatives of Akin Gump, Houlihan Lokey and Maples. Representatives of Akin Gump discussed with the special committee numerous important issues in the draft merger agreement including, among others: (i) the determination of the shareholder vote to approve the merger, and specifically whether the proposed transaction should be approved by a majority of the non-affiliated shareholders (“majority of the minority”); (ii) the treatment of alternative transaction proposals, whether the Company should have the right to entertain superior proposals from third parties and the inclusion in the draft merger agreement of a “no shop” provision; (iii) termination of the merger agreement; and (iv) remedies in the merger agreement, including the availability of specific performance. After discussion, the special committee decided to go back on the following points, among others: (i) a requirement that in addition to the shareholder approval required under the BVI laws, the transaction also be subject to a majority of the minority level of voting approval; (ii) the insertion of a go-shop clause and a fiduciary out provision; (iii) the deletion of a force-the-vote provision; (iv) termination rights for the Company in certain circumstances; and (v) a specific performance remedy for the Company. The special committee and its advisors also discussed the timing, costs and procedure of obtaining a market check, and the likelihood that a market check would not result in a proposal from an interested third party given Mr. Yih’s stated intention not to sell his shares and FountainVest’s rights under the Enzo shareholders agreement.

On October 22, 2012, representatives of Akin Gump circulated a revised draft of the merger agreement to representatives of Fried Frank reflecting the special committee’s position on the points above.

On October 28, 2012, representatives of Akin Gump held a telephonic meeting with representatives of Fried Frank to discuss the draft merger agreement. During this meeting, representatives of Fried Frank communicated a proposal of the Buyer Group that the transaction adopt a new two-step tender offer / top-up option structure (“new structure”). The new structure consisted of a first step tender offer and top-up option followed by a second step short-form squeeze out merger.

During the latter half of October, the special committee, taking into account the pros and cons described above, determined not to conduct a market check.

On October 29, 2012, the special committee held a meeting at the Company’s office in Shenzhen with representatives of Akin Gump, Houlihan Lokey and Maples. Akin Gump explained the new structure proposed by the Buyer Group to the members of the special committee. The special committee and its advisors discussed the advantages and disadvantages of the new structure, additional risks presented by the new structure, whether the new structure would comply with the laws of the BVI, the extent to which similar structures have been used to effectuate mergers in the United States and the BVI and the shareholder vote approval threshold in the new structure. The special committee further discussed the process and role of the special committee under the new structure. After discussion, the special committee determined that it desired to have additional time to consider the new structure. On or about October 31, 2012, representatives of Fried Frank informed representatives of Akin

Gump that the Buyer Group decided not to proceed with the new structure and the proposed transaction would revert back to the original one step merger structure.

Representatives of the special committee continued to have discussions with shareholders of the Company, including the shareholder that previously indicated it may be interested in proposing an alternative transaction. Representatives of the special committee requested that this shareholder provide the special committee with a firm proposal for an alternative transaction if it were in fact interested. This shareholder did not deliver such a proposal to the special committee.

On November 2, 2012, Akin Gump received from Fried Frank a revised draft of the merger agreement which included, among others: (i) a shareholder approval threshold as required under the BVI laws; (ii) a one step merger structure with an optional tender offer provision; (iii) a fiduciary out provision; (iv) the deletion of a force-the-vote provision; and (v) a specific performance remedy for the Company.

On November 6, 2012, the special committee held a telephonic meeting which was attended by representatives of Akin Gump, Houlihan Lokey and Maples. Representatives of Houlihan Lokey updated the special committee on the meeting with representatives of certain shareholders of the Company. Representatives of Akin Gump then led a discussion with the special committee on the key issues in the revised draft of the merger agreement. It was noted that the structure of the proposed transaction had reverted back to the one step merger instead of the new structure previously proposed by the Buyer Group. The special committee and its advisors discussed, among others: (i) the level of voting approval; (ii) the ability of the special committee to consider alternative transaction proposals after the signing of the merger agreement; (iii) termination fees; and (iv) the specific performance remedy available to the Company. The special committee instructed Akin Gump to continue to request for the majority of the minority voting approval. The special committee and its advisors then discussed the offer price, FountainVest’s contractual rights and the effect of these on the special committee’s ability to consider alternative transaction proposals. The special committee instructed Houlihan Lokey to begin discussions with the Buyer Group on the issue of price.

On November 7, 2012, representatives of Akin Gump distributed to representatives of Fried Frank a revised draft of the merger agreement containing, among others: (i) a majority of the minority voting approval in addition to the shareholder approval threshold required under the BVI laws; (ii) a broader fiduciary out provision allowing the Company to change its recommendation other than in connection with a superior proposal if required by fiduciary duty; (iii) a provision restricting the Parent’s ability to terminate the merger agreement based on any breach or inaccuracy in the representations and warranties made by the Company of which any member of senior management had knowledge at the date of the merger agreement; and (iv) narrowing the circumstances in which the Company must pay a termination fee to Parent. Representatives of Sidley Austin received the revised draft of the merger agreement from representatives of Fried Frank and advised Mr. Yih on various material issues based on the revised terms and communicated their comments on the revised draft of the merger agreement to representatives of Fried Frank on the following day. [Later in that week,] representatives of Fried Frank communicated their view to representatives of Akin Gump that the above requested provisions were not customary in transactions of similar nature and that the Buyer Group was not inclined to consider them.

On November 9, 2012, the Company issued a press release announcing its financial results for the 3-month and 9-month periods ended September 30, 2012, which showed negative earnings per share for both periods. During the month thereafter, the Buyer Group and their representatives continued to conduct due diligence on the Company’s latest financial performance.

On December 14, 2012, representatives of Fried Frank provided representatives of Akin Gump with a revised draft of the merger agreement and drafts of the equity commitment letter, rollover agreements, voting agreement and stock option consent form. The revised draft of the merger agreement included, among other provisions: (i) a shareholder vote threshold required under the BVI laws; (ii) no ability for the special committee to change its recommendation other than in connection with a superior proposal; (iii) a deletion of the provision restricting the

Parent’s ability to terminate the merger agreement based on any breach or inaccuracy in the representations and warranties made by the Company of which member of senior management had knowledge at the date of the merger agreement; and (iv) additional conditions to closing in relation to third party consents and Parent obtaining a legal opinion to the effect that no antitrust or similar regulatory approval is required in connection with the proposed transaction.

On December 19, 2012, the special committee held a telephonic meeting with representatives of Akin Gump, Houlihan Lokey and Maples. Representatives of Akin Gump explained the issues from the revised draft of the merger agreement to the members of the special committee. The special committee instructed Akin Gump to continue to request the majority of the minority level of voting approval. Representatives of Houlihan Lokey informed the special committee that it had contacted representatives of FountainVest in order to discuss the offer price and anticipated having a conversation with them in the near future. The special committee instructed Houlihan Lokey to press for an increase in the offer price from Mr. Yih and FountainVest.

On December 21, 2012, representatives of Akin Gump, Fried Frank, FountainVest, Mr. Ringo Ng, Chief Financial Officer, and Mr. Andrew Bernstein, Company counsel, held a telephonic meeting to discuss the Company’s share option plans and the treatment of the share options under the merger agreement.

On December 28, 2012, representatives of Akin Gump, Fried Frank, Han Kun Law Offices and King & Wood Mallesons held a telephonic meeting to discuss the Buyer Group’s request for a closing condition that Parent obtain a legal opinion as to the lack of need for antitrust or similar regulatory approvals, the likelihood such approvals would be required and any obstacles to obtaining such an opinion.

On January 3, 2013, in accordance with the special committee’s directives, representatives of Houlihan Lokey held a telephonic meeting with representatives of FountainVest to discuss the proposed transaction and pricing of the transaction, in which representatives of FountainVest stated that the Buyer Group would not increase the offer price given the Company’s negative earnings and overall declining financial performance since the original offer was made in August; however, the Buyer Group agreed that they would not seek a price reduction below the originally offered price.

On January 8, 2013, representatives of Akin Gump circulated a revised draft of the merger agreement to representatives of Fried Frank containing, among others: (i) amendments to the provisions on treatment of share options; (ii) a majority of the minority voting approval in addition to the shareholder vote threshold required under the BVI laws; (iii) a fiduciary out provision allowing the Company to make a change in company recommendation upon the occurrence of an intervening event after the execution of the agreement; (iv) amendments to the circumstances in which the Company must pay to Parent a termination fee; and (v) a request that FountainVest waive its consent rights under the Enzo shareholders agreement with respect to a transaction undertaken by the Company with a third party.

On January 11, 2013, Houlihan Lokey had an update call with the Company’s management on the latest operational performance and business plans of the Company.

On January 15, 2013, representatives of Fried Frank held a telephonic meeting with representatives of Akin Gump to discuss the outstanding issues in the draft merger agreement, including (i) the condition to closing in relation to third party consents; (ii) a majority of the minority level of voting approval; (iii) the scope of the fiduciary out provision; (iv) the circumstances in which the Company must pay to Parent a termination fee; and (v) FountainVest’s position that it would not waive the rights it previously negotiated under the Enzo shareholders agreement.

Later on in the evening of January 15, 2013, representatives of Fried Frank distributed to representatives of Akin Gump a revised draft of the merger agreement containing, among others (i) a shareholder voting threshold as required under the BVI laws; (ii) a covenant by the Company to use its reasonable best efforts to obtain third party consents prior to closing of the merger; and (iii) a condition to closing that none of the lenders of the Company shall have taken any material actions or otherwise sought any remedies with respect to any breach or event of default under any credit facility of the Company. Later in that week, representatives of Akin Gump and Fried Frank exchanged drafts of the disclosure schedules to the merger agreement.

On February 19, 2013, Mr. Yih, together with Mr. Hoi Tsun Peter Au and Mr. Hon Tak Ringo Ng, held a meeting with representatives of Sidley Austin at the Company’s office in Shenzhen. Representatives of Sidley Austin explained to Mr. Yih the material terms of the merger agreement, the voting and rollover agreements and their implications on Mr. Yih as a member of the Buyer Group.

Through the end of February 2013, representatives of FountainVest continued its due diligence investigation of the Company and its operations and engaged in negotiations with other members of the Buyer Group and representatives of Sidley Austin with respect to the terms of various transaction documents, including the voting and rollover agreements. During this period, FountainVest also held internal discussions about the Company’s declining financial performance.

On March 1, 2013, Houlihan Lokey had an update call with the Company’s management on the latest operational performance and business plans of the Company.

On March 4, 2013, representatives of Akin Gump circulated to representatives of Fried Frank a revised draft of the merger agreement containing a revised condition to closing that none of the lenders of the Company shall have taken any material actions to accelerate, individually or in the aggregate, more than a percentage of the total amounts then outstanding under the Company’s credit facilities.

On March 7, 2013, a telephonic meeting of the special committee was held with representatives of Akin Gump, Houlihan Lokey and Maples. Representatives of Maples discussed with the special committee its fiduciary duties under BVI law. Representatives of Houlihan Lokey updated the special committee on the status of their financial due diligence and discussed the transaction proposed by the Buyer Group. Specifically, representatives of Houlihan Lokey reviewed and discussed with the special committee its financial analyses with respect to the Company and the potential transaction proposed by the Buyer Group to acquire the shares at a purchase price of $2.00 per share and provided a summary of the various financial analyses it had performed, including a selected public companies analysis and a discounted cash flow analysis. The special committee and its advisors then discussed the contractual rights of FountainVest pursuant to the Enzo shareholders agreement and the various options available to the special committee.

During the week of March 11, 2013, legal advisors to the Company, Mr. Yih and the special committee held telephonic meetings and exchanged drafts of the merger agreement and the other transaction documents in order to finalize the documents. In particular, on March 13, 2013, representatives of Fried Frank circulated to representatives of Akin Gump a revised draft of the merger agreement containing a revised condition to closing that none of the lenders of the Company shall have taken any material actions to accelerate, individually or in aggregate, more than 20% of the total amounts then outstanding under the Company’s credit facilities.

On March 14, 2013, the Company issued a press release announcing its financial results for the three months and twelve months ended December 31, 2012, which showed negative earnings per share for both periods.

On March 15, 2013, a telephonic meeting of the special committee was held with representatives of Akin Gump, Houlihan Lokey and Maples. Representatives of Houlihan Lokey reviewed and discussed with the special committee its financial analyses with respect to the Company and the transaction proposed by the Buyer Group to acquire the shares at a purchase price of $2.00 per share and provided a summary of the various financial analyses it had performed, including selected public companies analysis and discounted cash flow analysis. At the request of the special committee, Houlihan Lokey delivered its oral opinion to the special committee (which was subsequently confirmed in writing by delivery of its written opinion to the special committee dated the same date) to the effect that, as of March 15, 2013, and based on and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the Per Share Merger Consideration received by holders of the shares (other than holders of the Excluded Shares) was fair, from a financial point of view, to such holders. Please see “ – Opinion of the Special Committee’s Financial Advisor beginning on page [—] for additional information regarding the financial analyses performed by Houlihan Lokey and the opinion rendered by Houlihan Lokey to the special committee. The full text of the written opinion of Houlihan Lokey to the special committee, dated March 15, 2013, is attached as Annex B to this proxy statement.

There was then a discussion of the special committee’s fiduciary duties under BVI law led by representatives of Maples. The special committee noted that the proposal from Mr. Yih was publicly announced on August 13, 2012, and since that date no other party contacted the Company, the special committee or the special committee’s advisors to express an interest in engaging in a transaction with the Company. Representatives of Akin Gump then reviewed the terms of the draft merger agreement with the special committee, including the shareholder voting threshold required under the BVI laws, the circumstances in which the parties were permitted to terminate the merger agreement, the conditions to completion of the merger and the condition with respect to lender actions in particular and, if applicable, when the Company would be required to pay a termination fee in connection with such termination. Representatives of Akin Gump and the special committee discussed the fact that one of the Company’s loan facilities had financial covenant violations related to exceeding financial ratios limiting the amount of debt held by a subsidiary and while the violations remain in default, the Company continues negotiations with its lender to waive the default. After considering the proposed terms of the merger agreement and the other transaction agreements and taking into account the various factors described below under the heading titled “- Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors,” the special committee concluded that based on their financial and industry experience and acumen and the information they had considered during the course of the special committee’s assessment process, including the fact that the Enzo shareholders agreement restricted the ability of the Company to enter into a sale transaction without the prior written consent of an affiliate of the Sponsor and that the flip-over right in the Enzo shareholders agreement, if triggered, would have a dilutive effect on the Company’s shareholders, the transaction was in the best interests of the Company and its unaffiliated shareholders and unanimously resolved to recommend that the board of directors of the Company approve and authorize the proposed merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Following the meeting of the special committee, based upon the unanimous recommendation of the special committee, our board of directors held a telephonic meeting on March 15, 2013. Mr. Yih, Mr. Ringo Hon Tak Ng and Ms. Ka Man Au were absent from the meeting as they are part of the Rollover Shareholders and were interested in the matters which were the subject of the meeting. At this meeting, the board of directors unanimously resolved to approve the terms of the proposed merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and to recommend that the Company’s shareholders vote for the approval and authorization of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. Please see “ –Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors” beginning on page [—] for a description of the resolutions of our board of directors at this meeting.

In the week following March 15, 2013, FountainVest held internal discussions about the continuing decline of the Company’s financial performance and advised the Company that its internal approval process was ongoing. The special committee and the Buyer Group and their representatives did not engage in substantive discussions regarding the merger agreement or the transactions contemplated by the merger agreement during this week.

On March 22, 2013, Parent, Merger Sub and the Company reached agreement on final terms and executed the merger agreement. Prior to the opening of the U.S. financial markets on March 22, 2013, the Company issued a press release announcing the execution of the merger agreement and furnished this press release and the merger agreement as exhibits to its Form 6-K on the same date.

Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors

The special committee and the Company’s board of directors believe that, as a privately held company, the Company’s management may have greater flexibility to focus on improving the Company’s financial performance without the constraints caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance. As a publicly traded company, the Company faces pressure from public shareholders and investment analysts to make decisions that might produce better short-term results, but over the long term lead to a reduction in the share price of its publicly traded equity securities.

Furthermore, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would be considered proprietary and would not be disclosed by a non-reporting company. As a result, our actual or potential competitors, customers, lenders and vendors all have ready access to this information which potentially may help them compete against us, make it more difficult for us to negotiate favorable terms with them, or facilitate legal claims against us as the case may be.

The special committee and the Company’s board of directors also believe that it is appropriate for the Company to undertake the merger and terminate the SEC registration of the shares at this time because (a) the offer price of $2.00 per share represents a premium over recent market prices and (b) the trading volume of the shares on NASDAQ does not justify the costs of remaining a public company, including the cost of complying with SOX and other U.S. federal securities laws. In 2012, such costs included, but were not limited to, approximately $680,000 for fees and expenses relating to SOX compliance, approximately $641,000 for fees and expenses of public accountants, approximately $97,000 for fees and expenses of U.S. securities counsel, approximately $26,000 for printing costs, approximately $358,000 for directors’ and officers’ liabilities insurance costs and approximately $334,000 for fees and expenses of the Company’s investor relations firm (in each case excluding fees and expenses relating to the merger). With respect to (b) above, these costs are ongoing, comprise a significant element of our corporate overhead expense, and are difficult to reduce. In addition to the direct out-of-pocket costs associated with SEC reporting and compliance, the Company’s management and accounting staff, which comprises a handful of individuals, need to devote significant time to these matters.

Based on the foregoing considerations, the Company’s board of directors concluded that it is more beneficial to the Company to undertake the proposed merger and become a private company as a result of the proposed merger than to remain a public company.

Our board of directors, acting upon the unanimous recommendation of the special committee, which special committee acted with the assistance of our management (other than Mr. Yih, chairman, chief executive officer and president of the Company), and the advice and assistance of its financial and legal advisors, evaluated the merger, including the terms and conditions of the merger agreement.

The special committee unanimously recommended that our board of directors adopt resolutions that:

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determine that the merger, on the terms and subject to the consideration set forth in the merger agreement, is fair to, and in the best interests of, the Company and its unaffiliated shareholders, and declare it advisable to enter into the merger agreement;

•	approve the execution, delivery and performance by the Company of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and

•	recommend the approval and authorization of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, by the holders of the shares.

Our board of directors (other than Mr. Yih and the members of the Rollover Shareholders who recused themselves) unanimously approved the resolutions recommended by the special committee.

In the course of reaching their respective determinations, the special committee and our board of directors considered the following substantive factors and potential benefits of the merger, each of which the special committee and our board of directors believed supported their respective decisions, but which are not listed in any relative order of importance:

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the Company’s negative financial performance in the third and fourth quarters of 2012 and the potential that the Company may face uncertain business conditions and the Company’s business could continue to decline in coming quarters;

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our board of directors’ knowledge of our business, financial condition, results of operations, prospects and competitive position and its belief that the merger is more favorable to our shareholders than any other alternative reasonably available to the Company and our shareholders;

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as a privately-held entity, the Company’s management may have greater flexibility to focus on improving the Company’s financial performance without the constraints caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance;

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as a publicly traded entity, the Company faces pressure from public shareholders and investment analysts to make decisions that might produce better short-term results, but over the long term may lead to a reduction in the per share price of the Company’s publicly traded common stock;

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as a publicly-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would be considered proprietary and would not be disclosed by a non-reporting company and as a result, our actual or potential competitors, customers, lenders and vendors all have ready access to this information which may help them compete against the Company and make it more difficult for us to negotiate favorable terms with them, as the case may be;

•	global economic conditions and the potential effects on our financial condition;

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estimated forecasts of our future financial performance prepared by our management, together with our management’s view of our financial condition, results of operations, business, prospects and competitive position;

•	the trading volume of our shares on NASDAQ;

•	the ability of the Buyer Group to consummate the merger, including the all cash nature of the equity commitments, which are not subject to the risks of debt financing;

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the belief of the special committee that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

•	the cash merger consideration, which provides a specific amount of cash consideration for shares held by, and liquidity to, the unaffiliated shareholders;

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the current and historical market prices of our shares, including the fact that the $2.00 Per Share Merger Consideration offered to our unaffiliated shareholders represents a 24.2% premium over the closing price of $1.61 per share on August 10, 2012 and a 29.0% over the 60-trading day volume weighted average price on August 10, 2012, the last trading day prior to the Company’s announcement on August 13, 2012 that it had received a “going private” proposal;

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the possibility that it could take a considerable period of time before the trading price of the shares would reach and sustain at least the Per Share Merger Consideration of $2.00, as adjusted for the time value of money, and the possibility that such value might never be attained;

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the negotiations with respect to the merger consideration and the special committee’s determination that, following negotiations with the Buyer Group, $2.00 per share was the highest price that the Buyer Group would agree to pay, with the special committee basing its belief on a number of factors, including the negative financial performance of the Company since the Buyer Group’s initial offer was made, the duration and tenor of negotiations and the experience of the special committee and its advisors;

•	the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

•	the lack of debt financing required to finance the transaction;

•	the likelihood and anticipated timing of completing the merger in light of the scope of the conditions to completion, including the absence of significant required regulatory approvals;

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the opinion of Houlihan Lokey, dated March 15, 2013, to the Special Committee as to the fairness, from a financial point of view and as of such date, of the Per Share Merger Consideration to be received by holders of shares (other than holders of the Excluded Shares), which opinion was based on and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion as more fully described under the caption “Opinion of the Special Committee’s Financial Advisor” beginning on page [—];

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the special committee’s belief that it was unlikely that any transaction with a third party could be completed at this time given the express intention of Mr. Yih to work only with the Sponsor and that he would not sell or offer to sell his Shares to any third party, the terms and restrictions in the Enzo shareholders agreement, and the key role Mr. Yih has played in management and customer relationship matters;

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that the Enzo shareholders agreement restricted the ability of the Company from taking certain material actions, including entering into any stock sale, merger or other business combination transactions, without the prior written consent of an affiliate of the Sponsor and as a result the nature of the alternative transactions available to the Company and the special committee were limited (see “Interests of Certain Persons in the Merger – Certain Agreements Involving the Company’s Securities” beginning on page [—]);

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that the terms of the investment by an affiliate of the Sponsor and others in Enzo provided for a flip-over right into equity of the Company if Enzo did not consummate an initial public offering meeting certain criteria by May 4, 2014, the likelihood such an offering could be consummated and the dilutive effect on Company shareholders if such flip-over rights were triggered (see “Interests of Certain Persons in the Merger – Certain Agreements Involving the Company’s Securities” beginning on page [—]);

•	the special committee did not receive any other proposals since the public announcement of Mr. Yih’s and the Sponsor’s proposal on August 13, 2012;

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the ability of the special committee and the board of directors of the Company to, in certain circumstances under the terms of the merger agreement, change, withhold, withdraw, qualify or modify their recommendation of the merger;

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the Company’s ability subject to compliance with the terms and conditions of the merger agreement, to terminate the merger agreement prior to the completion of the merger in order to accept an alternative transaction proposed by a third party that is a “superior proposal”; and

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the Company’s ability to, under certain circumstances pursuant to the merger agreement, seek specific performance to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement and the related agreements.

In addition, the special committee and our board of directors believed that sufficient procedural safeguards were and are present to ensure that the merger is procedurally fair to our unaffiliated shareholders and to permit the special committee and our board of directors to represent effectively the interests of such unaffiliated shareholders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

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the consideration and negotiation of the merger agreement was conducted entirely under the control and supervision of the special committee, which consists of three independent directors, each of whom is an outside, non-employee director, and no limitations were placed on the special committee’s authority;

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in considering the transaction with the Buyer Group, the special committee acted solely to represent the interests of the Company and unaffiliated shareholders, and the special committee had independent control of the negotiations with the Buyer Group and its legal and financial advisors on behalf of such unaffiliated shareholders;

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all of the directors serving on the special committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group. In addition, none of such directors is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the merger that is different from that of the unaffiliated shareholders other than the members’ receipt of board and special committee compensation (which are not contingent upon the completion of the merger or the special committee’s or board’s recommendation of the merger) and their indemnification and liability insurance rights under the merger agreement;

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the special committee was assisted in negotiations with the Buyer Group and in its evaluation of the merger by Houlihan Lokey, its financial advisor, Akin Gump, its United States law legal advisor and Maples, its BVI legal advisor;

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the special committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from Mr. Yih and the Sponsor and the transactions contemplated thereby from the date the committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by our board of directors for approval unless the special committee had recommended such action to our board of directors;

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the terms and conditions of the merger agreement were the product of negotiations between the special committee and its advisors, on the one hand, and the Buyer Group and its advisors, on the other hand;

•	the special committee had the authority to reject the terms of any strategic transaction, including the merger;

•	the special committee held meetings regularly, in person or telephonically, to consider and review the terms of the merger;

•	the recognition by the special committee and our board of directors that it had no obligation to recommend the approval of the merger proposal from the Buyer Group or any other transaction;

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the recognition by the special committee and our board of directors that, under the terms of the merger agreement, it has the ability to provide information to or participate in discussions or negotiations with persons making competing transaction proposals until the date our shareholders vote upon and approve the merger agreement;

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the recognition that because the approval and authorization of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, require the approval of holders at least a majority of the shares present and voting in person or by proxy as a single class at the extraordinary general meeting, approximately [—] shares owned by the unaffiliated shareholders (constituting [—]% shares owned by the unaffiliated shareholders) are required to approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting, assuming all unaffiliated shareholders will be present and voting in person or by proxy at the extraordinary general meeting;

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the recognition by the special committee and our board of directors that, assuming Mr. Yih, the Rollover Shareholders and the Mr. Shi Shareholders comply with their obligations under the voting agreement, the Buyer Group does not have sufficient votes to constitute a quorum for the extraordinary general meeting and unilaterally approve and authorize the merger agreement and the plan of merger at the extraordinary general meeting; and

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the availability of dissenters’ rights to the unaffiliated shareholders who comply with all of the required procedures under the BVI Business Companies Act for exercising dissenters’ rights, which allow such holders to seek payment of the fair value of their shares as determined by independent appraisers.

The special committee and board of directors also considered a variety of potentially negative factors discussed below concerning the merger agreement and the merger, which are not listed in any relative order of importance:

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the fact that the Company’s unaffiliated shareholders will have no ongoing equity participation in the Company following the merger, and that they will cease to participate in our future earnings or growth, if any, or to benefit from increases, if any, in the value of the shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to shareholders;

•	the possibility that the Buyer Group could sell part or all of the Company following the merger to one or more purchasers at a valuation higher than that being paid in the merger;

•	the fact that approval of the merger agreement is not subject to the approval of holders of a majority of the Company’s unaffiliated shares;

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the fact that Mr. Yih, the Company’s chairman, chief executive officer, president and beneficial owner of approximately 10.8% of the total outstanding shares, has expressed that he is not interested in cooperating with any financial sponsors or strategic investors other than the Sponsor, and that the nature of the Company’s business requires Mr. Yih’s continuing role in management and customer relationship matters, which may have discouraged, and may in the future discourage, third parties from submitting alternative acquisition proposals with terms and conditions, including price, that may be superior to the merger;

•	the fact that FountainVest Partners has the contractual right under the Enzo shareholders agreement to block certain transactions and FountainVest has reserved the right to do so in the future;

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the restrictions on the conduct of the Company’s business prior to the completion of the merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the merger;

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the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

•	the Company will be required to, under specified circumstances, pay Parent a termination fee of $2,000,000 in connection with the termination of the merger agreement;

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the fact that since the Company became publicly listed and quoted for trading on NASDAQ on April 15, 1998, the highest historical closing price of our shares ($12.86 per share) exceeds the merger consideration offered to our unaffiliated shareholders;

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the terms of the Buyer Group’s participation in the merger and the fact that the Buyer Group may have interests in the transaction that are different from, or in addition to, those of our unaffiliated shareholders. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page [—] for additional information;

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the possibility that the merger might not be completed and the negative impact of a public announcement of the merger on our sales and operating results and our ability to attract and retain key management, marketing and technical personnel;

•	the taxability of a cash transaction to our unaffiliated shareholders that are U.S. holders for U.S. federal income tax purposes;

•	the fact that Parent and Merger Sub are newly formed corporations with no assets other than the financing commitments and their rights under the merger agreement; and

•	the possibility that Parent and Merger Sub may be unable or unwilling to complete the merger.

The foregoing discussion of information and factors considered by the special committee and our board of directors is not intended to be exhaustive, but includes a number of the factors considered by the special committee and our board of directors. In view of the wide variety of factors considered by the special committee and our board of directors, neither the special committee nor our board of directors found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the special committee and our board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The special committee recommended that our board of directors approve, and our board of directors approved, the merger agreement based upon the totality of the information presented to and considered by it.

Neither the special committee nor our board of directors considered the liquidation value of Company’s assets because each considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. Each of the special committee and our board of directors believes the analyses and additional factors it reviewed provided an indication of our going concern value. Each of the special committee and our board of directors also considered the historical market prices of our shares as described under the caption “Market Price of the Company’s Shares, Dividends and Other Matters—Market Price of the Shares” beginning on page [—]. Neither the special committee nor our board of directors considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company, as a factor. The special committee and board of directors believe that net book value is not a material indicator of the value of the Company as a going concern. The Company’s net book value per share as of December 31, 2011 was $3.93. Net book value does not take into account the future prospects of the Company, market conditions and trends in the jewelry industry.

Neither the special committee nor our board of directors received or considered firm offers made by any unaffiliated person as, other than as described in this proxy statement, the Company is not aware of any firm offers made by any other persons during the two years prior to the date of the merger agreement for (i) the merger or consolidation of the Company with another company, or vice versa, (ii) the sale or transfer of all or any substantial part of the Company’s assets, or (iii) a purchase of the Company’s securities that would enable such person to exercise control of the Company.

In addition, the special committee and our board of directors did not consider the purchase prices paid for the Company’s shares in the past two years by the Rollover Shareholders, the Mr. Shi Shareholders or their affiliates, as the prices they paid were in accordance with the prevailing trading prices of the shares at the time of their purchases.

In reaching its determination that the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and our unaffiliated shareholders and its decision to approve the merger agreement and recommend the approval and authorization of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, to our shareholders, our board of directors considered the analysis and recommendation of the special committee and the factors examined by the special committee as described above under this section and adopted such recommendations and analysis. For the foregoing reasons, our board of directors believes that the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are substantively and procedurally fair to our unaffiliated shareholders.

To the extent known after making reasonable inquiry, except as set forth under “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors” and “The Extraordinary General Meeting—Our Board’s Recommendation,” no executive officer, director or affiliate of the Company or such filing person has made a recommendation either in support of or opposed to the transaction.

Except as set forth under “Special Factors—Background of the Merger,” “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors” and “Special Factors—Opinion of the Special Committee’s Financial Advisor,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction.

Position of the Buyer Group as to the Fairness of the Merger

Under the rules governing “going private” transactions, each member of the Buyer Group may be deemed to be an affiliate of the Company and, therefore, required to express his beliefs as to the fairness of the merger to the Company’s unaffiliated shareholders. Each member of the Buyer Group is making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the fairness of the merger are not intended and should be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. The Buyer Group has interests in the merger that are different from, and/or in addition to, those of the other shareholders of the Company by virtue of their continuing interests in the surviving company after the completion of the merger. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page [—] for additional information. The Buyer Group believes that the proposed merger is fair to the Company’s unaffiliated shareholders on the basis of the factors described in

“Special Factors—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors” beginning on page [—] and the additional factors described below.

The Buyer Group believes that the interests of the Company’s unaffiliated shareholders were represented by the special committee, which negotiated the terms and conditions of the merger agreement with the assistance of its independent legal and financial advisors. The Buyer Group attempted to negotiate a transaction that would be most favorable to them, and not to the Company’s unaffiliated shareholders and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were substantively and procedurally fair to such shareholders. The Buyer Group did not participate in the deliberations of the special committee regarding, and did not receive any advice from the special committee’s independent legal or financial advisors as to, the fairness of the merger to the Company’s unaffiliated shareholders. Furthermore, the members of the Buyer Group did not perform, or engage a financial advisor to perform, any independent valuation or other analysis to assist them in assessing the fairness of the merger consideration to the Company’s unaffiliated shareholders.

Based on their knowledge and analysis of available information regarding the Company, as well as discussions with members of the Company’s senior management regarding the Company and its business and the factors considered by, and the analysis and resulting conclusions of, the special committee and the Company’s board of directors discussed in “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors” beginning on page [—], the Buyer Group believes that the merger is substantively and procedurally fair to the Company’s unaffiliated shareholders. In particular, the Buyer Group believes that the proposed merger is both procedurally and substantively fair to the unaffiliated shareholders of the Company based on their consideration of the following factors, which are not listed in any relative order of importance, among others:

•

the fact that the special committee and, acting upon the unanimous recommendation of the special committee, the board of directors of the Company determined that the merger, on the terms and subject to the consideration set forth in the merger agreement, is fair to, and in the best interests of, the Company and its unaffiliated shareholders;

•

the fact that the special committee, consisting entirely of directors who are not employees of the Company or any of its subsidiaries or affiliates and who are not affiliated with the Buyer Group, was established and given authority to, among other things, review, evaluate and negotiate the terms of the merger and to recommend to the Company’s board of directors what action should be taken by the Company, including not to engage in the merger;

•

the fact that none of the members of the special committee has any financial interest in the merger that is different from that of the unaffiliated shareholders other than the members’ receipt of board and special committee compensation (which are not contingent upon the completion of the merger or the special committee’s or board’s recommendation of the merger) and their indemnification and liability insurance rights under the merger agreement;

•

the fact that the special committee retained and was advised by its independent legal and financial advisors who are experienced in advising committees such as the special committee in similar transactions;

•

the fact that the special committee and the board of directors of the Company had no obligation to recommend the approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, or any other transaction;

•

the current and historical market prices of the Company’s shares, including the fact that the $2.00 all-cash Per Share Merger Consideration offered to the Company’s unaffiliated shareholders represents a 24.2% premium over the closing price of $1.61 per share on August 10, 2012 and a 29.0% premium over the 60-trading day volume weighted average price as of August 10, 2012, the last trading day prior to the Company’s announcement on August 13, 2012 that it had received a “going private” proposal;

•

the Company’s negative financial performance in the third and fourth quarters of 2012 and the potential that the Company may face uncertain business conditions and that the Company’s business could continue to decline in coming quarters;

•	the fact that the merger consideration consists entirely of cash, which provides a specific amount of cash consideration for shares held by, and liquidity to, the unaffiliated shareholders;

•

the fact that the merger consideration, other terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger, were the result of extensive negotiations over an extended period of time among the special committee, its advisors and the Buyer Group;

•	the fact that there is no debt financing or significant regulatory approval required for the consummation of the merger;

•

the fact that the special committee has received an oral opinion of Houlihan Lokey on March 15, 2013 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion dated March 15, 2013) with respect to the fairness, from a financial point of view, of the $2.00 Per Share Merger Consideration to be received by holders of the shares (other than the Excluded Shares) in the merger, as of March 15, 2013, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion;

•

the fact that in certain circumstances under the terms of the merger agreement, the special committee and the board of directors of the Company are able to change, withhold, withdraw, qualify or modify their recommendation of the merger;

•

the fact that the Company is able to, under certain circumstances pursuant to the merger agreement, seek specific performance to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement and the related agreements;

•

the fact that the fee payable by the Company to Parent if the merger agreement is terminated under certain circumstances will not exceed $2 million, or approximately 3.1% of the Company’s total equity value implied by the merger consideration;

•

the fact that the Company is able to, subject to compliance with the terms and conditions of the merger agreement, terminate the merger agreement prior to the completion of the merger in order to accept an alternative transaction proposed by a third party that is a “superior proposal”;

•

the availability of dissenters’ rights to the unaffiliated shareholders who comply with all of the required procedures under the BVI Business Companies Act for exercising dissenters’ rights, which allow such holders to seek appraisal of the fair value of their shares as determined by independent appraisers;

•

the fact that the approval of the merger agreement is subject to the approval of holders of at least a majority of the shares present and voting in person or by proxy as a single class at the extraordinary general meeting and even assuming that Mr. Yih, the Rollover Shareholders and the Mr. Shi Shareholders comply with their obligations under the voting agreement, the Buyer Group, as a group, does not have sufficient votes to constitute a quorum for the extraordinary general meeting and unilaterally approve the merger agreement at the extraordinary general meeting;

•

the fact that the special committee was fully informed of the extent to which the interests of Mr. Yih, the Rollover Shareholders and the Mr. Shi Shareholders in the merger differed from those of the Company’s other shareholders; and

•	the fact that none of Mr. Yih, the Rollover Shareholders, the Mr. Shi Shareholders or any of their advisors participated in or sought to influence the deliberative process of the special committee.

The Buyer Group recognized that British Virgin Islands law does not require the approval of holders of a majority of the unaffiliated shares for this type of transaction and accordingly, the merger agreement did not impose this heightened shareholder approval threshold. The Buyer Group does not believe that this factor alone would jeopardize the fairness of the transaction in any meaningful way since the Buyer Group, in the aggregate, holds approximately 18.2% of the total shares outstanding, and the approval by holders of a sizable portion of unaffiliated shares will still be required to approve the merger agreement at the extraordinary general meeting. In addition, the Company and the special committee have employed an extensive list of procedural safeguards, including those set forth on pages 29 and 30 of this proxy statement, to ensure that the interest of the unaffiliated shareholders are sufficiently protected. Therefore, the Buyer Group believes that the proposed merger is procedurally fair even though it is not subject to the approval of holders of a majority of the unaffiliated shares.

The Buyer Group did not consider the Company’s net book value, which is an accounting concept based on historical costs, as a factor because it believed that net book value is not a material indicator of the Company’s value as a going concern but rather is indicative of historical costs.

In its consideration of the fairness of the proposed merger, the Buyer Group did not undertake an appraisal of the assets of the Company to determine the Company’s liquidation value for the Company’s unaffiliated shareholders due to the impracticability of determining a liquidation value given the significant execution risks involved in any breakup, since it considered the Company to be a viable going concern where value is derived from cash flows generated from its continuing operations, and because the Company will continue to operate its business following the merger.

The Buyer Group did not seek to establish a pre-merger going concern value for the Company’s shares to determine the fairness of the merger consideration to the Company’s unaffiliated shareholders because following the merger the Company will be of a different nature as a private company. However, to the extent the pre-merger going concern value was reflected in the pre-announcement trading price of the Company’s shares, the merger consideration represented a premium to the going concern value of the Company.

The Buyer Group did not specifically consider the purchase prices paid for the Company’s shares in the past two years by the Rollover Shareholders, the Mr. Shi Shareholders or their affiliates, as the prices they paid were in accordance with the prevailing trading prices of the shares at the time of their purchases.

The members of the Buyer Group are not aware of, and thus did not consider in their fairness determination, any offers or proposals made by any unaffiliated third parties with respect to (a) a merger or consolidation of the Company with or into another company, (b) a sale of all or a substantial part of the Company’s assets, or (c) the purchase of the Company voting securities that would enable the holder to exercise control over the Company.

The foregoing discussion of the information and factors considered and given weight by the Buyer Group in connection with its evaluation of the substantive and procedural fairness of the merger to the Company’s unaffiliated shareholders is not intended to be exhaustive, but is believed to include all material factors considered. The Buyer Group found it impracticable to assign, and did not assign, relative weights to the foregoing factors considered in reaching its conclusions as to the substantive and procedural fairness of the merger to the Company’s unaffiliated shareholders. Rather, the Buyer Group made the fairness determinations after considering all of the foregoing as a whole.

The Buyer Group believes these factors provide a reasonable basis for its belief that the merger is both substantively and procedurally fair to the Company’s unaffiliated shareholders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any shareholder of the Company to approve and authorize the merger agreement. The Buyer Group does not make any recommendation as to how such shareholders should vote relating to the proposal to approve and authorize the merger agreement, the plan of merger and the merger at the extraordinary general meeting.

None of the members of the Buyer Group performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the proposed merger to the Company’s unaffiliated shareholders.

Purposes and Reasons of the Buyer Group for the Merger

Under the rules governing “going private” transactions, each member of the Buyer Group may be deemed to be engaged in a “going private” transaction and, therefore, required to express its reasons for the merger to the

Company’s unaffiliated shareholders, as defined in Rule 13e-3 of the Exchange Act. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under Exchange Act.

For the Sponsor, the FountainVest Filing Persons, Parent and Merger Sub, the primary purpose of the merger is to benefit from any future earnings and growth of the Company after the merger, making the Company privately held and wholly-owned by Parent. The merger also represents an opportunity for FountainVest, as an existing investor in Enzo, to increase participation in the Company and contribution to its business during a period of business downturn. The Sponsor, the FountainVest Filing Persons, Parent and Merger Sub believe that structuring the transaction in such manner is preferable to other transaction structures because it will enable Parent to acquire 100% control of the Company, it represents an opportunity for the Company’s unaffiliated shareholders to receive $2.00 per share in cash for their shares, and it also allows Mr. Yih, the Rollover Shareholders and the Mr. Shi Shareholders to maintain their investment in the Company through their respective commitments to subscribe for equity interests of Parent.

For Mr. Yih, the Rollover Shareholders and the Mr. Shi Shareholders, the primary purpose of the merger for the Company is to enable the Company’s unaffiliated shareholders to immediately realize the value of their investment in the Company through their receipt of $2.00 per share in cash for their shares. In addition, the merger will allow Mr. Yih, the Rollover Shareholders and the Mr. Shi Shareholders to maintain their investment in the Company through their respective commitments to subscribe for equity interests of Parent.

The Buyer Group also believes that the merger will provide the Company with flexibility to pursue certain strategic alternatives that it would not be practicable to pursue as a public company, including the ability to pursue business initiatives without focusing on the short-term market reaction of the Company’s public shareholders with respect to such initiatives or the collective risk tolerance of such public shareholders as it relates to such initiatives. Further, as a privately-held entity, the Company will be relieved of many of the other expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the federal securities laws of the United States, including the Exchange Act and SOX. The need for the management of the Company to be responsive to unaffiliated shareholders’ concerns and to engage in an ongoing dialogue with unaffiliated shareholders can at times distract management’s time and attention from the effective operation and improvement of the business. The Buyer Group decided to undertake the going private transaction at this time because it wants to take advantage of the benefits of the Company’s being a privately-held company as described above. In the course of considering the going private transaction, the Buyer Group did not consider alternative transaction structures other than as contemplated in the merger agreement.

Certain Financial Projections

The Company’s management does not, as a matter of course, make available to the public future financial projections. However, in connection with their financial analysis of the merger, our management prepared certain financial projections for the year ended December 31, 2012 through the year ending December 31, 2020 for the special committee, our board of directors and Houlihan Lokey in connection with the financial analysis of the merger. The financial projections for the years ending December 31, 2019 and 2020 were only in respect of the retail business and not the wholesale business of the Company. Our management further indicated that financial projections for the years beyond the year ending December 31, 2018 (namely, the financial projections for the Company’s retail business for the years ending December 31, 2019 and 2020) should not be relied upon as they had not been fully reviewed by management, and such figures were not relied upon by Houlihan Lokey in its financial analysis. These financial projections were first provided to Houlihan Lokey on September 14, 2012. Houlihan Lokey’s financial analysis below contains material portions of these financial projections. These financial projections, which were based on our management’s projection of our future financial performance as of the date provided, were prepared for internal use and to assist Houlihan Lokey with its financial analysis, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or in accordance with U.S. generally accepted accounting principles.

The financial projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, the Company’s management took into account historical performance, combined with estimates regarding revenues, operating income and operating expenses. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for our existing and new products, the competitive environment, expectations regarding future acquisitions or any other transaction and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to the merger or any changes to our operations or strategy that may be implemented or that were not anticipated after the time the projections were prepared. As a result, there can be no assurance that the projections will be realized, and actual results may be materially different from those contained in the projections. Neither the Company’s independent registered public accounting firm nor any other independent accountants have compiled, examined or performed any procedures with respect to these financial projections, nor have they expressed any opinion or given any form of assurance on the financial projections or their achievability. These projections are not included in this proxy statement in order to induce any shareholder to vote in favor of the approval of the merger agreement or to elect not to seek appraisal for his or her shares.

The inclusion of the projections should not be regarded as an indication that the Company, the Buyer Group, the special committee, the special committee’s financial advisor or anyone who received the projections then considered, or now considers, them a reliable prediction of future events, and the projections should not be relied on as such. None of the Company, the Buyer Group, the special committee, the special committee’s financial advisor or any of their affiliates intends to, and each of them disclaims any obligation to, revise or correct the projections (even in the short term).

The projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the projections, shareholders are cautioned not to place undue, if any, reliance on the projections included in this proxy statement.

The material business and economic assumptions made in preparing the projections include:

•	demand for color gemstone jewelry in China continues to grow in the long run despite potential challenges in the near term;

•	the Company adds 15 new retail stores in 2014 but no stores in 2015 and 2016, and up to 30 new retail stores per annum beginning in 2017;

•

in reference to historical sales of comparable retail stores and new retail stores, average sales per store will decline in 2013 as a result of intense competition from domestic and international industry players and macro-economic uncertainties, but stabilize in the medium term and grow in the long run;

•

in reference to historical margins, the Company’s gross margins and operating margins will expand moderately given faster growth in high-margin retail business in comparison with low-margin wholesale business, taking into account the discontinuation of the Company’s gold business, and long-term growth in the PRC consumer price index;

•	the Company will be subject to an effective tax rate of 22.0% for the projected periods;

•	the business will incur capital expenditures and require an increase in working capital for the increase in the number of the Company’s retail stores; and

•	major cost items such as SG&A will increase in line with revenue increases.

	Calendar Year Ending December 31 (1)
	2013E	2014E	2015E	2016E	2017E	2018E
	(US$ in millions)
Revenue from Wholesale	71.4	72.8	74.3	75.8	77.3	78.8
Revenue from Retail	139.5	163.5	192.1	221.0	251.1	279.2
Total Revenue	210.9	236.4	266.4	296.8	328.4	358.1
Revenue Growth %	7.4%	12.1%	12.7%	11.4%	10.6%	9.0%
Cost of Goods Sold	(102.7)	(112.0)	(122.8)	(133.8)	(145.1)	(155.9)
Gross Profit	108.2	124.4	143.6	163.0	183.2	202.2
Gross Margin %	51.3%	52.6%	53.9%	54.9%	55.8%	56.5%
Selling, General & Administrative Expenses	(106.9)	(119.5)	(133.0)	(146.2)	(161.2)	(176.5)
Depreciation & Amortization	4.0	4.4	4.9	5.4	6.0	6.6
EBITDA(2)	5.3	9.3	15.5	22.3	28.1	32.2
EBITDA Margin %	2.5%	3.9%	5.8%	7.5%	8.6%	9.0%
Depreciation & Amortization	(4.0)	(4.4)	(4.9)	(5.4)	(6.0)	(6.6)
EBIT(3)	1.3	4.9	10.6	16.9	22.1	25.6
EBIT Margin %	0.6%	2.1%	4.0%	5.7%	6.7%	7.2%
Capital Expenditures	4.4	2.5	0.7	0.8	4.3	4.3

The table below sets out the financial projections for the Company’s retail business for the years ending December 31, 2019 and 2020 (and not the Company’s wholesale business).

	Calendar Year Ending December 31 (1)
	2019E	2020E
	(US$ in millions)
Revenue from Retail	317.3	362.2
Revenue Growth %	13.6%	14.2%
Cost of Goods Sold	(107.7)	(123.0)
Gross Profit	209.6	239.2
Gross Margin %	66.0%	66.0%
Selling, General & Administrative Expenses	(180.1)	(202.7)
Depreciation & Amortization	6.3	7.2
EBITDA(2)	35.8	43.8
EBITDA Margin %	11.3%	12.1%
Depreciation & Amortization	(6.3)	(7.2)
EBIT(3)	29.4	36.5
EBIT Margin %	9.3%	10.1%
Capital Expenditures	3.6	3.6

(1)	Management’s projections for the year ended December 31, 2012 have been omitted, as the Company filed its unaudited financial results for the quarter and twelve-month periods ended December 31, 2012 on March 14, 2013.
(2)	“EBITDA” refers to earnings before interest, taxes, depreciation and amortization.
(3)	“EBIT” refers to earnings before interest and taxes.

At the direction of the special committee, Houlihan Lokey, as the financial advisor to the special committee, utilized the financial projections above in connection with its financial analyses summarized under “Special Factors—Opinion of the Special Committee’s Financial Advisor.”

NONE OF THE COMPANY OR OUR AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

The financial projections are forward-looking statements. For information on factors which may cause our future financial results to materially vary, please see “Cautionary Note Regarding Forward-Looking Statements” beginning on page [—] and see “Special Note Regarding Forward-Looking Statements” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2011, incorporated by reference into this proxy statement.

Opinion of the Special Committee’s Financial Advisor

Houlihan Lokey has been engaged to act as financial advisor to the special committee in connection with the merger. In connection with this engagement, the special committee requested that Houlihan Lokey evaluate the fairness, from a financial point of view and as of the date of the opinion, of the Per Share Merger Consideration to be received by holders of shares (other than holders of the Excluded Shares). On March 15, 2013, at a meeting of the special committee held to evaluate the merger, Houlihan Lokey rendered to the special committee an oral opinion, confirmed by delivery of a written opinion dated March 15, 2013, to the effect that, as of that date and based on and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the Per Share Merger Consideration to be received by holders of shares (other than holders of the Excluded Shares) was fair, from a financial point of view, to such holders.

The full text of Houlihan Lokey’s written opinion, dated March 15, 2013, which describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Houlihan Lokey’s opinion was furnished for the use of the special committee (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and did not address any other aspect or implication of the merger. The summary of Houlihan Lokey’s opinion in the proxy statement is qualified in its entirety by reference to the full text of its written opinion. The opinion did not address the relative merits of the merger as compared to any alternative business strategies or transactions that might be available for the Company or any other party, nor did it address the underlying business decision of the special committee, the board, the Company, its security holders or any other party or entity to proceed with or effect the merger or any terms or aspects of any rollover, voting or other agreements to be entered into in connection with the merger, any potential financing for the merger or the likelihood of consummation of such financing. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party or entity. Houlihan Lokey’s opinion was not intended to be, and does not constitute, a recommendation to the special committee, the board, any security holder or any other party or entity as to how to act or vote with respect to any matter relating to, or whether to tender shares in connection with, the merger or otherwise. Houlihan Lokey has consented to the inclusion of its opinion in its entirety and the description thereof in this proxy statement and any other filing the Company is required to make with the SEC in connection with the merger if such inclusion is required by applicable law.

In connection with its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

•	reviewed the draft dated March 13, 2013 of the merger agreement;

•	reviewed certain publicly available business and financial information relating to the Company that Houlihan Lokey deemed to be relevant;

•

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to Houlihan Lokey by the Company, including financial projections prepared by the management of the Company relating to the Company for the calendar year ended 2012 and for the calendar years ending 2013 through 2018;

•

spoke with certain members of the management of the Company and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the merger and related matters;

•	compared the financial and operating performance of the Company with that of other public companies that Houlihan Lokey deemed to be relevant;

•	considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

•

reviewed the current and historical market prices and trading volume for the shares, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant; and

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and does not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial projections reviewed by Houlihan Lokey have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and Houlihan Lokey expresses no opinion with respect to such projections or the assumptions on which they are based. Houlihan Lokey relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or opinion, and that there is no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. In addition, Houlihan Lokey understands that financial projections for the Company have been prepared by the management of the Company in Renminbi (“RMB”), the legal currency of China. Houlihan Lokey utilized certain publicly available RMB to United States dollar exchange rates and Houlihan Lokey assumed, with the consent of the special committee, that such exchange rates are reasonable to utilize for purposes of its analyses. Houlihan Lokey expresses no view or opinion as to any currency or exchange rate fluctuations and assumed, with the consent of the special committee, that any such fluctuations will not in any respect be material to its analyses or opinion. Further, management of the Company has advised Houlihan Lokey that (i) the financial projections provided to Houlihan Lokey are the only projections prepared by management of the Company (or any affiliated entity) in connection with the merger, (ii) they have not received, reviewed, approved, commented on or otherwise contributed to any other projections or similar information prepared by any other party in connection with the merger, nor have they updated or otherwise revised the financial projections since the last date they were provided to Houlihan Lokey and (iii) to the best of their knowledge and belief, no other projections or similar information have been provided to any party involved in the merger, and the special committee has received all projections and/or similar information that have been received by any other party involved in the merger.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the merger agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the merger will be satisfied without waiver thereof, and (d) the merger will be consummated in a timely manner in accordance with the terms described in all such agreements and other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey also relied upon and assumed, without independent verification, that (i) the merger will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the merger or the Company that would be material to Houlihan Lokey’s analyses or opinion. Houlihan Lokey also relied upon and assumed, without independent verification, at the direction of the Company, that any adjustments to the Per Share Merger Consideration pursuant to the merger agreement will not be material to Houlihan Lokey’s analyses or opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the merger agreement will not differ in any material respect from the draft of the merger agreement identified above.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Houlihan Lokey was not directed by the special committee and, therefore, did not (a) initiate or participate in any negotiations with (other than participating in negotiations with the parties to the merger), or solicit any indications of interest from, third parties with respect to the merger, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the merger, or (b) advise the special committee, the board of directors or any other party with respect to alternatives to the merger. Houlihan Lokey’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Houlihan Lokey’s attention after the date of its opinion.

Houlihan Lokey’s opinion is furnished for the use of the special committee in connection with its evaluation of the merger and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. Houlihan Lokey’s opinion is not intended to be, and does not constitute, a recommendation to the special committee, the board of directors, any security holder or any other person as to how to act or vote with respect to any matter relating to, or whether to approve and authorize, the merger or otherwise.

Houlihan Lokey was not requested to opine as to, and its opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the special committee, the board of directors, the Company, its security holders or any other party to proceed with or effect the merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the merger or otherwise (other than the Per Share Merger Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of Houlihan Lokey’s opinion, (iv) the relative merits of the merger as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the fairness of any portion or aspect of the merger to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the merger, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the merger, any class of such persons or any other party, relative to the Per Share Merger Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the special committee, on the assessments by the special committee, the board of directors, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the merger or otherwise.

In preparing its opinion to the special committee, Houlihan Lokey performed a variety of analyses, including those described below. This summary is not a complete description of Houlihan Lokey’s opinion or the financial analyses performed and factors considered by Houlihan Lokey in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various quantitative and qualitative judgments and determinations as to the most appropriate and relevant financial, comparative and other analytical methods employed and the adaptation and application of those methods to the particular facts and circumstances presented. Therefore, a financial opinion and its underlying analyses are not readily susceptible to summary description. Houlihan Lokey arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies, and factors or focusing on information presented in tabular format, without considering all analyses, methodologies, and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

In performing its analyses, Houlihan Lokey considered industry performance, general business, economic, market and financial conditions and other matters as they existed on, and could be evaluated as of, the date of Houlihan Lokey’s opinion, many of which are beyond the Company’s control. Accordingly, the information may not reflect current or future market conditions. No company, business or transaction used in the analyses for comparative purposes is identical to the Company or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations, judgments and assumptions concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. Houlihan Lokey believes that mathematical derivations (such as determining an average or median) of financial data are not by themselves meaningful and should be considered together with judgments and informed assumptions. The assumptions and estimates contained in Houlihan Lokey’s analyses and the reference ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which assets, businesses or securities actually may be sold or acquired. Accordingly, the assumptions and estimates used in, and the results derived from, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion and financial analyses were only one of many factors considered by the special committee in its evaluation of the merger consideration and should not be viewed as determinative of the views of the special committee or management with respect to the merger or the merger consideration. Houlihan Lokey was not requested to, and it did not, recommend the specific Per Share Merger Consideration payable in the merger. The type and amount of consideration payable in the merger was determined through negotiation by the special committee and Parent, and the decision to enter into the merger was solely that of the special committee and the board of directors.

The following is a summary of the material analyses reviewed by Houlihan Lokey with our special committee in connection with Houlihan Lokey’s opinion rendered on March 15, 2013. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The financial analyses summarized below include information presented in tabular format. In order to fully understand Houlihan Lokey’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying and the qualifications and evaluations affecting the analyses, could create a misleading or incomplete view of Houlihan Lokey’s financial analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

•

enterprise value calculated as the value of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities) based on the relevant company’s closing stock price, or equity value, plus net debt (calculated as outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet), as of a specified date; and

•	revenue.

Unless the context indicates otherwise, enterprise values and equity values derived from the selected companies analysis described below were calculated using the closing price of the shares and that of the common stock of the selected jewelry companies listed below as of March 13, 2013. Accordingly, this information may not reflect current or future market conditions. Estimates of 2013 revenue for the Company were based on estimates provided by the Company’s management. Estimates of 2012 and 2013 revenue for the selected jewelry companies listed below were based on certain publicly available research analyst estimates for those jewelry companies.

Selected Companies Analysis.

Houlihan Lokey performed a selected companies analysis of the Company by reviewing selected financial and stock market data of the Company and the following 10 selected publicly traded Chinese jewelry companies:

•	Chow Sang Sang Holdings International Limited

•	Chow Tai Fook Jewellery Group Ltd.

•	Continental Holdings Limited

•	King Fook Holdings Limited

•	Larry Jewelry International Company Limited

•	Luk Fook Holdings (International) Limited

•	Ming Fung Jewellery Group Ltd.

•	Tse Sui Luen Jewellery (International) Limited

•	GuangDong CHJ Industry Co. Ltd.

•	Zhejiang Ming Jewelry Co., Ltd.

Although none of the companies under the selected companies analysis is directly comparable to the Company, the selected companies are China-based jewelry companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business that, for the purposes of its analysis, Houlihan Lokey and the management of the Company considered generally relevant in evaluating the Company. The foregoing criteria were consistently applied to all selected companies.

The calculated multiples included:

•	enterprise value as a multiple of estimated 2012 revenue; and

•	enterprise value as a multiple of estimated 2013 revenue.

Houlihan Lokey applied the following selected multiple ranges derived from the selected companies to corresponding financial data for the Company:

Multiple Description	Selected Multiple Range
Enterprise Value as a multiple of:	Low	High
Estimated 2012 Revenue	0.70	1.10
Estimated 2013 Revenue	0.65	1.05

The selected companies analysis indicated the following implied per share reference range for the Company, as compared to the proposed Per Share Merger Consideration:

Implied Per Share Equity Reference Range for the Company	Per Share Merger Consideration
$0.76 - $3.21 (based on estimated 2012 revenue)	$2.00
$0.75 - $3.38 (based on estimated 2013 revenue)	$2.00

Discounted Cash Flow Analysis. Houlihan Lokey performed a discounted cash flow analysis of the Company by calculating the estimated net present value of the unlevered, after-tax free cash flows that the Company was forecasted to generate through calendar year 2018 based on internal estimates provided by the Company’s management. Houlihan Lokey calculated terminal values for the Company by applying a range of perpetuity growth rates, based on its professional judgment, of 4.0% to 6.0% to the Company’s estimated terminal year unlevered, after-tax free cash flow. The present values of the cash flows and terminal values were then calculated using discount rates ranging from 13.0% to 17.0%, which were based on a weighted average cost of capital analysis incorporating data from the Company and the selected companies. The discounted cash flow analysis indicated the following implied per share reference range for the Company, as compared to the proposed Per Share Merger Consideration:

Implied Per Share Equity Reference Range for the Company	Per Share Merger Consideration
$0.00 - $1.45	$2.00

Other Matters

Houlihan Lokey was engaged by the Company to act as its financial advisor in connection with the merger and provide financial advisory services, including an opinion to our special committee regarding the fairness from a financial point of view of the Per Share Merger Consideration to be received by holders of the shares (other than holders of the Excluded Shares) in the merger. We engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to the engagement letter, the Company agreed to pay Houlihan Lokey an aggregate fee of $1.05 million for its services, portions of which were payable during the course of its engagement and upon delivery of Houlihan Lokey’s opinion and $200,000 of which is payable contingent upon completion of the merger. The Company has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws arising out of or relating to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the merger and their respective affiliates or any currency or commodity that may be involved in the merger.

Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, other participants in the merger or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of its and their respective employees may have committed to invest in private equity or other investment funds managed or advised by participants in the merger or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with the Company, other participants in the merger or certain of their respective affiliates, and may do so in the future; however, Houlihan Lokey is not currently aware of any such investments or co-investments. There have not been any material relationships between Houlihan Lokey and the Company in the past two years. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, other participants in the merger or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Effect of the Proposed Merger on the Company

Private Ownership

The Company’s shares are currently listed on NASDAQ under the symbol “JADE.” It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately-held company indirectly beneficially owned by the Buyer Group. Following the completion of the merger, the Company’s shares will cease to be listed on NASDAQ, and price quotations with respect to sales of the Company’s shares in the public market will no longer be available. In addition, registration of the Company’s shares under the Exchange Act will be terminated. After the effective time of the merger, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to

U.S. federal securities laws, including SOX, applicable to public companies. After the completion of the merger, our remaining shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide.

Upon completion of the merger, each issued and outstanding share of the Company, other than the Excluded Shares (please see “—Dissenters’ Rights” below), will be cancelled in exchange for the right to receive $2.00 per share in cash, without interest. At the effective time of the merger, each ordinary share of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one ordinary share of the surviving company. As a result, current shareholders of the Company, other than Mr. Yih, the Sponsor, the Rollover Shareholders and the Mr. Shi Shareholders, (a) would no longer have any equity interest in, or be shareholders of, the Company upon completion of the merger and (b) would not have the opportunity to participate in the earnings and growth of the Company or the right to vote on corporate matters after the completion of the merger. These unaffiliated shareholders would not be exposed to the risk of loss in relation to their investment in the Company after the completion of the merger.

Directors and Management of the Surviving Company

If the merger is completed, the current memorandum of association and articles of association of the Company will be the memorandum of association and articles of association of the surviving company. In addition, the directors of Merger Sub immediately prior to the completion of the merger (identified below in “Annex D—Directors and Executive Officers of the Company and Each Entity in the Buyer Group”) will become the directors of the surviving company and the officers of the Company will remain the officers of the surviving company.

Primary Benefits and Detriments of the Merger

The primary benefits of the merger to the Company’s unaffiliated shareholders include, without limitation, the following:

•

the per share consideration of $2.00 represents a premium of approximately 24.2% over the closing price and a premium of approximately 29.0% over the 60-trading day volume weighted average price on August 10, 2012, the last trading day prior to the Company’s announcement on August 13, 2012 that it had received a “going private” proposal; and

•	the avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value following the merger.

The primary detriments of the merger to the Company’s unaffiliated shareholders include, without limitation, the following:

•

such shareholders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the shares, if any; and

•

in general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. See “Material U.S. Federal Income Tax Consequences” for additional information.

The primary benefits of the merger to the Buyer Group include the following:

•

if the Company successfully executes its business strategies, the value of the Buyer Group’s equity investments could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to the Buyer Group;

•

the Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces pressure from public shareholders and investment analyst to make decisions that may produce better short-term results, but which may not maximize equity value in the long term;

•	the Company will have more freedom to focus on long-term strategic planning in a highly competitive business with increasing competition and regulation;

•	the Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations;

•	the Company will be able to introduce new products and services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet short-term forecasts; and

•

there will be a reduction of the costs and administrative burden associated with operating the Company as a publicly traded company, including but not limited to the costs associated with regulatory filings and compliance requirements, which totaled approximately $680,000 for fees and expenses relating to SOX Compliance, approximately $641,000 for fees and expenses of public accountants and $97,000 for fees and expenses of U.S. securities counsel for the year ended December 31, 2012. Such cost savings will directly benefit the Buyer Group following the closing of the merger, and will be recurring in nature if and for so long as the Company remains private.

The primary detriments of the merger to the Buyer Group include the following:

•	all of the risk of any possible decrease in our revenues, free cash flow or value following the merger will be borne by the Buyer Group;

•	the business risks facing the Company, including increased competition and government regulation, will be borne by the Buyer Group; and

•	an equity investment in the surviving company by Parent following the merger will involve substantial risk resulting from the limited liquidity of such an investment; and

•	following the merger, there will be no trading market for the surviving company’s equity securities.

The Company’s Net Book Value and Net Earnings

Parent does not currently own any interest in the Company. Immediately after the closing of the merger, Parent will own 100% of the outstanding common stock of the Company and will have a corresponding interest in our net book value and net earnings. Immediately after the closing of the merger, each shareholder of Parent will have an indirect interest in our net book value and net earnings in proportion to such shareholder’s ownership interest in Parent. Net income attributable to our Company for the fiscal year ended December 31, 2011 was approximately $10.1 million and our net book value as of March 31, 2012 was approximately $116.7 million.

The table below sets out the indirect interest in the Company’s net book value and net earnings for Mr. Yih, the Sponsor, the Rollover Shareholders and the Mr. Shi Shareholders before and immediately after the closing of the merger (assuming there is no Subsequent Rollover Shareholder), based on the historical net book value and net income of the Company as of December 31, 2011.

	Ownership Prior to the Merger				Ownership After the Merger
	Net Book Value		Earnings		Net Book Value		Earnings
	$’000%		$’000%		$’000%		$’000%
Name

Mr. Yu Chuan Yih	12,370.2	10.6%	1,070.6	10.6%	12,370.2	10.6%	1,070.6	10.6%

Sponsor	0	0%	0	0%	95,460.6	81.8%	8,261.8	81.8%

Rollover Shareholders	3,617.7	3.1%	313.1	3.1%	3,617.7	3.1%	313.1	3.1%

Mr. Shi Shareholders	5,251.5	4.5%	454.5	4.5%	5,251.5	4.5%	454.5	4.5%

Plans for the Company after the Merger

After the effective time of the merger, Parent anticipates that the Company will continue its operations in substantially the same manner as they are currently being conducted, except that it will cease to be a publicly-

traded company and will instead be indirectly owned by the Buyer Group. After the effective time of the merger, the directors of Merger Sub immediately prior to the effective time of the merger will become the directors of the Company, and the officers of the Company immediately prior to the effective time of the merger will remain the officers of the Company, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Other than as described in this proxy statement, there are no present plans or proposals that relate to or would result in an extraordinary corporate transaction involving the Company’s corporate structure, business, or management, such as a merger, reorganization, liquidation, relocation of any material operations, or sale or transfer of a material amount of assets. Parent will continue to evaluate the Company’s entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its shareholders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions, including the possibility of relisting the Company or a substantial part of its business on another internationally recognized stock exchange.

Following the completion of the merger, the Company will no longer be subject to United States federal securities laws applicable to public companies and NASDAQ compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

Alternatives to the Merger

The board of directors of the Company did not independently determine to initiate a process for the sale of the Company. The special committee was formed on August 15, 2012, in response to the receipt of the going private proposal letter from Mr. Yih and the Sponsor on August 13, 2012. In light of Mr. Yih’s and the Sponsor’s express intentions to exclusively work with each other in this transaction, and the contractual rights of an affiliate of the Sponsor under the Enzo shareholders agreement to redeem certain preference shares of Enzo and/or exercise its rights of veto over an alternative transaction that required their consent under the pre-existing agreements (see “Interests of Certain Persons in the Merger—Certain Agreements Involving the Company’s Securities” beginning on page [—] for additional information), the special committee determined that there was no viable alternative involving a sale transaction to the proposed sale of the Company to the Buyer Group, and in light thereof, no formal attempt was made to contact third parties who might otherwise consider an acquisition of the Company. Since the Company’s receipt of the proposal letter from Mr. Yih and the Sponsor, which was announced via press release on August 13, 2012 and filed with the SEC on August 17, 2012, the Company has not received any actionable offer from any third party for (a) a merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company’s assets or (c) the purchase of all or a substantial portion of the shares that would enable such person to exercise control of or significant influence over the Company. The special committee also took into account that, prior to the receipt of shareholder approval, the Company can terminate the merger agreement in order to enter into an acquisition agreement with respect to a superior proposal, subject to the payment to Parent of a termination fee of $2,000,000, as set forth in the merger agreement. In this regard, the special committee recognized that it has flexibility under the merger agreement, subject to the contractual rights of the affiliate of the Sponsor under the Enzo shareholders agreement, to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a superior proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a superior proposal, recommend such proposal to the Company’s shareholders).

The Buyer Group did not consider any other form of transaction because the Buyer Group believed that the merger (and the tender offer alternative as contemplated in the merger agreement) was the most direct and effective way to enable the Buyer Group to acquire 100% control of the Company.

Effects on the Company if the Merger is Not Completed

If the merger agreement is not approved by the Company’s shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain a publicly traded company, the shares will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our shares. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares, including the risk that the market price of the shares may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

Under specified circumstances set forth in the merger agreement, the Company may be required to pay Parent and, therefore indirectly, Mr. Yih and the Sponsor, as the beneficial owners of Parent, a termination fee of $2,000,000, as described under the caption “Termination of the Merger Agreement” on Page [—].

If the merger is not completed, from time to time, the Company’s board of directors will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not approved by the Company’s shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing

The Buyer Group estimates that approximately $64,145,344 will be required to pay the aggregate merger consideration, assuming no exercise of dissenters’ rights by shareholders of the Company. Parent and Merger Sub expect this amount to be provided through a combination of equity financing and equity rollover. Neither Parent nor Merger Sub has entered into any alternative financing arrangements or alternative financing plans.

Equity Financing

On March 22, 2013, certain investment funds affiliated with the Sponsor entered into an equity commitment letter pursuant to which each such affiliate has committed to subscribe for (or cause to be subscribed for), subject to the terms and conditions therein, equity securities in Parent for an aggregate amount of approximately $52.5 million. Each such affiliate’s commitment is conditioned upon (i) the execution and delivery of the merger agreement by the Company, (ii) the satisfaction or waiver of the conditions to the obligations of Parent and Merger Sub to complete the merger contained in the merger agreement, (iii) either the contemporaneous consummation of the closing of the merger or the obtaining by the Company in accordance with the terms and conditions of Section 9.07(b) of the merger agreement of an order requiring Parent to cause the financing to be funded and to consummate the merger and (iv) the contemporaneous closing of the subscription of newly issued Parent shares and the cancellation of the Rollover Shares on the terms and conditions of each rollover agreement. Please see “Rollover Transactions” on page [—] for a description of each rollover agreement. The equity commitment will terminate upon the earliest to occur of: (i) the closing of the merger; (ii) the first anniversary of the date of the equity commitment letter; (iii) valid termination of the merger agreement in accordance with its terms; or (iv) the Company or any of its affiliates asserting a claim against either Sponsor or any affiliate thereof in connection with the merger agreement.

Rollover Transactions

Mr. Yih entered into a rollover agreement with Parent, dated March 22, 2013, pursuant to which Mr. Yih committed to subscribe for 3,390,053 newly issued shares in Parent immediately prior to the closing of the merger agreement.

The Rollover Shareholders entered into a rollover agreement with Parent, dated March 22, 2013, pursuant to which the Rollover Shareholders committed to subscribe for 1,005,825 newly issued shares in Parent immediately prior to the closing of the merger agreement.

The Mr. Shi Shareholders entered into a rollover agreement with Parent, dated March 22, 2013, pursuant to which the Mr. Shi Shareholders committed to subscribe for 1,434,800 newly issued shares in Parent immediately prior to the closing of the merger. Prior to closing of the merger and subject to consent of Parent and Mr. Yih, certain shareholders proposed by Mr. Shi may contribute up to 2% of the Company’s total outstanding shares to the Subsequent Rollover Shareholder, a newly formed entity controlled by Mr. Shi. The Subsequent Rollover Shareholder will in-turn execute a joinder to the rollover agreement between Parent and the Mr. Shi Shareholders to subscribe for a number of newly issued shares in Parent on 1:1 basis immediately prior to the closing of the merger. As of the date of this proxy statement, there is no Subsequent Rollover Shareholder existing.

Interests of Certain Persons in the Merger

In considering the recommendation of the special committee and our board of directors with respect to the merger, you should be aware that each member of the Buyer Group has interests in the transaction that are different from, and/or in addition to, the interests of our shareholders generally. The Company’s board of directors and special committee were aware of such interests and considered them, among other matters, in reaching their decisions to approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and recommend that our shareholders vote in favor of approving and authorizing the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Interests of Mr. Yih, the Sponsor, the Rollover Shareholders and the Mr. Shi Shareholders

Following the completion of the merger and assuming there is no Subsequent Rollover Shareholder, Mr. Yih, the Sponsor, the Rollover Shareholders and the Mr. Shi Shareholders will indirectly own equity interests of the Company, as a wholly owned subsidiary of Parent, immediately following the completion of the merger as set forth in the table below. Because of the equity interests in the surviving company, each of them will enjoy the benefits from any future earnings and growth of the Company after the merger which, if the Company is successfully managed, could exceed the value of their investments in the Company, including the amount paid by Parent as merger consideration for the Company’s shares that are not the Rollover Shares. These continuing shareholders will also bear the corresponding risks of any possible decreases in the future earnings, growth, or value of the Company, and they will have no certainty of any future opportunity to sell their shares in the Company at an attractive price, or that any dividends paid by the Company will be sufficient to recover their investment. Mr. Yih, the Sponsor, the Rollover Shareholders and the Mr. Shi Shareholders will, immediately following the completion of the merger and assuming there is no Subsequent Rollover Shareholder, indirectly hold the following equity interests in the surviving company:

Name	Percentage
Mr. Yih	10.6%
Sponsor	81.8%
Rollover Shareholders	3.1%
Mr. Shi Shareholders	4.5%
Total	100%

The merger may also provide additional means to enhance shareholder value for Mr. Yih, the Sponsor, the Rollover Shareholders and the Mr. Shi Shareholders, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance (which totaled approximately $680,000 for fees and expenses relating to SOX Compliance, approximately $641,000 for fees and expenses of public accountants and $97,000 for fees and expenses of U.S. securities counsel for the year ended December 31, 2012 and which will directly benefit the Buyer Group following the closing of the merger and be recurring in nature if and for so long as the Company remains private); increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons.

Treatment of Outstanding Stock Options, Including Those Held by Officers and Directors

If the merger is completed, each stock option awarded under the Company’s Share Incentive Plans shall, subject to consent from the owner of the option, be cancelled and converted into and thereafter evidence the right to receive a cash payment with respect thereto equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the exercise price of such option and (ii) the number of shares underlying such option. Notwithstanding the foregoing sentence, the stock options subject to the Management Rollover Agreement shall be treated in the merger in accordance with the terms and conditions in the Management Rollover Agreement. Pursuant to the Management Rollover Agreement, Parent will grant to each Rollover Shareholder as soon as reasonably practicable following the closing of the merger a Parent option for each Rollover option. Each Parent option shall have an exercise price, vesting or exercise schedule, term and other material terms and conditions that are substantially the same as those contained in the Rollover option, except that the expiration date of certain Parent options will be extended beyond the expiration date of the corresponding Company option.

The table below sets forth, for each of our directors and executives, the number of company options that he/she owns, the exercise price of the stock options, the number of Parent options that will be granted to each Rollover Shareholder following the closing of the merger and the exercise price of the Parent options.

	Company Options		Parent Options
Rollover Shareholder	Number	Exercise Price	Number	Exercise Price
Ringo Hon Tak Ng	150,000	$2.00	150,000	$2.00
	50,000	$0.60	50,000	$0.60
Ka Man Au	150,000	$2.00	150,000	$2.00
	50,000	$0.60	50,000	$0.60
Hoi Tsun Peter Au	32,000	$0.60	32,000	$0.60
Yuin Chiek Lye	60,000	$0.40	60,000	$0.40
	32,000	$0.60	32,000	$0.60
Hoi Yee Vicky Chan	20,000	$0.60	20,000	$0.60

Indemnification and Insurance

Pursuant to the merger agreement, Parent and Merger Sub have agreed that:

•

The memorandum and articles of association of the surviving company will contain provisions with respect to exculpation and indemnification of present and former directors and officers of the Company that are no less favorable than those presently set forth in the Company’s memorandum and articles of association, which provisions will not be amended, repealed or otherwise modified for a period of six years after the effective time in any manner that would adversely affect the rights of the Company’s present and former directors, officers, employees, fiduciaries or agents, unless required by law.

•

The surviving company will maintain the Company’s directors and officers liability insurance for a period of six years after the effective time on terms with respect to coverage and amount no less favorable than the existing insurance; provided that the surviving company will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. In addition, the Company may purchase a six-year “tail” prepaid policy prior to the effective time on terms and conditions providing benefits not less advantageous than the existing directors’ and officers’ liability insurance maintained by the Company.

•

From and after the effective time, Parent, the surviving company and any subsidiary will comply with all of the Company’s obligations to indemnify and hold harmless (a) the current and former directors or officers thereof against liabilities arising out of, relating to or in connection with any acts or omissions occurring before or at the effective time to the extent provided under the Company and its subsidiaries’ respective organizational and governing documents or agreements effective on the date of the merger agreement and to the fullest extent permitted by the BVI Business Companies Act or any other applicable law; and (b) such persons against all liabilities arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its subsidiaries.

The Special Committee

On August 15, 2012, our board of directors established a special committee of directors to consider the proposal from Mr. Yih and the Sponsor and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The special committee is composed of three independent directors—Jie Yun Yu, Jin Wang and Xiang Xiong Deng. Other than their receipt of board and committee compensation (which are not contingent upon the completion of the merger or the special committee’s or our board of directors’ recommendation of the merger) and their indemnification and liability insurance rights under the merger agreement, none of the members of the special committee has a financial interest in the merger or any of transactions contemplated thereby and none of them is related to any member of the Buyer Group. Our board of directors did not place any limitations on the authority of the special committee regarding its investigation and evaluation of the merger.

Position with the Surviving Company

After completion of the merger, Mr. Yih expects to continue to serve as the chairman of the board of directors and the chief executive officer of the surviving company. The directors of Merger Sub immediately prior to the merger will become the directors of the surviving company after the effective time and will hold office until their respective successors and assigns are duly elected and qualified, or their earlier death, resignation or removal.

Certain Agreements Involving the Company’s Securities

Enzo Shareholders’ Agreement

On April 13, 2011, the Company entered into a definitive agreement for a private placement of shares of Enzo, its indirect wholly-owned subsidiary, with a group of investors including Flora Hearts Holdings, an affiliate of the Sponsor (“Flora”). The Company conducts substantially all of its retail jewelry business through Enzo. The transaction was completed on May 3, 2011. Under the terms of the agreement, the Enzo investors made an initial investment of US$41.38 million, including an investment of US$31.40 million in newly issued redeemable convertible preferred shares of Enzo and an acquisition of existing shares of Enzo (which were simultaneously exchanged for the redeemable convertible preferred shares of Enzo) for US$9.98 million from Enzo International Holdings Limited, which is the direct parent of Enzo and a wholly-owned subsidiary of the Company. After giving effect to the transaction, Flora holds approximately 21.0% of Enzo’s total issued share capital.

As part of the transaction, Enzo, Enzo International Holdings Limited, the Company and the Enzo investors entered into a shareholders’ agreement. The shareholders’ agreement contemplates, among other things, a potential spin-off of the retail jewelry business of the Company through a potential public listing of Enzo. The shareholders’ agreement provides that if a qualified initial public offering of Enzo does not occur prior to the 3rd anniversary of the completion date (which is May 3, 2014), holders of the preferred shares may elect to exchange each preferred share of Enzo for a certain number of ordinary shares of the Company based on a pre-determined formula. Under the shareholders’ agreement, the Company agreed to take such actions as necessary to preserve this flip-over right, including, among other things, maintaining its public company listing status. Further, the Enzo preferred shares may be redeemed by the holder if, among other things, a third party becomes the beneficial owner of 20% or more of the voting power of the Company. The shareholders’ agreement also restricts the Company from taking certain material actions, including entering into any stock sale, merger or other business combination transactions, without the prior written consent of the Enzo investors as long as they hold at least 45% of the preferred shares acquired by them at the completion of the investment.

Chairman Loan Agreement

On March 22, 2013, the Sponsor entered into a loan agreement with Mr. Yih and Ms. Ka Man Au, pursuant to which the Sponsor will, subject to certain conditions specified in the loan agreement, make available to Mr. Yih (i) a first tranche loan of US$2.5 million within 15 business days, and (ii) a second tranche loan of US$2.5 million upon and subject to completion of the merger. 50% of the first tranche loan will become due in 2 years and the remaining 50% of the first tranche loan will become due in 90 days thereafter. The second tranche loan will become due on the earlier of (a) the completion of an initial public offering of Enzo, and (b) December 31, 2015. Both tranches accrue interest at a rate of 4.5% per annum, payable semi-annually in arrears. The loans are secured by a pledge of all of the ordinary shares of the Company held by or on behalf of Mr. Yih pursuant to a Share Charge, dated March 22, 2013, among the Sponsor, Mr. Yih and Ms. Ka Man Au. Following the completion of the merger, the loans will be secured by a pledge of all shares of Parent held by Mr. Yih.

Proceeds of the loans are to be used by Mr. Yih for personal investment purposes. These loans and the related share charge are separate from the merger and other transactions contemplated under the merger agreement.

Related Party Transactions

We currently comply with the specifically mandated provisions of the Rule 5600 Series. In addition, we have elected to voluntarily comply with certain other requirements of the Rule 5600 Series, notwithstanding that our home country does not mandate compliance; although we may in the future determine to cease voluntary compliance with those provisions of the Rule 5600 Series. However, we have determined not to comply with the following provisions of the Rule 5600 Series since the laws of the British Virgin Islands do not require compliance:

•	our board of directors is not comprised of a majority of Independent Directors as defined in Rule 5602(a)(2) (Rule 5605(b)(1));

•	our independent directors do not hold regularly scheduled meetings in executive session (Rule 5605(b)(2));

•

the compensation of our executive officers is not determined by an independent committee of the board or by the independent members of the board of directors, and our CEO may be present and participate in the deliberations concerning his compensation (Rule 5605(d));

•	related party transactions are not required to be reviewed or approved by our audit committee or other independent body of the board of directors (Rule 5630); and

•

we are not required to solicit shareholder approval of stock plans, including those in which our officers or directors may participate; stock issuances that will result in a change in control; the issuance of our stock in related party transactions or other transactions in which we may issue 20% or more of our outstanding shares; or, below market issuances of 20% or more of our outstanding shares to any person (Rule 5635).

In addition to the arrangements in connection with the merger discussed elsewhere in this proxy statement, we had the following transactions with related parties for the years ended December 31, 2010 and 2011 and the period January 1, 2012–March 31, 2012:

•

Certain of our banking facilities are collateralized by properties owned by Yu Chuan Yih and his personal guarantee to the extent of $40,155,000 as of December 31, 2010, $53,560,000 as of December 31, 2011 and $65,147,000 as of March 31, 2012. Mr. Yih has not received any additional compensation or consideration from us in return for his personal guarantees.

•

We leased certain of our office and quarters from an entity of which one of our directors, Ms. Alfonsa Au, serves as a director. During the fiscal years ended December 31, 2010 and 2011 and the three-month period ended March 31, 2012, the amount the Company paid for this lease was $240,000, $231,000 and $51,000, respectively. We believe that the lease rates are fair and reasonable and are based on comparable fair market values.

•

We paid Andrew N. Bernstein, P.C., the law firm of which Andrew N. Bernstein, one of our directors, is the sole shareholder, for legal services rendered to us during the fiscal years ended December 31,

2010 and 2011 and the three-month period ended March 31, 2012 the amount of $189,000, $193,600 and $9,000, respectively. In addition, Mr. Bernstein received an annual fee of $12,000 during the fiscal years ended December 31, 2010 and 2011, and a fee of $3,000 for the three-month period ended March 31, 2012, for his service as one of our non-executive directors.

•

During the fiscal year ended December 31, 2011, we obtained loans of $2,438,000 from a shareholder and repaid $855,000. As of December 31, 2011, we had an outstanding balance of $1,583,000 due to the shareholder. As of March 31, 2012, we had an outstanding balance of $4,068,000 due to the shareholder. The shareholder’s loan is unsecured, interest free, repayable in 2012 and 2013 and relate to working capital nature.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the merger are estimated at the date of this proxy statement to be as follows:

Description	Amount
Legal fees and expenses	$2,100,000
Financial fees and expenses and other professional fees	$1,110,000
Miscellaneous (including accounting, filing fees, printer, proxy solicitation and mailing costs, directors’ and officers’ insurance costs, and costs associated with the establishment of Parent and Merger Sub)	$50,000

These expenses will not reduce the merger consideration to be received by the Company’s shareholders. Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, will be paid by the party incurring such costs and expenses except as otherwise provided in the merger agreement. Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee, as described under the caption “Termination of the Merger Agreement” on Page [—].

Voting by the Buyer Group at the Extraordinary General Meeting

Mr. Yih, the Rollover Shareholders and the Mr. Shi Shareholders have entered into a voting agreement, dated as of March 22, 2013, providing that, among other things, Mr. Yih, the Rollover Shareholders and the Mr. Shi Shareholders will vote their 5,830,678 shares in the aggregate (constituting approximately 18.2% of the Company’s total outstanding shares) in favor of the approval and authorization of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Litigation Related to the Merger

We are not aware of any lawsuit that challenges the merger, the merger agreement or any of the transactions contemplated hereby.

Accounting Treatment of the Merger

The merger is expected to be accounted for as a business combination in accordance with Accounting Standards Codification 805 “Business Combinations”.

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the Merger other than the approvals, filings or notices required under the federal securities laws and the filing of the articles of merger (and supporting documentation as specified in the BVI Business Companies Act, including the plan of merger) with the Registrar of Corporate Affairs of the British Virgin Islands.

Dissenters’ Rights

Please see “Dissenters’ Rights—Requirements for Exercising Dissenters’ Rights” beginning on page [—].

Certain Material U.S. Federal Income Tax Consequences

The following is a general discussion of material U.S. federal income tax consequences to U.S. Holders (as defined below) of the exchange of the shares for cash pursuant to the merger agreement, and does not constitute legal advice. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, referred to as the “Code”, final and temporary U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service, referred to as the “IRS”, and the IRS may challenge any of the conclusions set forth below and a U.S. court may sustain such a challenge.

This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the merger. This discussion is a summary for general informational purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular shareholders in light of their individual investment circumstances or to certain types of shareholders subject to special tax rules, including holders that are (a) banks, financial institutions, or insurance companies; (b) regulated investment companies, mutual funds, or real estate investment trusts; (c) brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method; (d) tax-exempt organizations; (e) holders that own shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment; (f) holders that acquired shares in connection with the exercise of employee share options or otherwise as compensation for services; (g) U.S. Holders (as defined below) that have a “functional currency” other than dollar; (h) retirement plans, individual retirement accounts, or other tax-deferred accounts; (i) U.S. expatriates; (j) persons subject to alternative minimum tax; (k) U.S. Holders that actually or constructively own 10% or more of our voting stock; or (l) shareholders that are not U.S. Holders. In addition, this discussion does not discuss any consequences to U.S Holders that will directly or indirectly hold an ownership interest in Parent or the Company after the merger, which includes Mr. Yih, the Rollover Shareholders and the Mr. Shi Shareholders. This discussion assumes that shares are held as capital assets, within the meaning of Section 1221 of the Code, at all relevant times.

As used herein, a “U.S. Holder” is any beneficial owner of the shares that is (a) a citizen or individual resident of the United States for U.S. federal income tax purposes; (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia; (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust which (i) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of the shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of partnership. Any partner of a partnership holding shares is urged to consult its own tax advisor.

ALL HOLDERS OF THE SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR

SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S., AND OTHER LAWS.

Consequences of Participation in the Merger or an Exercise of Dissenters’ Rights

For U.S. federal income tax purposes, the merger will be treated as a taxable sale of shares for cash. Accordingly, the receipt of cash, either as consideration in the merger or as a result of a U.S. Holder exercising its dissenters’ rights as a Dissenting Shareholder (as described under “Dissenters’ Rights”) will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges shares for cash will generally recognize gain or loss in an amount equal to the difference between (a) the amount of cash received and (b) such U.S. Holder’s adjusted tax basis in the shares exchanged therefor. Subject to the discussion under the caption “Passive Foreign Investment Company” below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the shares exchanged is greater than one year at the effective time of the merger.

Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of the shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of the shares.

In addition to any U.S. federal income tax that will be imposed on any gains, individuals, estates and trusts with modified adjusted gross income that exceeds certain thresholds ($250,000 for individuals filing jointly, $200,000 for single individuals) will be subject to a Medicare tax of 3.8% on their investment income, net of deductions properly allocable to such income, above such thresholds. We expect that any gains will be treated as investment income for this purpose, and as a result, will potentially be subject to this additional tax.

Any gain or loss recognized by U.S. Holders will generally be treated as United States source gain or loss. However, in the event that we are deemed to be a PRC “resident enterprise” under the PRC tax law (as discussed under “Material PRC Income Tax Consequences”), gains from the disposition of the shares may be subject to tax in the PRC. In that event, a U.S. Holder may be eligible for the benefits of the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income, referred to as the “Treaty”). Under the Treaty, if any PRC tax were to be imposed on any gain from the disposition of the shares, the gain would be treated as PRC source income. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of our shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company

Based on the past composition of our income and valuation of our assets, including goodwill, we believe that we are not, and have not been, a passive foreign investment company, or a “PFIC”, for U.S. federal income tax purposes, and we do not expect to become one for our current taxable year, although there can be no assurance in this regard.

In general, we will be a PFIC for any taxable year in which (a) at least 75% of our gross income is passive income or (b) at least 50% of the value of our assets (based on an average of the quarterly values) is attributable to assets that produce or are held for the production of passive income. For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). If we own, directly or indirectly, at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income. The determination of whether we are a PFIC is made annually. Accordingly, it is possible that we may become a PFIC in the current taxable year due to changes in our asset or income composition.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held shares and the U.S. Holder has not made a valid “deemed sale” election, mark-to-market election or qualified electing fund election, any gain recognized by a U.S. Holder on the disposition of a share generally would be allocated ratably over such U.S. Holder’s holding period for the shares. The amount allocated to the taxable year of the disposition and to any year before we became a PFIC would be treated as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that year and the interest charge generally applicable to underpayments of tax would be imposed on the resulting tax attributable to each such year. If a U.S. Holder has made a valid mark-to-market election with respect to its shares, any gain the U.S. Holder recognizes would be treated as ordinary income and any loss would be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held shares, a U.S. Holder generally would be required to file IRS Form 8621 with respect to the disposition of the shares, reporting gains realized with respect to the Company. The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the applicable consequences of the merger to it if we are a PFIC or have been a PFIC during any prior year in which a U.S. Holder held shares.

Information Reporting and Backup Withholding

A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding with respect to the amount of cash received in the merger. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless he provides his taxpayer identification number in the manner required, certifies that he is not subject to backup withholding, or otherwise complies with the applicable requirements of the backup withholding rules. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the required procedures are followed. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Company

No gain or loss is expected to be recognized by the Company.

The foregoing is a summary of some of the important U.S. federal income tax consequences relating to the exchange of the shares for cash pursuant to the merger agreement. This summary does not purport to be a complete analysis of all relevant tax rules and considerations, which will vary with the particular circumstances of each shareholder, nor does it purport to be a complete discussion of all potential tax risks. Each shareholder is urged to consult their own tax advisor in order to understand fully the U.S. federal, state, local and any foreign tax consequences in their particular situation.

Certain Material PRC Income Tax Considerations

Under the EIT Law, which took effect on January 1, 2008, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and will be subject to the enterprise income tax at the standard rate of 25% on their global income, as well as PRC enterprise income tax reporting obligations. On December 6, 2007, the State Council adopted the Regulation on the Implementation of PRC Enterprise Income Tax Law, effective as of January 1, 2008, which defines a “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. On April 22, 2009, the State Administration of Taxation, or the SAT, issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, which took retroactive effect as of January 1, 2008. Circular 82 details that certain Chinese-controlled enterprises will be classified as “resident enterprises” if the following are located or resident in China: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, company seal, and minutes of board meetings and shareholders’ meetings; and half or more of the senior management or directors having voting rights. In addition, the SAT issued a bulletin on July 27, 2011, effective as of September 1, 2011, providing more guidance on the implementation of Circular 82. This bulletin clarifies matters including resident status determination, post-determination administration and competent tax authorities. Although both Circular 82 and the bulletin only apply to offshore enterprises controlled by PRC enterprises, not those controlled by PRC or foreign individuals, the determining criteria set forth in Circular 82 and the bulletin may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or PRC enterprise groups or by PRC or foreign individuals.

Due to the short history of the EIT Law and lack of applicable legal precedents, ambiguities exist with respect to the interpretation of the provisions relating to resident enterprise issues. Although the Company is not controlled by any PRC company or company group, it cannot be assured that the Company will not be deemed to be a PRC resident enterprise. If the Company is deemed to be a PRC resident enterprise, gains realized on the sale of shares by non-PRC resident enterprise shareholders may be subject to PRC enterprise income tax at a rate of 10% and such gains earned by non-PRC resident individual investors may be subject to PRC individual income tax at a rate of 20%. Furthermore, it is unclear whether, if the Company were considered a PRC resident enterprise, the non-resident shareholders would be able to claim the benefit of income tax treaties or agreements entered into between China and jurisdictions where such non-resident shareholders reside.

On January 9, 2009, the SAT promulgated the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises, or Circular 3, pursuant to which, the entities which have the direct obligation to make certain payments to a non-resident enterprise shall be the relevant tax withholding agents for such non-resident enterprise. Further, Circular 3 provides that in case of an equity transfer between two non-resident enterprises which occurs outside China, the non-resident enterprise which receives the equity transfer payment shall, by itself or engage an agent to, file tax declaration with the PRC tax authority located at the place of the PRC company whose equity has been transferred, and the PRC company whose equity has been transferred shall assist the tax authorities to collect taxes from the relevant non-resident enterprise. On December 10, 2009, the SAT issued the Notice on Strengthening the Management of the Enterprise Income Tax Collection of Proceeds from Equity Transfers by Non-resident Enterprises, or Circular 698. Circular 698 became effective retroactively as of January 1, 2008. On March 28, 2011, the SAT released the Bulletin on Certain Issues regarding Administration of Income Tax on Non-resident Enterprises, or Bulletin 24, to clarify several issues related to Circular 698. Bulletin 24 became effective on April 1, 2011. Under Circular 698 and Bulletin 24, where a non-resident enterprise transfers the equity interests of a PRC resident enterprise indirectly by disposition of the equity interests of an overseas holding company, or an Indirect Transfer, and such overseas holding company is located in a jurisdiction with either (1) an effective tax rate imposed on the gain from such equity transfer of less than 12.5% or (2) a tax exemption for the foreign-sourced income arising out of such equity transfer, the non-resident enterprise transferor shall file with the competent tax authority of the PRC resident enterprise certain information about the Indirect Transfer. The PRC tax authority may, upon review and examination of the documents submitted by the non-resident enterprise, disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC tax at a rate of up to 10%. Although it appears that Circular 698 was not intended to apply to share transfers of publicly traded companies, there is uncertainty as to the application of Circular 698. For example, while the term “Indirect Transfer” is not clearly defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. Moreover, the process and format of the reporting of an Indirect Transfer to the competent tax authority of the relevant PRC resident enterprise remain unclear.

The Company’s current understanding is that none of the Company, the Merger Sub or the Parent will be required to deduct or withhold any amount from the Per Share Merger Consideration under applicable PRC tax law. In the event that circumstances change and a deduction or withholding is required, each of the Company, the Parent and the paying agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement such amounts as it reasonably determines to be required to deduct and withhold so as to make such payment under any applicable tax laws of the PRC. To the extent that amounts are so withheld and paid over to the appropriate governmental entity by the Company, the Parent or the paying agent, as the case may be, such withheld amounts shall be treated for all purposes of the merger agreement as having been paid by the Parent to the Company’s shareholders in respect of which such deduction and withholding was made.

You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Material British Virgin Islands Tax Consideration

The Company and all dividends, interest, rents, royalties, compensation and other amounts paid by the Company to persons who are not resident in the BVI and any capital gains realised with respect to any shares, debt obligations, or other securities of the Company by persons who are not resident in the BVI are exempt from all provisions of the Income Tax Ordinance in the BVI.

No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable by persons who are not resident in the BVI with respect to any shares, debt obligation or other securities of the Company.

All instruments relating to transfers of property to or by the Company and all instruments relating to transactions in respect of the shares, debt obligations or other securities of the Company and all instruments relating to other transactions relating to the business of the Company are exempt from payment of stamp duty in the BVI.

There are currently no withholding taxes or exchange control regulations in the BVI applicable to the Company or its shareholders.

MARKET PRICE OF THE COMPANY’S SHARES, DIVIDENDS AND OTHER MATTERS

The following table provides the high and low sales prices for our shares on NASDAQ under the symbol “JADE,” for each quarter during the past two years:

	Sales Price Per Share ($)
	High	Low
2010
Second quarter	3.00	2.30
Third quarter	3.88	2.41
Fourth quarter	5.68	3.50

2011
First quarter	4.38	3.18
Second quarter	4.23	2.95
Third quarter	3.40	2.16
Fourth quarter	2.85	1.83

2012
First quarter	2.49	1.88
Second quarter	2.41	1.24
Third quarter	1.88	1.51
Fourth quarter	1.98	1.55

2013
First quarter	2.08	1.73
Second quarter (until May 21, 2013)	1.95	1.88

On August 10, 2012, the last trading day immediately prior to the Company’s announcement on August 13, 2012 that it had received a going private proposal, the reported closing price of our shares on NASDAQ was $1.61. The merger consideration of $2.00 per share represents a premium of 24.2% over the closing price of $1.61 per share on August 10, 2012, and a premium of 29.0% over the 60-trading day volume weighted average price on August 10, 2012. On [—], 2013, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of our shares were $[—] and $[—], respectively. You are urged to obtain a current market price quotation for your shares in connection with voting the shares.

Dividend Policy

The board of directors of the Company have never declared or paid any cash dividends on the Company’s capital stock and do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business, and do not anticipate paying any cash dividends on our shares in the foreseeable future. Future cash dividends, if any, will be declared at the discretion of our board of directors and will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors as our board of directors may deem relevant.

The ability to pay dividends depends upon receipt of dividends or other payments from subsidiaries and other holdings and investments. In addition, the operating subsidiaries from time to time may be subject to restrictions on their ability to make distributions to the Company, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into US dollars or other currencies and other regulatory restrictions. Pursuant to the merger agreement, the Company is prohibited from declaring any dividends following the execution of the merger agreement on March 22, 2013.

We are a holding company incorporated in the British Virgin Islands. Our holding company structure creates restrictions on the payment of dividends. We have no direct business operations, other than the ownership of our subsidiaries, of which we have control over their operating policies including, among others, payment of dividends. While we have no current intention of paying dividends, should we, as a holding company, decide in the future to do so, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries are subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants and minimum net worth requirements in loan agreements, restrictions on the conversion of local currency into US dollars or other hard currency and other regulatory restrictions.

Under PRC laws and regulations, PRC entities, including wholly owned foreign enterprises and domestic companies in China, may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiaries are required to set aside at least 10% of their after-tax profit based on PRC accounting standards each year to their statutory capital reserve fund until the cumulative amount of such reserve reaches 50% of their respective registered capital. These reserves are not distributable as cash dividends. Moreover, cash transfers from our PRC subsidiaries to us are subject to the PRC government’s currency conversion policy, and our PRC subsidiaries may not be able to obtain the relevant approvals or complete the requisite registrations for distributing dividends to us. Any failure by any of our shareholders or any beneficial owner of our shares who is a PRC resident to comply with the approval or registration requirements imposed by the State Administration of Foreign Exchange with respect to their investment in us could also subject us to legal sanctions, including a restriction on our PRC subsidiaries’ ability to distribute dividends to us. As a result of the foregoing restrictions on our PRC subsidiaries, our ability to pay dividends on our shares could be significantly limited. Our non-PRC subsidiaries may also be subject to restrictions under applicable laws that would impede their ability to distribute dividends to us.

We may be considered to be a “resident enterprise” for PRC tax purposes and could be subject to the uniform 25% enterprise income tax rate for our global income, including dividends, unless the dividends we receive from our PRC subsidiaries could be recognized as “dividends among qualified PRC resident enterprises” by the relevant PRC authorities, in which case, those dividends would be exempt from PRC withholding tax. In addition, dividends paid to “non-resident enterprises” by “resident enterprises” are regarded as income from “sources within the PRC” and therefore subject to a 10% withholding income tax, unless there is a tax treaty between the jurisdiction where the non-resident enterprise resides and China that provides for a lower tax rate. Under the Individual Income Tax Law, an individual who disposed of capital asset in China is subject to PRC income tax at the rate of 20%. Although our Company is incorporated in the British Virgin Islands, if we are classified as a PRC resident enterprise, dividends payable by us to our non-PRC resident enterprise shareholders may be subject to PRC enterprise income tax at a rate of 10% and such dividends payable by us to our non-PRC resident individual shareholders may be subject to PRC individual income tax at a rate of 20%. Furthermore, it is unclear whether, if we were considered a PRC resident enterprise, our non-resident shareholders would be able to claim the benefit of income tax treaties or agreements entered into between China and the jurisdictions where such non-resident shareholders reside. In this regard, the value of the investment in our shares may be adversely and materially affected. Please see “Item 3. Key Information—Risk Factors—Changes to PRC tax laws may adversely affect our financial condition and results of operations in the future.” in the Company’s Annual Report on Form 20-F for the year ended December 31, 2011, which is incorporated herein by reference.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the satisfaction of the conditions to completion of the merger, including the approval of the merger agreement by our shareholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the cash position of the Company and its subsidiaries, at the effective time of the merger;

•	the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our shares;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

•	diversion of our management’s attention from our ongoing business operations;

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of the financings that will be obtained for the merger;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the merger; and

•

other risks detailed in our filings with the SEC, including the information set forth under the caption “Item 3D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2011. Please see “Where You Can Find More Information” beginning on page [—] for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of our shares, as part of the solicitation of proxies by the Company’s board of directors for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on [—], 2013, at [—] a.m. ([—] time), at our Shenzhen office located at 10th Floor, Block 18, Free Trade Zone, Shatoujiao, Shenzhen, People’s Republic of China.

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon the following resolutions:

•

THAT the agreement and plan of merger, dated March 22, 2013 (the “merger agreement”), among the Company, Parent and Merger Sub (a copy of which is attached as Annex A and will be produced and made available for inspection at the extraordinary general meeting), the plan of merger as required under section 170 of the BVI Business Companies Act in the form attached as Annex A to the merger agreement (the “plan of merger”) and the transactions contemplated by the merger agreement, including the merger, be and are hereby approved and authorized;

•

THAT the directors of the Company be, and are hereby, authorized to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and, if necessary

•

THAT the chairman of the extraordinary general meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions approving the merger to be proposed at the extraordinary general meeting.

If the merger is completed, each outstanding share other than the Excluded Shares shall be cancelled in exchange for the right to receive the Per Share Merger Consideration of $2.00 per share in cash, without interest, in accordance with the terms and conditions set forth in the merger agreement. At the effective time, all of the shares, other than the Dissenting Shares shall be cancelled and cease to exist. Each share (other than the Dissenting Shares) will thereafter represent only the right to receive the Per Share Merger Consideration without interest. Each Dissenting Share will thereafter represent only the right to receive the fair value of such share as determined under the BVI Business Companies Act. At the effective time, each outstanding ordinary share of Merger Sub, par value US$0.01 per share, will be converted into one ordinary share of the Company, par value US$0.01 per share. The Company will be the surviving company of the merger.

Our Board’s Recommendation

Our board of directors, acting upon the unanimous recommendation of the special committee of our board of directors:

•

determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is fair to, and in the best interests of, the Company and our shareholders (other than the Buyer Group), and declared it advisable to enter into the merger agreement;

•	approved the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger; and

•

recommends that the Company’s shareholders vote FOR the approval and authorization of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Share Record Date; Shares Entitled to Vote

You are entitled to vote at the extraordinary general meeting if shares are registered in your name at the close of business on [—], 2013, the share record date, or you hold a valid proxy from such registered owner. If you are the registered holder of the shares at the close of business on the record date, the deadline for you to lodge your proxy card and vote is [—], 2013 at [—] a.m. ([—] time). Each outstanding share on the share record date entitles the registered holder to one vote on each matter submitted to the shareholders for approval at the extraordinary general meeting and any adjournment thereof. See “—Procedures for Voting” below for additional information.

Quorum

A quorum of our shareholders is necessary to have a valid shareholders’ meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence, in person or by proxy, of shareholders holding not less than 50% of the shares that are entitled to vote on the resolutions to be considered at the meeting on the record date. As of the share record date, there are [—] shares entitled to be voted at the extraordinary general meeting. If a quorum is not present within two hours from the time scheduled for the extraordinary general meeting, the meeting will be adjourned to the next business day at the same time and place or to such other time and place as the directors may determine, and at the adjourned meeting, the presence, in person or by proxy or duly authorized representative, of one or more shareholders representing not less than one-third of the shares entitled to vote on the resolutions to be considered at the meeting shall constitute a quorum.

Shareholder Vote Required to Approve the Merger Agreement

Under the merger agreement, the merger cannot be completed unless the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are approved and authorized by an affirmative vote of shareholders representing at least a majority of the shares present and voting in person or by proxy as a single class at the extraordinary general meeting. To the extent known by the Company after making reasonable inquiry, no executive officer, director or affiliate of the Company or any member of the Buyer Group currently hold any securities of the Company, other than as set forth under the caption “Security Ownership of Certain Beneficial Owners and Management of the Company”.

The Buyer Group collectively owns 5,830,678 shares, constituting approximately 18.2% of the Company’s total outstanding shares, including 4,395,878 shares owned by Mr. Yih and the Rollover Shareholders and 1,434,800 shares owned by the Mr. Shi Shareholders. Based on the number of shares outstanding on the share record date, [—] shares owned by unaffiliated shareholders (constituting approximately [—]% of the total outstanding shares owned by the unaffiliated shareholders) must be voted in favor of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, for the merger to be approved, assuming all unaffiliated shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

Each of Mr. Yih, the Rollover Shareholders and the Mr. Shi Shareholders has entered into a voting agreement, dated as of March 22, 2013, providing that, among other things, each of them will vote all of his/her shares (collectively constituting approximately 18.2% of the Company’s total outstanding shares) in favor of the approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Voting Information

Register holders of our shares may vote their shares by attending the extraordinary general meeting and voting their shares in person, or by completing the accompanying proxy card in accordance with the instructions set forth on the proxy card. The deadline to lodge your proxy card is [—], 2013 at [—] a.m. ([—] time).

Shareholders who hold their shares in “street name” with their bank, broker or other nominee must instruct their bank, broker, or other nominee how to vote their shares in accordance with the procedures provided by their bank, broker, or other nominee, or obtain a proxy from their bank, broker or other nominee to vote their shares at the extraordinary general meeting.

Voting of Proxies and Failure to Vote

All shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, shares represented by that proxy card will be voted FOR the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize the directors of the Company to do all things necessary to give effect to the merger agreement, and FOR the proposal to approve that the chairman of the extraordinary general meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines.

If a shareholder fails to vote by proxy or in person, it will be more difficult for the Company to obtain the necessary quorum to transact business at the extraordinary general meeting and to obtain required votes described in “Shareholder Vote Required to Approve the Merger Agreement”.

Shares held in “street name” by banks, brokers or other nominees will not be voted without instructions by the holder of such shares. Broker non-votes will not be counted towards a quorum or for any purpose in determining whether the merger is approved.

Revocability of Proxies

Registered holders of our shares may revoke their proxies in one of three ways:

•

First, a registered shareholder may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should also be sent to LJ International Inc., Unit #12, 12/F, Block A, Focal Industrial Centre, 21 Man Lok Street, Hung Hom, Kowloon, Hong Kong.

•

Second, a registered shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so as to be received no less than 48 hours prior to the extraordinary general meeting.

•

Third, delivery of an instrument appointing a proxy shall not preclude a registered shareholder from attending and voting in person at the extraordinary general meeting and in such event, the proxy shall be deemed to be revoked.

If a shareholder holds shares in “street name” with their bank, broker or other nominee and has instructed the bank, broker, or other nominee to vote the shareholder’s shares, the shareholder must follow directions received from the bank, broker or other nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Shareholders who elect to dissent from the merger will have the right to seek the payment of the fair value of their shares if the merger is completed, but only if they deliver to the Company, before the vote is taken at the extraordinary general meeting, a written objection to the merger including a statement that such shareholder proposes to demand payment for his shares if the merger is approved, and subsequently comply with all procedures and requirements of Section 179 of the BVI Business Companies Act for the exercise of dissenters’

rights, which is attached as Annex C to this proxy statement. The fair value of your shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenters’ rights with respect to your shares.

Whom to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact AST Phoenix Advisors, which is acting as a proxy solicitation agent and information agent in connection with the merger as follows:

Solicitation of Proxies

We have engaged AST Phoenix Advisors to assist in the solicitation of proxies from banks, brokerage firms, nominees, institutional holders and individual investors for the extraordinary general meeting. We expect that AST Phoenix Advisors’ fees for its services will be approximately $15,000 plus certain costs associated with telephone solicitations, if required, and reimbursement of out-of-pocket expenses. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers and directors. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT AND PLAN OF MERGER

This section of the proxy statement describes the material terms of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. This description of the merger agreement has been included to provide you with information regarding its terms.

Structure and Completion of the Merger

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement. If the merger is completed, the Company will cease to be a publicly traded company. The closing will occur no later than the third business day immediately after all of the closing conditions have been satisfied or waived. At the closing, Merger Sub and the Company will execute a plan of merger and articles of merger and file the articles of merger (and supporting documentation as specified in the BVI Business Companies Act, including the plan of merger) with the Registrar of Corporate Affairs of the British Virgin Islands. The merger will become effective at the time when the articles of merger, including the plan of merger, has been registered by the Registrar of Corporate Affairs of the British Virgin Islands or at such other subsequent date or time within thirty days of the date of registration of the articles of merger, as Merger Sub and the Company may agree and specify in the articles of merger in accordance with the BVI Business Companies Act.

We expect that the merger will be completed in the third quarter of 2013, after all conditions to the merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived; however, we intend to complete the merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

Upon completion of the merger, the memorandum and articles of association of the Company, as in effect at the effective time, will be the memorandum and articles of association of the surviving company. The directors of Merger Sub immediately prior to the effective time will become the directors of the surviving company and the officers of the Company immediately prior to the effective time will remain the officers of the surviving company, unless otherwise determined by Parent prior to the effective time.

Merger Consideration

Each outstanding share other than the Excluded Shares, will be cancelled in exchange for the right to receive $2.00 in cash, without interest. Excluded Shares include shares owned by Mr. Yih, Rollover Shareholders, the Mr. Shi Shareholders, Dissenting Shareholders, and Parent, the Company or any subsidiary of Parent or the Company (if any). Each Dissenting Share will be entitled to receive only the payment resulting from the procedures set forth in Section 179 of the BVI Business Companies Act.

Remittances for the Per Share Merger Consideration shall not be sent to holders of shares who are untraceable unless they notify the paying agent of their current contact details prior to the effective time. A holder of shares will be deemed to be untraceable if (i) such person has no registered address in the register of members (or branch register) maintained by the Company, (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a cheque payable to such person either has been sent to such person and has been returned undelivered or has not been cashed or has not been sent to such person because on an earlier occasion a cheque for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company, or (iii) notice of the shareholders’ meeting convened to vote on the merger has been sent to such person and has been returned undelivered.

Treatment of Share Options

If the merger is completed, each stock option awarded under the Company’s Share Incentive Plans (other than the stock options subject to the Management Rollover Agreement) shall, subject to consent from the owner of the option, be cancelled and converted into and thereafter evidence the right to receive a cash payment with respect thereto equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the exercise price of such option and (ii) the number of shares underlying such option.

Pursuant to the Management Rollover Agreement, Parent will grant to each Rollover Shareholder as soon as reasonably practicable following the closing of the merger an option exercisable to acquire one Parent option for each stock option held by such Rollover Shareholder. Each Parent option shall have an exercise price, vesting or exercise schedule, term and expiration date and other material terms and conditions that are substantially the same as those contained in the Rollover option.

Exchange Procedures

At the effective time, Parent will deposit with the paying agent for the benefit of the holders of the shares and stock options, an amount in cash sufficient for the paying agent to make payments under the merger agreement. Promptly after the effective time (and in any event within five business days following the effective time), the paying agent will mail to each registered holder of the shares (other than holders of the Excluded Shares) (a) a letter of transmittal specifying how the delivery of the merger consideration to registered holders of the shares will be effected and (b) instructions regarding how to surrender your share certificates in exchange for the applicable merger consideration. You will receive the Per Share Merger Consideration for your shares from the paying agent after you comply with these instructions.

If your shares are represented by share certificates, unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights in accordance with Section 179 of the BVI Business Companies Act, upon surrender of your share certificates to the paying agent in accordance with the terms of the letter of transmittal or a declaration of loss or non-receipt, you will receive an amount equal to the number of your shares multiplied by $2.00 in cash, without interest, in exchange for the cancellation of your shares certificates after the completion of the merger.

In the event of a transfer of ownership of shares that is not registered in the register of members of the Company, a check for any cash to be exchanged upon due surrender of the share certificate will be issued to such transferee only if the share certificates (if any) which immediately prior to the effective time represented such shares are presented to the paying agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

If your shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee regarding how to surrender your shares and receive the merger consideration for those shares.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement (including the disclosure schedule delivered by the Company in connection therewith). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the merger agreement rather than establishing matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	due organization, existence, good standing and authority to carry on the Company’s businesses;

•

the Company’s capitalization; the Company’s options, preemptive or other similar rights; the absence of any debt securities that give its holders the right to vote with the Company’s shareholders and the absence of encumbrances on the Company’s ownership of the equity interests of its subsidiaries;

•

the Company’s corporate power and authority to execute and deliver, to perform its obligations under and to consummate the transactions under the merger agreement, and the enforceability of the merger agreement against the Company;

•	the vote of the Company’s shareholders required to approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger;

•

the declaration of advisability of the merger agreement and the merger by the special committee and by the board of directors of the Company, and the approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, by the board of directors of the Company;

•

the absence of violations of, default under, or material breach of, (a) the governing documents of the Company and its subsidiaries, (b) applicable law regarding the Company and its subsidiaries and (c) certain contracts to which the Company or its subsidiaries is a party, as a result of the Company’s execution of, or consummation of the merger or transactions contemplated by, the merger agreement;

•	governmental consents and approvals;

•	permits and compliance with laws;

•	the Company’s SEC filings since January 1, 2009 and the financial statements included therein;

•	the Company’s disclosure controls and procedures and internal controls over financial reporting;

•	compliance with the applicable rules and regulations of NASDAQ;

•	the absence of a Company material adverse effect (as defined below) and the absence of certain other changes or events since December 31, 2011;

•	litigation and governmental actions against the Company or its subsidiaries;

•	labor and employment matters, including employee benefits plans;

•	real property; title to assets;

•	intellectual property;

•	tax matters;

•	no secured creditors;

•	material contracts and the absence of any default under, or termination of, any material contract;

•	customers and suppliers;

•	inventory;

•	insurance matters;

•	interested party transactions;

•	derivative transactions;

•	antitakeover provisions; and

•	brokers.

Many of the representations and warranties in the merger agreement made by the Company are qualified as to “materiality” or “Company material adverse effect.” “Company material adverse effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or would reasonably be expected to be materially adverse to (a) the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its subsidiaries taken as a whole or (b) the ability of the Company to consummate the transactions; provided, however, that none of the following, and no event, circumstance, change or effect, alone or in combination, related to or arising out of any of the following shall be taken into account in determining whether a Company material adverse effect has occurred or may occur: (i) changes in general economic, political or financial market conditions or changes in securities markets, (ii) the effects attributable to the announcement of the transactions (except with respect to Section 3.05 of the merger agreement), including the initiation of legal proceedings related to the merger agreement or the proposed merger or the loss of, change in, the relationship of the Company or any its subsidiaries with its customers, suppliers or vendors, (iii) changes in GAAP or regulatory accounting requirements or changes in laws (or interpretations thereof) applicable to the Company or any of its subsidiaries, (iv) changes, effects or circumstances in the industries or markets in which the Company or any of its subsidiaries operates, (v) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, acts of God or natural disasters, (vi) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective affiliates, or (vii) actions or omissions taken with the prior written consent of the other parties hereto or expressly required by the merger agreement; provided, further, that any event, circumstance, change or effect referred to in clauses (i), (iii), (iv) and (v) above shall be taken into account in determining whether or not there has been a Company material adverse effect to the extent such event, circumstance, change or effect has a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its subsidiaries operate.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	due organization, existence, good standing and authority to carry on businesses;

•

their corporate power and authority to execute, deliver and perform their obligations under and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against them;

•

the absence of violations of, default under, or material breach of, (a) the governing documents of Parent and Merger Sub, (b) applicable law regarding Parent and Merger Sub and (c) certain contracts to which the Company or its subsidiaries is a party, as a result of the Company’s execution of, or consummation of the merger or transactions contemplated by, the merger agreement;

•	required regulatory filings;

•	delivery of equity commitment letter and rollover agreement;

•	sufficiency of funds necessary to pay the merger consideration and other amounts required to be pain in connection with the merger;

•	litigation and governmental actions against Parent or Merger Sub or any of their respective affiliates;

•	brokers;

•	no secured creditors of Merger Sub;

•	operation and ownership of shares;

•	delivery of voting agreement;

•	contracts with management, directors or shareholders; contracts with shareholders relating to merger;

•	Buyer Group contracts;

•	independent investigation; and

•	non-reliance on Company estimates.

Conduct of Business Prior to Closing

Under the merger agreement, the Company has agreed that, subject to certain exceptions in the merger agreement and the related disclosure schedules, from the date of the merger agreement until the earlier of the effective time or the termination of the merger agreement, the Company and its subsidiaries (a) will conduct their businesses in the ordinary course and consistent with past practices and (b) will use their reasonable efforts to preserve substantially intact their business organizations, to keep available the services of the current officers, employees, consultants, contractors, subcontractors and agents and to preserve their current relationships with governmental authorities, customers, suppliers and other persons with which the Company or any subsidiary has material relations.

Subject to certain exceptions set forth in the merger agreement and the disclosure schedules the Company delivered in connection with the merger agreement, unless Parent consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), the Company will not and will not permit any of its subsidiaries to, among other things:

•	amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

•

issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) any shares of any class of shares of the Company or any subsidiary (other than in connection with the exercise of any Options in accordance with the applicable Share Incentive Plans), or any options, warrants, convertible securities or other rights of any kind to acquire any shares, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any subsidiary, or (ii) any property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of the Company or any subsidiary with a value in excess of US$1,000,000, except in the ordinary course of business and in a manner consistent with past practice;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its shares (except for dividends paid by any wholly owned subsidiary to the Company or to any other wholly owned subsidiary);

•

reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares, or any options, warrants, convertible securities or other rights exchangeable into or convertible or exercisable for any of its shares (other than repurchases of the shares in the ordinary course of business to satisfy obligations under equity incentive, deferred compensation, employee benefit plans or other similar plans or arrangements, in each case, as such plans or arrangements existed on the date of the merger agreement, including the withholding of shares in connection with the exercise or vesting of share Incentive Plans);

•

effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving the Company or any of its subsidiaries, or create any new subsidiaries (other than wholly owned subsidiaries created in the ordinary course of business);

•	enter into, or propose to enter into, any transaction involving any earn-out, installment or similar payment to or from the Company or any subsidiary of the Company, by or to any third party;

•

acquire (including, without limitation, by merger, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or any other business combination) or make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof or acquire any significant amount of assets in excess of US$1,000,000; (ii) incur, assume, alter, amend or modify any Indebtedness or issue any debt securities that results in an aggregate net debt of the Company’s non-wholesale business units of more than RMB$340,000,000 or an aggregate net debt of the Company’s wholesale business units of more than US$30,000,000; (iii) make any loans or advances in excess of US1,000,000 individually or US$2,000,000 in the aggregate; (iv) create or grant any lien on any assets of the Company or any of its subsidiaries except permitted liens in the ordinary course of business; or (v) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $US$1,000,000 or capital expenditures which are, in the aggregate, in excess of US$$2,000,000 for the Company and its subsidiaries taken as a whole except for authorized capital expenditures in accordance with the budget provided to Parent prior to the date of the merger agreement;

•

except as otherwise required by law, (A) enter into any new employment or compensatory agreements (including the renewal of any such agreements), or terminate any such agreements, with any director, officer, employee or consultant of the Company or any of its subsidiaries (other than hirings or terminations of employees or consultants below the officer level with aggregate annual compensation of less than US$150,000 (or its RMB equivalent)), (B) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its subsidiaries, (C) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its subsidiaries other than to employees with base annual compensation of up to US$50,000 in the ordinary course of business consistent with past practice, (D) establish, adopt, amend or terminate any Company employee plan or amend the terms of any outstanding options other than in accordance with Section 2.02 of the merger agreement, (E) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under the Company employee plan, to the extent not already required in any such plan, including voluntarily accelerating the vesting of any option in connection with the merger, (F) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company employee plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (G) forgive any loans to directors, officers or employees of the Company or any of its subsidiaries;

•	issue or grant any options to any person under any share Incentive Plan;

•

make any material changes with respect to any credit practice, method of financial accounting, or financial accounting policies or procedures, including material changes affecting the reported consolidated assets, liabilities or results of operations of the Company and its subsidiaries, except as required by changes in GAAP;

•

pay, discharge or satisfy any claim, liability or obligation in excess of $1,000,000 (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities or obligations as they become due in the ordinary course of business and consistent with past practice;

•	enter into, amend or modify or consent to the termination of any material contract, or amend, waive, modify or consent to the termination of the Company’s or any subsidiary’s rights thereunder;

•	enter into any contract between the Company or any subsidiary, on the one hand, and any of their respective affiliates, officers, directors or employees, on the other hand;

•

terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage;

•	commence or settle any litigation or other action, except for litigation or other actions solely including monetary damages of no more than US$200,000;

•

permit any item of owned intellectual property material to the business to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every item of owned intellectual property material to the business;

•

fail to make in a timely manner any filings or registrations with (A) the SEC required under the Securities Act of 1933, as amended, or the Exchange Act or the rules and regulations promulgated thereunder or (B) any other governmental authority;

•	engage in the conduct of any new line of business material to the Company and its subsidiaries, taken as a whole;

•

make or change any material tax election, materially amend any tax return (except as required by applicable law), enter into any material closing agreement with respect to taxes, surrender any right to claim a material refund of taxes, settle or finally resolve any material controversy with respect to taxes or materially change any method of tax accounting;

•	transfer or permit any transfers of cash in excess of US$5,000,000 in the aggregate from the Company and/or the Offshore subsidiaries, taken as a whole, to any Onshore subsidiaries;

•	Transfer or permit any transfers of cash in excess of US$1,000,000 in the aggregate from the Company’s non-wholesale business units to its wholesale business units; or

•	announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Financing

The Company and Parent estimate that the total amount of funds required to pay the aggregate merger consideration is anticipated to be approximately $64,145,344. This amount is expected to be funded from the proceeds from the equity commitment letter and rollover agreement.

As of the date of the merger agreement, Parent has delivered to the Company (a) an equity commitment letter by which Sponsor committed to purchase or cause the purchase of equity interests of Parent simultaneously with the closing of the merger and (b) rollover agreements by which Mr. Yih, the Rollover Shareholders and the Mr. Shi Shareholders committed to subscribe for newly issued shares in Parent immediately prior to the closing of the merger agreement (the equity commitment letter and the rollover agreements are together referred to herein as the “financing documents”).

Parent shall use its reasonable best efforts to arrange and consummate the financing on the terms and conditions described in the financing documents including using its reasonable best efforts to satisfy all conditions thereto; provided that Parent and Merger Sub may amend or modify the financing documents by adjusting (i) the amount of equity financing, and (ii) the number of Rollover Shares of the Rollover Shareholders to be cancelled and the amount of new shares in Parent to be issued by Parent to the Rollover Shareholders, so long as the aggregate proceeds of the financing will be sufficient for Merger Sub and the surviving company to pay the merger consideration, and any other amounts required to be paid in connection with the transactions contemplated by the merger agreement. Parent and Merger Sub may not amend or modify the financing documents in any way not contemplated by Section 6.09 of the merger agreement without the prior written consent of the Company (acting upon the recommendation of the Special Committee).

Competing Transactions

Neither the Company nor its subsidiaries nor any officer, director or employee of the Company or any of its subsidiaries, nor any of the Company’s or any subsidiaries’ agents, advisors and other representatives, will, directly or indirectly, (a) initiate, solicit, encourage or take any other action to facilitate, any inquiry or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any competing transaction, or (b) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information to, any person or entity in furtherance of such inquiries or to obtain a proposal or offer for a competing transaction, or (c) agree to, approve, endorse or recommend any competing transaction or enter into any letter of intent or contract or commitment contemplating or otherwise relating to any competing transaction, or (d) authorize or permit any of the officers, directors or employees of the Company or any of its subsidiaries, or any representative to take any such actions. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a competing transaction.

Prior to obtaining the required shareholder vote approving the merger agreement, the plan of merger and the transaction contemplated by the merger agreement, including the merger, in the event that the Company receives from a third party an unsolicited bona fide written proposal or offer regarding a competing transaction that the special committee determines in good faith (after consultation with the company’s outside financial and legal advisors) constitutes or could reasonably be expected to result in a superior proposal, then the Company may take the following actions: (a) furnish information concerning the Company and its subsidiaries to the person making such proposal or offer regarding a competing transaction (and its respective representatives) pursuant to a confidentiality agreement; and (b) engage in discussions or negotiations (including, as a part thereof, making counterproposals) with such person (and its representatives) with respect to such proposal or offer regarding a competing transaction; provided that (A) such person has executed a confidentiality agreement; (B) information, to the extent not previously provided to Parent, shall be provided to Parent at substantially the same time it is provided to such person, and (C), prior to taking any actions specified in the foregoing clause (A) or (B), the Company shall notify Parent orally and in writing that it proposes to furnish information or enter into discussions or negotiations with a third party.

The Company shall notify Parent as promptly as practicable, orally and in writing, of any proposal or offer, or any inquiry or contact with any person, regarding a competing transaction or that would reasonably be expected to lead to a competing transaction, specifying (x) the material terms and conditions thereof (including material amendments or proposed material amendments) and providing, if applicable, copies of any written requests, proposals or offers, including proposed agreements, and (y) the identity of the party making such proposal or offer or inquiry or contact. The Company shall keep Parent informed, on a reasonably current basis of the status and terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request.

Except as otherwise provided in the merger agreement, neither the Company board of directors nor any committee thereof shall change, withhold, withdraw, qualify or modify, or propose to change, withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the company recommendation (a “change in company recommendation”) or approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any competing transaction. At any time prior to the receipt of the requisite vote, in response to any unsolicited proposal or offer relating to a competing transaction received after the date hereof, the Company board of directors, acting upon the recommendation of the special committee, may effect a change in company recommendation if the Company board of directors determines in good faith (after consultation with the Company’s outside legal and financial advisors) that (i) after having complied with, and giving effect to all of the adjustments which may be offered by Parent and Merger Sub, such proposal or offer constitutes a superior proposal, and (ii) failure to do so would constitute a breach of the Company board of director’s fiduciary duties under applicable law.

The Company shall not be entitled to effect a change in company recommendation unless (i) the Company has provided a written notice (a “notice of superior proposal”) to Parent and Merger Sub that the Company intends to take such action that includes the material terms of the superior proposal that is the basis of such action (including the identity of the third party making the superior proposal), (ii) during the five calendar day period following Parent’s and Merger Sub’s receipt of the notice of superior proposal, the Company shall, and shall direct its representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such superior proposal ceases to constitute a superior proposal, and (iii) following the end of such five calendar day period, the Company board of directors shall have determined in good faith (after consultation with the Company’s outside legal and financial advisors), taking into account any changes to the merger agreement proposed in writing by Parent and Merger Sub, that the proposal giving rise to the notice of superior proposal continues to constitute a superior proposal and that a failure to make a change in company recommendation would be inconsistent with its fiduciary duties under applicable law. Any material amendment to the financial terms or any other material amendment of such superior proposal shall require a new notice of superior proposal.

Nothing in the merger agreement shall restrict the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking or disclosing to its shareholders any position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided that the taking of any such position or making of any such disclosure shall be subject to and only taken in compliance with the provisions described above and provided further that any such disclosure or communication other than, or which is not accompanied by, (i) an express rejection of any applicable competing transaction or (ii) an express reaffirmation of the Company Recommendation, shall be deemed to be a change in Company recommendation.

Tender Offer

Parent had the option to cause Merger Sub to commence a cash tender offer (the “offer”) to purchase any and all outstanding shares at a price per share equal to the Per Share Merger Consideration (the “offer price”) no later than 30 business days after the date of the merger agreement. The consummation of the offer would be subject to: (i) there being validly tendered and not withdrawn, together with any shares beneficially owned by Mr. Yih and the Rollover Shareholders, which equals at least one share more than fifty per cent of the total number of shares issued and outstanding immediately prior to the expiration of the offer (the “minimum tender condition”); and (ii) the satisfaction, or waiver by Parent, of the certain other conditions.

The initial expiration date of the offer would be the twentieth business day following the commencement of the offer. If all of the offer conditions had not been satisfied or waived, then the offer would be extended and re-extended, provided that any such extension would be in increments determined by Merger Sub in its sole discretion in accordance with applicable U.S. federal securities laws. The offer may not be terminated prior to its expiration date, unless the merger agreement is validly terminated in accordance with the merger agreement. In no event may Merger Sub extend the offer beyond the date that is thirty (30) business days prior to the termination date of the merger agreement without the prior written consent of the Company, which consent was not to be unreasonably withheld, conditioned or delayed.

Parent was to provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any shares that Merger Sub becomes obligated to purchase pursuant to the offer. Merger Sub was to, and Parent was to cause Merger Sub to, comply with the obligations respecting prompt payment and announcement under the Exchange Act, and, without limiting the foregoing, Merger Sub was to accept for payment and pay for all shares validly tendered and not properly withdrawn pursuant to the offer as promptly as practicable following the later of: (i) the earliest date as of which Merger Sub is permitted under U.S. federal securities laws to accept for payment shares tendered pursuant to the offer and (ii) the earliest date as of which each of the offer conditions shall have been satisfied or waived. Merger Sub may elect to accept for payment and pay for any shares validly tendered pursuant to the tender offer and not properly withdrawn as of the expiration date even if the number of shares validly tendered and not withdrawn is not greater or equal to one share more than fifty per cent of the total number of shares issued and outstanding immediately prior to the expiration of the offer.

Parent and Merger Sub expressly reserved the right to waive any of the offer conditions, to increase the offer price and/or to modify the other terms of the offer, except that, without the prior written consent of the Company, Merger Sub was not allowed to do any of the following:

•	reduce the offer price;

•	amend, change or waive the minimum tender condition;

•

except as expressly provided above, extend or otherwise change the expiration date, except (A) as required by applicable law (including for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof) or (B) in connection with an increase of the offer price;

•	change the form of consideration payable in the offer;

•	impose any condition to the offer other than the offer conditions; or

•

otherwise amend, modify or supplement any of the offer conditions or the terms of the offer in any manner adverse to holders of shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the offer or prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the offer, the merger or the other transactions.

The 30 business day period has expired and Parent did not exercise its right to commence a tender offer.

Shareholders’ Meeting

Unless the merger agreement is terminated or a tender offer is consummated by Parent and Merger Sub, the Company shall promptly establish a record date for determining shareholders of the Company entitled to vote at an extraordinary general meeting of its shareholders, which meeting shall occur on [—], 2013, for the purpose of voting upon the approval and authorization of the merger agreement, the plan of merger and the transaction contemplated by the merger agreement, including the merger. The board of directors of the Company shall recommend approval and authorization of the merger agreement, the plan of merger and the transaction contemplated by the merger agreement, including the merger, by the Company’s shareholders. The Company shall use its reasonable best efforts to obtain the required shareholder approval and authorization of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

The aforementioned obligations shall be regardless of (i) whether the Company board of directors determines at any time that the merger agreement is no longer advisable or recommends that the shareholders of the Company reject it, (ii) any other change in the company recommendation, or (iii) the commencement, public proposal, public disclosure or communication to the Company or any other person of any competing transaction. Without the consent of Parent, approval of the merger agreement is the only matter (other than procedural matters) that shall be proposed to be acted upon by the shareholders of the Company at the shareholders’ meeting.

Additional Purchases of Company Shares before Shareholders’ Meeting

Under the merger agreement, Parent had the right, after the mailing of the proxy statement to the Company’s shareholders but prior to the extraordinary general meeting, to purchase additional shares of the Company through block trading or privately negotiated transactions at a price not lower than the Per Share Merger Consideration, subject to compliance with applicable rules under the Exchange Act. However, Parent has determined that it will not make any such additional purchases and will only acquire shares of the Company upon consummation of the merger.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the merger agreement, Parent and Merger Sub have agreed that:

•

The memorandum and articles of association of the surviving company will contain provisions with respect to exculpation and indemnification of present and former directors and officers of the Company that are no less favorable than those presently set forth in the Company’s memorandum and articles of association, which provisions will not be amended, repealed or otherwise modified for a period of six years after the effective time in any manner that would adversely affect the rights of the Company’s present and former directors, officers, employees, fiduciaries or agents, unless required by law.

•

The surviving company will maintain the Company’s directors and officers liability insurance for a period of six years after the effective time on terms with respect to coverage and amount no less favorable than the existing insurance; provided that the surviving company will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. In addition, the Company may purchase a six-year “tail” prepaid policy prior to the effective time on terms and conditions providing benefits not less advantageous than the existing directors’ and officers’ liability insurance maintained by the Company.

•

From and after the effective time, Parent, the surviving company and any subsidiary will comply with all of the Company’s obligations to indemnify and hold harmless (a) the current and former directors or officers thereof against liabilities arising out of, relating to or in connection with any acts or omissions occurring before or at the effective time to the extent provided under the Company and its subsidiaries’ respective organizational and governing documents or agreements effective on the date of the merger agreement and to the fullest extent permitted by the BVI Business Companies Act or any other applicable law; and (b) such persons against all liabilities arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its subsidiaries.

Other Covenants

The merger agreement contains additional agreements between the Company and Parent and/or Merger Sub relating to, among other things:

•	the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

•

access by Parent’s officers and other authorized representatives to the Company’s employees, properties, books, contracts and records between the date of the merger agreement and the effective time (subject to all applicable legal or contractual obligations and restrictions);

•	notification of certain events;

•	cooperation among the Company, its subsidiaries, Parent and Merger Sub and reasonable best efforts to make effective the merger and the other transactions as soon as practicable;

•	Parent shall take all action necessary to consummate the merger;

•	participation in litigation relating to the merger;

•	resignation of the directors of the Company and its subsidiaries;

•	coordination of press releases and other public announcements or filings relating to the merger;

•	delisting and deregistration of the shares;

•	takeover statutes;

•	the merger shall not terminate or waive certain parties rights in relation to the share purchase and subscription agreement in relation to Enzo;

•	third party consents; and

•	efforts to make certain foreign exchange registrations required by Chinese laws.

Conditions to the Merger

The consummation of the merger is subject to the satisfaction of the following conditions:

•

the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, being approved by shareholders representing at least a majority of the shares present and voting in person or by proxy as a single class at the extraordinary general meeting; and

•

no governmental authority shall have enacted, issued, promulgated, enforced or entered any law which is then in effect or is pending, proposed or threatened and has or would have the effect of making the merger illegal or otherwise prohibiting consummation of the merger.

The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction, or waiver, of the following conditions:

•

the representations and warranties of the Company in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date, subject to a material adverse effect or de minimus exception;

•	the Company having performed or complied in all material respects with all obligations required to be performed by it under the merger agreement at or prior to the closing date;

•	the Company having delivered to Parent a certificate, dated the closing date, signed by an executive officer of the Company, certifying as to the satisfaction of the conditions above;

•

since the date of the merger agreement, there having been no effect, change, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company material adverse effect;

•	holders of no more than ten percent of the shares being Dissenting Shareholders; and

•

Parent having obtained a legal opinion from its counsel, in form and substance reasonably satisfactory to Parent, to the effect that no antitrust or any similar regulatory approval is required in connection with the consummation of the transaction or the parties shall have made all necessary filings under the PRC Anti-Monopoly Law and shall have received, if necessary, clearance under the PRC Anti-Monopoly Law approving the merger; and

•

to the knowledge of the Company, none of the lenders of the Company has taken any material actions to accelerate, individually or in aggregate, more than 20% of the total amounts outstanding under the Company’s credit facilities.

The obligation of the Company to consummate the merger is subject to the satisfaction, or waiver, of the following conditions:

•

the representations and warranties of Parent and Merger Sub in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date, except to the extent such failures would not reasonably be expected to prevent the consummation of the transaction;

•

each of Parent and Merger Sub having performed or complied in all material respects with all obligations required to be performed by it under the merger agreement prior to or at the time of closing; and

•	Parent shall have delivered to the Company a certificate, dated the closing date, signed by an officer or director of Parent, certifying as to the satisfaction of the conditions above.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time, whether before or after shareholder approval has been obtained:

•	by mutual written consent of the Company (upon the unanimous recommendation of the special committee) and Parent;

•	by either Parent or the Company (upon the unanimous approval of the special committee), if:

•

the merger is not completed by the termination date (which is November 30, 2013 but shall be automatically extended to February 28, 2014 if all of the conditions set forth in Article VII of the merger agreement other than the condition in relation to the Parent having obtained a legal opinion from its counsel have been satisfied or waived on or prior to November 30, 2013), provided that this termination right is not available to a party if the failure of the merger to have been completed on or before the termination date was primarily due to the breach or failure of such party to perform in any material respect of any of its obligations under the merger agreement;

•

any governmental authority enact, issues, promulgates, enforces or enters any law or injunction having the effect of making the merger illegal or otherwise prohibiting completion of the merger becomes final and non-appealable; provided, that this termination right is not available to a party if the issuance of such final, non-appealable injunction is primarily due to the breach or failure of such party to perform in any material respect of any of its obligations under the merger agreement; or

•

our shareholders do not approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting or any adjournment or postponement thereof.

•	by Parent, if:

•

the Company has breached any of its representations, warranties, covenants or agreements under the merger agreement, or any representation or warranty made by it under the merger agreement shall become untrue, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the Company by the termination date, or if curable, is not cured (x) within thirty business days after written notice of such breach or (y) any shorter period of time remaining between the written notice of such breach and the termination date; provided, that this termination right is not available to Parent if it is then in material breach of any of its representations, warranties, covenants or other agreements under the merger agreement (each, a “Company breach”); or

•

the board of directors (i) has made or proposes to make a change or modification of recommendation in a manner adverse to Parent or Merger Sub; (ii) approves or recommends any competing transaction (or resolves to do so) or otherwise breaches its obligations under the merger agreement concerning solicitations of competing transactions (except, in each case and in the aggregate, any de minimus non-compliance that does not adversely affect Parent or Merger Sub); or (iii) fails to reaffirm its recommendation in favor of the merger within three business days after Parent so requests in writing (each, a “Company triggering event”).

•	by the Company, if:

•

Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement, or any representation or warranty made by Parent or Merger Sub under the merger agreement shall have become untrue, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the termination date, or if curable, is not cured (x) within thirty business days after written notice of such breach or (y) any shorter period of time remaining between the written notice of such breach and the termination date; provided that this termination right is not available to the Company if it is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement; or

•

prior to obtaining the requisite vote to approve the merger, (x) the board of directors shall have determined that failure to enter into a definitive agreement relating to a superior proposal would violate its fiduciary obligations under applicable law and authorized the Company to enter into such definitive agreement, and (y) the Company concurrently with or immediately after termination of the merger agreement, enters into such definitive agreement; provided, that (A) such superior proposal did not result from any breach by the Company of its obligations pertaining to solicitation of transactions and/or the shareholders agreement in relation to Enzo dated as of April 13, 2011 (“Enzo shareholders agreement”) and (B) the Company has complied in all material respects with its obligations pertaining to fees and expenses, including payment in full of a termination fee of $2,000,000.

The Company is required to pay Parent a termination fee of $2,000,000 if the merger agreement is (a) terminated by Parent pursuant to a failure of the representations and warranties of the Company to be true and correct or a breach of any of the covenants and agreements of the Company set forth in the merger agreement

(except for any breach or failure of which Mr. Yih has actual knowledge at the date of the agreement or any breach or failure which is the direct result of action or inaction taken by the Company at the direction of Mr. Yih), (b) terminated by the Company due to the Company entering into a definitive written agreement relating to a superior proposal; or (c) (i) terminated by either the Parent or the Company because the merger agreement has not become effective on or before the termination date of the merger agreement or our shareholders do not approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, (ii) on or prior to the date of such termination, there shall have made a proposal or offer regarding a publicly disclosed and not withdrawn competing transaction and (iii) within twelve months after the date of such termination, the Company enters into an agreement with respect to such competing transaction.

The merger agreement does not provide for a circumstance where either Parent or Merger Sub would be required to pay the Company a termination fee.

Fees and Expenses

Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses except as otherwise provided in the merger agreement. Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee, as described under the caption “Termination of the Merger Agreement” on Page [—].

Modification or Amendment

The merger agreement may be amended with the approval of the respective boards of directors of the parties (and, in the case of the Company, the approval of the special committee) at any time prior to the effective time; provided, however, that after approval of the merger by the shareholders of the Company no amendment may reduce the amount or change the type of consideration under the merger agreement. The merger agreement may not be amended except by an instrument in writing signed by each of the parties to the merger agreement.

Extension and Waiver

At any time prior to the effective time, each of the parties to the merger agreement may (a) extend the time for the performance of any obligation or other act of any other party thereto, (b) waive any inaccuracy in the representations and warranties of any other party contained therein or in any document delivered pursuant thereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained therein.

Remedies

Subject to any equitable remedies and specific performance that Parent or Merger Sub may be entitled to, Parent’s right to receive payment from the Company of a termination fee of $2,000,000 is the sole and exclusive remedy of Parent and Merger Sub against us for any loss or damage suffered as a result of the failure of the merger to be consummated under certain circumstances or for a breach or failure to perform under the merger agreement or otherwise; provided that the Company shall be fully liable liabilities and damages as a result of certain willful failures or breaches under the merger agreement.

The parties are entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof, in addition to any other remedy at law or equity. The Company shall be entitled to enforce specifically the obligation of Parent and Merger Sub to cause the financing commitments to be funded and to consummate the merger only in the event that (i) all the conditions set forth in the merger agreement have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), (ii) the Company irrevocably confirms in writing to Parent that if specific performance is granted, it is ready and willing to consummate the proposed merger, and (iii) Parent and Merger Sub fail to complete the closing of the merger by the date the closing is required to have occurred pursuant to the merger agreement.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (a) grant the Company’s shareholders access to corporate files of the Company and other parties to the merger or any of their respective affiliates or (b) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

DISSENTERS’ RIGHTS

The following is a brief summary of the rights of holders of the shares to object to the merger and receive cash equal to the fair value of their shares (“Dissenters’ Rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 179 of the BVI Business Companies Act, a copy of which is attached as Annex C to this proxy statement. If you are contemplating the possibility of objecting to the merger, you should carefully review the text of Annex C, particularly the procedural steps required to perfect Dissenters’ Rights. These procedures are complex and you should consult your British Virgin Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the BVI Business Companies Act, you will lose your Dissenters’ Rights.

Requirements for Exercising Dissenters’ Rights

A dissenting registered shareholder of the Company is entitled to payment of the fair value of his shares upon dissenting to the merger.

The exercise of your dissenters’ rights will preclude the exercise of any other rights by virtue of holding shares in connection with the merger, other than the right to seek relief on the grounds that the merger is void or unlawful. To preserve your Dissenters’ Rights, the following procedures must be followed:

•

you must give written notice of objection (“Notice of Objection”) to the Company prior to the vote to approve the merger. The Notice of Objection must include a statement that you propose to demand payment for your shares if the merger is authorized by the resolution at the extraordinary general meeting;

•

within twenty days immediately following the date on which the vote approving the merger is taken, the Company must give written notice of the authorization (“Approval Notice”) to all Shareholders who have served a Notice of Objection, except those members who subsequently voted for the Merger;

•

within twenty days immediately following the date on which the Approval Notice is given (the “Dissent Period”), the Dissenting Shareholder must give a written notice of his decision to dissent (a “Notice of Dissent”) to the Company stating his name and address, the number and class of the shares with respect to which he dissents and demanding payment of the fair value of his shares; a dissenting shareholder must dissent in respect of all the shares which he holds;

•

within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the articles of merger is filed with and registered by the Registrar of Corporate Affairs of the British Virgin Islands, whichever is later, the Company, as the surviving company, must make a written offer (a “Fair Value Offer”) to each Dissenting Shareholder to purchase their shares at a price determined by the Company to be the fair value of such share. Section 2.06 of the merger agreement provides that the Per Share Merger Consideration represents the fair value of the shares for the purposes of making any Fair Value Offer;

•

if, within thirty days immediately following the date of the Fair Value Offer, the Company and the Dissenting Shareholder fail to agree on a price at which the Company will purchase the Dissenting Shares, then, within twenty days immediately following the date of the expiry of such 30-day period:

(a)	the Company and the Dissenting Shareholder shall each designate an appraiser;

(b)	the two designated appraisers together shall designate a third appraiser;

(c)	the three appraisers shall fix the fair value of the Dissenting Shares as of the close of business on the day prior to the date on which the vote to approve the Merger was taken, excluding any appreciation or depreciation in the value of the shares, directly or indirectly, induced by the announcement of the Merger; and

(d)	upon the surrender of the Dissenting Shareholder’s certificates representing their shares, the Company will pay, in cash, the fair value of the shares determined by the appraisers.

All notices must be executed by or for the shareholder of record, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If the shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the notice, he is acting as agent for the record owner. A person having a beneficial interest in shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever dissenters’ rights attached to the shares.

DISSENTERS’ RIGHTS ARE AVAILABLE ONLY TO REGISTERED HOLDERS OF SHARES. IF YOU HOLD ANY SHARES IN “STREET NAME,” YOU ARE CONSIDERED THE BENEFICIAL OWNER BUT NOT THE “REGISTERED HOLDER” OF SUCH SHARES. THEREFORE, IF YOU HOLD ANY SHARES IN “STREET NAME” AND WISH TO EXERCISE DISSENTERS’ RIGHTS, YOU MUST ARRANGE FOR SUCH SHARES TO BE REGISTERED IN YOUR NAME AND COMPLY WITH THE PROCEDURES AND REQUIREMENTS DESCRIBED ABOVE FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 179 OF THE BVI BUSINESS COMPANIES ACT.

If you do not satisfy each of these requirements, you cannot exercise dissenters’ rights and will be bound by the terms of the merger agreement. Submitting a valid, signed proxy card that does not direct how the shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate and such shares will be voted in favor of the merger. In addition, failure to vote your shares, or a vote against the proposal to approve and authorize the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, will not alone entitle a Dissenting Shareholder to exercise any dissenters’ rights. You must send all notices to the Company to LJ International Inc. at Unit #12, 12/F, Block A, Focal Industrial Centre, 21 Man Lok Street, Hung Hom, Kowloon, Hong Kong.

If you are considering dissenting, you should be aware that the fair value of your shares determined under Section 179 of the BVI Business Companies Act could be more than, the same as, or less than the $2.00 in cash, without interest, for each share of the Company that you would otherwise receive as consideration in the merger. In addition, in any proceedings for determination of the fair value of the shares covered by a Notice of Dissent, the Company and the Buyer Group filing persons intend to assert that the Per Share Merger Consideration of $2.00 is equal to the fair value of each of your shares.

The provisions of Section 179 of the BVI Business Companies Act are technical and complex. If you fail to comply strictly with the procedures set forth in Section 179, you will lose your Dissenters’ Rights. You are advised to consult your British Virgin Islands legal counsel if you wish to exercise Dissenters’ Rights.

If you hold shares in “street name,” you are considered the beneficial owner but not the “registered holder” of the shares and you are not a “member” or “shareholder” for purposes of the BVI Business Companies Act. If you hold ordinary shares in “street name,” you cannot dissent from the approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, unless you act promptly to arrange for your shares to be registered in your name and follow the requirements for dissenting under Section 179 of the BVI Business Companies Act. Such registration and the delivery of your written notice of dissent must be effected no later than 5:00 p.m., New York City time, on the [—], 2013, and you must become a registered holder of shares by the close of business in the British Virgin Islands on [—], 2013.

FINANCIAL INFORMATION

Selected Historical Financial Information

The following sets forth summary historical consolidated financial information of the Company for each of the two years ended December 31, 2010 and 2011 and the three months ended March 31, 2011 and 2012. The historical financial information as of December 31, 2010 and 2011 has been derived from our audited consolidated financial statements, prepared in accordance with U.S. GAAP, included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2011, which are incorporated into this proxy statement by reference. The historical financial information as of March 31, 2011 and 2012 has been derived from our unaudited consolidated financial statements, prepared in accordance with U.S. GAAP, included in the Company’s Transition Report on 20-F for the period January 1, 2012–March 31, 2012, which are incorporated into this proxy statement by reference. The information set forth below is not necessarily indicative of future results and should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” and the consolidated financial statements, related notes and other financial information included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2011 and the Company’s Transition Report on Form 20-F for the period January 1, 2012–March 31, 2012, which are incorporated into this proxy statement by reference. Please see “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report.

CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except share and per share data)

	Year ended December 31, 2011	Year ended December 31, 2010
	US$	US$

Operating revenue	182,180	140,548
Costs of goods sold	(92,691)	(82,285)

Gross profit	89,489	58,263

Operating expenses
Selling, general and administrative expenses	(73,092)	(41,195)
Net gain (loss) on derivatives	68	(476)
Depreciation	(4,391)	(2,339)
Impairment loss of long-lived assets	(2,437)	—

Operating income	9,637	14,253

Interest income	354	69
Change in fair value of warrants and options liabilities	1,923	—
Exchange gain	1,432	643
(Loss) gain on sales of available-for-sale and held for sale securities	(250)	258
Gain on disposal of property held for lease	—	1,635
Interest expenses	(1,600)	(978)

Income before income taxes and noncontrolling interests	11,496	15,880
Income taxes expense	(1,379)	(2,877)

Net income	10,117	13,003
Net (income) loss attributable to noncontrolling interests	(16)	(9)

Net income attributable to LJ International Inc.	10,101	12,994
Deemed dividend to redeemable convertible preferred shares of a subsidiary	(6,428)	—

Net income attributable to common shareholders of LJ International Inc.	3,673	12,994

Earnings per share:
Basic	0.07	0.51

Diluted	0.07	0.49

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

		As of December 31,
		2011	2010
		US$	US$
ASSETS
Current assets
Cash and cash equivalents		18,649	13,048
Restricted cash		6,866	11,009
Trade receivables, net of allowance for doubtful accounts (December 31, 2011: US$3; December 31, 2010: US$1,439)		42,808	25,889
Available-for-sale securities		2,050	2,344
Inventories		173,391	107,666
Derivatives		15	—
Deferred tax assets		1,108	—
Prepayments and other current assets		8,958	3,635

Total current assets		253,845	163,591
Non-current assets
Properties held for lease, net		398	419
Property, plant and equipment, net		14,704	10,115
Investments in life insurance contracts		445	—
Deferred tax assets		1,083	111
Goodwill, net		1,521	1,521

Total non-current assets		18,151	12,166

Total assets		271,996	175,757

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Bank overdrafts		2,877	2,879
Notes payable		13,215	10,720
Capitalized lease obligation, current portion		30	48
Letters of credit, gold loan and others		36,379	21,539
Shareholder’s loan		1,583	—
Derivatives		—	571
Warrants and options liabilities		2,086	—
Trade payables and other accruals		43,678	24,727
Income taxes payable		3,478	2,255
Deferred tax liabilities		306	268

Total current liabilities		103,632	63,007
Non-current liabilities
Notes payable		7,500	1,621
Capitalized lease obligation		—	30

Total non-current liabilities		7,500	1,651

Total liabilities		111,132	64,658
Redeemable convertible preferred shares of a subsidiary, par value US$0.01 each, 1 million shares authorized; 359,826 shares issued and outstanding as of December 31, 2011	17	42,030	—
Commitments and contingencies	13
Shareholders’ Equity
Common stocks, par value US$0.01 each, 100 million shares authorized; 30,607,672 and 29,153,672 shares issued and outstanding as of December 31, 2011 and 2010	14	306	292
Additional paid-in capital		70,953	69,941
Accumulated other comprehensive income		3,857	837
Retained earnings		43,524	39,851

Total LJ International Inc. shareholders’ equity		118,640	110,921
Noncontrolling interests		194	178

Total shareholders’ equity		118,834	111,099

Total liabilities and shareholders’ equity		271,996	175,757

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

AND COMPREHENSIVE INCOME (LOSS)

(Amounts in thousands, except share and per share data)

	Three months ended March 31,
	2012	2011
	US$	US$
Operating revenue	52,211	41,109
Costs of goods sold	(25,980)	(21,439)

Gross profit	26,231	19,670

Operating expenses
Selling, general and administrative expenses	(24,193)	(14,651)
Net gain (loss) on derivatives	8	53
Depreciation	(1,283)	(882)

Operating income	763	4,190
Interest income	49	196
Change in fair value of warrants and options liabilities	(225)	—
Change in fair value on life insurance contracts	5	—
Loss on sales of available-for-sale securities	(32)	(59)
Interest expenses	(550)	(326)

Income before income taxes and noncontrolling interests	10	4,001
Income taxes expense	(179)	(660)

Net (loss) income	(169)	3,341
Net income attributable to noncontrolling interests	(6)	—

Net (loss) income attributable to LJ International Inc.	(175)	3,341
Deemed dividend to redeemable convertible preferred shares of a subsidiary	(2,699)	—

Net (loss) income attributable to common shareholders of LJ International Inc.	(2,874)	3,341

(Loss) earnings per share:
Basic	(0.09)	0.11

Diluted	(0.09)	0.11

Weighted average number of shares used in calculating basic (loss) earnings per share	30,815,716	29,646,805
Weighted average number of shares used in calculating diluted (loss) earnings per share	30,815,716	30,992,529

Net (loss) income	(169)	3,341
Other comprehensive income, net of tax:
Foreign currency translation adjustments	—	(13)
Reclassification of realized loss on sale of available-for-sale securities to net loss	28	—
Unrealized holding gains on available-for-sale securities	57	13

Other comprehensive income	85	—

Comprehensive (loss) income	(84)	3,341
Less: comprehensive income attributable to the non-controlling interests	(6)	—

Comprehensive (loss) income attributable to LJI shareholders	(90)	3,341

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

	March 31, 2012 (Unaudited)	December 31, 2011
	US$	US$
ASSETS
Current assets
Cash and cash equivalents	16,189	18,649
Restricted cash	8,878	6,866
Trade receivables, net of allowance for doubtful accounts (March 31, 2012: US$3; December 31, 2011: US$3)	32,308	42,808
Available-for-sale securities	2,117	2,050
Inventories	176,291	173,391
Derivatives	23	15
Deferred tax assets	1,376	1,108
Prepayments and other current assets	15,288	8,958

Total current assets	252,470	253,845
Non-current assets
Properties held for lease, net	392	398
Property, plant and equipment, net	14,833	14,704
Investments in life insurance contracts	794	445
Deferred tax assets	1,083	1,083
Goodwill, net	1,521	1,521

Total non-current assets	18,623	18,151

Total assets	271,093	271,996

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Bank overdrafts	2,788	2,877
Notes payable	24,002	13,215
Capitalized lease obligation, current portion	32	30
Letters of credit and others	27,849	36,379
Shareholder’s loan	4,068	1,583
Warrants and options liabilities	2,311	2,086
Trade payables and other accruals	38,322	43,678
Income taxes payable	2,716	3,478
Deferred tax liabilities	664	306

Total current liabilities	102,752	103,632
Non-current liabilities
Notes payable	6,875	7,500
Capitalized lease obligation	22	—

Total non-current liabilities	6,897	7,500

Total liabilities	109,649	111,132
Redeemable convertible preferred shares of a subsidiary, par value US$0.01 each, 1 million shares authorized; 359,826 shares issued and outstanding as of March 31, 2012 and December 31, 2011	44,729	42,030
Commitments and contingencies
Shareholders’ Equity
Common stocks, par value US$0.01 each, 100 million shares authorized; 31,675,672 and 30,607,672 shares issued and outstanding as of March 31, 2012 and December 31, 2011	317	306
Additional paid-in capital	71,606	70,953
Accumulated other comprehensive income	3,942	3,857
Retained earnings	40,650	43,524

Total LJ International Inc. shareholders’ equity	116,515	118,640
Noncontrolling interests	200	194

Total shareholders’ equity	116,715	118,834

Total liabilities and shareholders’ equity	271,093	271,996

Net Book Value per Share of Our Shares

The net book value per share as of March 31, 2012 was $3.79.

Ratio of Earnings to Fixed Charges

	As at December 31, 2010	As at December 31, 2011	As at March 31, 2011	As at March 31, 2012
Ratio of Earnings to Fixed Charges	17.23	1.63	13.27	0.17

TRANSACTIONS IN THE SHARES

Purchases by the Company

In September 2001, we announced a common stock repurchase program pursuant to which we may repurchase up to 1,000,000 shares of common stock from time to time in the open market and in negotiated transactions, including block transactions, and may be discontinued at any time without prior notice. The Company has made no purchases of its own shares during the years ended December 31, 2010 and December 31, 2011 and the period ended January 1, 2012–March 31, 2012.

Purchases by Buyer Group Members

In addition to the exercises of options by management of the Company in the ordinary course of business, certain members of the Buyer Group has purchased the Company’s shares from time to time during the past two years. The details of these purchased are set forth in Annex E hereto and are incorporated by reference.

Prior Public Offerings

In 1998, our ordinary shares were admitted for listing on the NASDAQ Global Market under the symbol “JADE.” We have not made any underwritten public offering of our securities during the past three years.

Transaction in the Prior 60 Days

Other than (i) the merger agreement and agreements entered into in connection therewith including the voting agreement and rollover agreements with Mr. Yih, the Rollover Shareholders and the Mr. Shi Shareholders, and (ii) the involuntary sale of 5,000 Company shares by Shilin Investments on March 7, 2013 at $1.93 per share as a result of margin calls and the repurchase of such shares by Shilin Investments on March 14 and 18 of 2013 as disclosed in Annex E hereto, there have been no transactions in the Company’s shares during the past 60 days by us, any of our officers or directors (including Mr. Yih and the Rollover Shareholders), Parent, Merger Sub, or any other person with respect to which disclosure is provided in Annex D or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of our shares, as of the date of this proxy statement, by:

•	each of our directors and executive officers; and

•	our directors and executive officers as a group.

	Number of Shares Beneficially Owned (1)(2)	Percentage of Total Shares Outstanding
Directors and Executive Officers (3):
Yu Chuan Yih	3,390,053	10.57%
Ka Man Au	606,030	1.88%
Hon Tak Ringo Ng	577,035	1.79%
Hoi Tsun Peter Au	—	—
Andrew N. Bernstein	—	—
Xiang Xiong Deng	10,000	0.03
Jin Wang	—	—
Jieyun Yu	—	—

Notes:

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 of the General Rules and Regulations under the Exchange Act, and includes voting or investment power with respect to the ordinary shares.

(2)	For each person or group listed in the table, the percentage of beneficial ownership is calculated by dividing the number of shares beneficially owned by such person or group by the number of total outstanding shares as of the date of this proxy statement.

(3)	The address of our current executive officers and directors is Unit #12, 12/F, Block A, Focal Industrial Centre, 21 Man Lok Street, Hung Hom, Kowloon, Hong Kong.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting. However, if the merger is not completed, an annual general meeting is expected to be held in [—] 2013.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file our annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at http://www.ljintl.com/eng/. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the merger is a “going private” transaction, the Company and the Buyer Group have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s annual report on Form 20-F filed with the SEC on April 25, 2012 is incorporated herein by reference. The Company’s reports on Form 6-K furnished to the SEC since April 26, 2012 are incorporated herein by reference.

We undertake to provide you without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to our proxy solicitor, AST Phoenix Advisors, at the address and phone numbers provided in this proxy statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED [—] 2013. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A: AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

among

FLORA BLOOM HOLDINGS,

FLORA FRAGRANCE HOLDINGS LIMITED

and

LJ INTERNATIONAL INC.

Dated as of March 22, 2013

AGREEMENT AND PLAN OF MERGER, dated as of March 22, 2013 (this “Agreement”), among Flora Bloom Holdings, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Flora Fragrance Holdings Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and LJ International Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the British Virgin Islands Business Companies Act, 2004, as amended (the “BVI Companies Act”), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly owned subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the Special Committee of the Company Board (the “Special Committee”), has (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger (collectively, the “Transactions”), and (iii) resolved to recommend the approval of this Agreement and the Transactions by the shareholders of the Company at the Shareholders’ Meeting (as defined below);

WHEREAS, the board of directors of each of Parent and Merger Sub has approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement and the consummation of the Transactions;

WHEREAS, Urban Prosperity Holding Limited, a Cayman Islands company (the “Sponsor”) and Mr. Yu Chuan Yih (the “Chairman”) entered into a Consortium Agreement, dated as of August 13, 2012, providing that, among other things, the Chairman will vote his Shares (as defined below) in favor of the approval of this Agreement and the Transactions;

WHEREAS, as an inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Chairman has executed and delivered to Parent a rollover agreement, dated as of the date hereof (the “Chairman Rollover Agreement”), pursuant to which, subject to the terms and conditions set forth therein, the Chairman will subscribe for newly issued shares in Parent immediately prior to the Closing, and agree to the cancellation of all of the Shares held by him (such shares, the “Chairman Rollover Shares”);

WHEREAS, as an inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain members of the senior management of the Company (collectively, the “Management Rollover Persons”) have executed and delivered to Parent a rollover agreement, dated as of the date hereof (the “Management Rollover Agreement”), pursuant to which, subject to the terms and conditions set forth therein, the Management Rollover Persons will (a) subscribe for newly issued shares in Parent immediately prior to the Closing, and agree to the cancellation of all of the Shares held by each of them (such shares, the “Management Rollover Shares”), and/or (b) receive newly created options of Parent immediately prior to the Closing, and agree to the cancellation of all of the Company Options held by each of them;

WHEREAS, as an inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Mr. Zhicheng Shi (“Mr. Shi”) and certain of his affiliates (collectively with Mr. Shi, the “Mr. Shi Shareholders”) have executed and delivered to Parent a rollover agreement, dated as of the date hereof (the “Shi Rollover Agreement”; together with the Chairman Rollover Agreement and the Management Rollover Agreement, the “Rollover Agreements”;), pursuant to which, subject to the terms and conditions set forth therein, Mr. Shi Shareholders will subscribe for newly issued shares in Parent immediately prior to the Closing, and agree to the cancellation of all of the Shares held by each of them (such shares, the “Mr. Shi Rollover Shares”);

WHEREAS, as an inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the Chairman, the Management Rollover Persons and the Mr. Shi Shareholders has executed and delivered to Parent a voting agreement, dated as of the date hereof (collectively, the “Voting Agreements”), providing that, among other things, the Chairman and the Management Rollover Persons will vote their Shares in favor of the approval of this Agreement and the Transactions; and

WHEREAS, after the date hereof, other shareholders of the Company may enter into agreements with Parent providing for (a) the cancellation of Shares not exceeding 10% in the aggregate of the outstanding share capital of the Company (the “Subsequent Rollover Shares” and together with the Chairman Rollover Shares, and Management Rollover Shares and the Mr. Shi Rollover Shares, the “Rollover Shares”) held by such shareholders (the “Subsequent Rollover Shareholders”, together with the Chairman, the Management Rollover Persons and Mr. Shi Shareholders, the “Rollover Shareholders”) and the subscription for newly issued shares in Parent, immediately prior to the Closing, and (b) the voting by the Subsequent Rollover Shareholders in favor of the approval of this Agreement and the Transactions, in each case on terms and conditions that are substantially similar to the Rollover Agreements and the Voting Agreements, respectively.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Merger.

Upon the terms of this Agreement and subject to the conditions set forth in Article VII, and in accordance with the BVI Companies Act, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) under the laws of the British Virgin Islands as a wholly-owned subsidiary of Parent.

SECTION 1.02 Closing; Closing Date.

Unless this Agreement shall have been terminated pursuant to Section 8.01, and unless otherwise mutually agreed in writing between the Company, Parent and Merger Sub, the closing for the Merger (the “Closing”) shall take place at 9:00 p.m. (Hong Kong time) at the offices of Fried, Frank, Harris, Shriver & Jacobson, 1601 Chater House, 8 Connaught Road Central, Hong Kong on a date to be specified by the Company and Parent (the “Closing Date”), but in any event no later than the third (3rd) Business Day after the satisfaction or, to the extent permitted, or waiver by the Party or Parties entitled to the benefits of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or, if permissible, waived in accordance with this Agreement.

SECTION 1.03 Effective Time.

On the Closing Date, Merger Sub and the Company shall execute a plan of merger (the “Plan of Merger”) and articles of merger (the “Articles of Merger”) in the form set out in Annex A and the parties shall file the

Articles of Merger and other documents required under the BVI Companies Act to effect the Merger with the Registrar of Corporate Affairs of the British Virgin Islands as provided by Section 171(2) of the BVI Companies Act. The Merger shall become effective on the date specified in the Articles of Merger in accordance with the BVI Companies Act (the “Effective Time”).

SECTION 1.04 Memorandum and Articles of Association of Surviving Corporation.

At the Effective Time, the memorandum and articles of association of the Company, as in effect immediately prior to the Effective Time, shall be the memorandum and articles of association of the Surviving Corporation until thereafter amended as provided by law and such memorandum and articles of association and subject to Section 6.07.

SECTION 1.05 Directors and Officers.

The parties hereto shall take all actions necessary so that immediately after the Effective Time (a) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, (b) the officers (other than the directors) of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, and (c) the Chairman shall be the chairman of Parent, in each case, unless otherwise determined by Parent prior to the Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Corporation.

SECTION 1.06 Effects of the Merger.

The Merger shall have the effects specified in Section 173 of the BVI Companies Act.

ARTICLE II

EFFECT ON ISSUED SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01 Effect of Merger on Issued Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company:

(a) (i) each ordinary share, par value US$0.01 per share, of the Company (a “Share” or, collectively, the “Shares”), issued and outstanding immediately prior to the Effective Time (other than the Rollover Shares, the Dissenting Shares (as defined below) and any Shares owned by Parent, the Company or any Subsidiary of Parent or the Company (if any) (collectively, the “Excluded Shares”)) shall be cancelled in consideration for the right to receive US$2.00 in cash per Share without interest (the “Per Share Merger Consideration”) payable in the manner provided in Section 2.04; and (ii) all of the Shares (other than the Excluded Shares) shall cease to exist and shall thereafter represent only the right to receive the Per Share Merger Consideration without interest, and the register of members of the Company will be amended accordingly;

(b) each Excluded Share, other than the Dissenting Shares (which will be cancelled in accordance with Section 2.03), shall by virtue of the Merger and without any action on the part of its holder, be cancelled and cease to exist, without payment of any consideration or distribution therefor; and

(c) each ordinary share, par value US$0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable ordinary share, par value US$0.01 per share, of the Surviving Corporation. Such ordinary shares shall be the only issued and outstanding share capital of the Surviving Corporation, which shall be reflected in the register of members of the Surviving Corporation.

SECTION 2.02 Share Incentive Plans and Outstanding Company Options.

(a) As soon as practicable following the date hereof, the Company, the Company Board or the compensation committee of the Company Board, as applicable, shall use its reasonable best efforts to take all necessary action, including obtaining the consent of the individual holders, if necessary, to (i) terminate the Company’s Share Incentive Plans, and any relevant award agreements applicable to the Share Incentive Plans, as of the Effective Time, and (ii) otherwise effectuate the provisions of this Section 2.02.

(b) Promptly following the date hereof, the Company will use its reasonable best efforts to cause each holder of a Company Option to sign a consent, in a form reasonably acceptable to Parent, providing that each Company Option that is outstanding and unexercised immediately prior to the Effective Time (other than the Company Options subject to the Management Rollover Agreement), whether or not vested, shall automatically, as of the Effective Time, by virtue of the Merger and without any other action on the part of the holder of such Company Option, become fully vested and converted into the right to receive, as soon as practicable after the Effective Time (without interest), a cash payment with respect thereto equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the Exercise Price of such Company Option and (ii) the number of Shares underlying such Company Option.

(c) Notwithstanding the provisions of Sections 2.02(a) and 2.02(b) above, the Company Options subject to the Management Rollover Agreement shall be treated in the Merger in accordance with the terms and conditions in the Management Rollover Agreement.

SECTION 2.03 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the BVI Companies Act, Shares that are outstanding immediately prior to the Effective Time and that are held by shareholders who shall have validly exercised and not effectively withdrawn or lost their appraisal rights in accordance with Section 179 of the BVI Companies Act (collectively, the “Dissenting Shares”; holders of Dissenting Shares being referred to as “Dissenting Shareholders”) shall be cancelled in consideration for the right to receive only the payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 179, except that all Shares held by Dissenting Shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under Section 179 of the BVI Companies Act shall thereupon (i) not be deemed to be Dissenting Shares and (ii) be and be deemed to have been cancelled, as of the Effective Time, in consideration for the right to receive the Per Share Merger Consideration, without any interest thereon, in the manner provided in Section 2.04.

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law and received by the Company relating to its shareholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the BVI Companies Act. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands.

(c) In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to Section 179(2) of the BVI Companies Act, the Company shall serve written notice of the authorization of the Merger on such shareholders pursuant to Section 179(4) of the BVI Companies Act within seven (7) days of the approval of the Merger by shareholders of the Company at the Shareholders’ Meeting.

SECTION 2.04 Exchange of Share Certificates, etc.

(a) Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company that is reasonably satisfactory to the Company to act as paying agent (the “Paying Agent”) for all payments required to be made pursuant to Sections 2.01(a) and 2.02 (collectively, the “Merger Consideration”). At the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit of the holders of Shares and Company Options, cash in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. As promptly as practicable after the Effective Time but in any event within five (5) Business Days of the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each person who was, at the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form for a company incorporated in the British Virgin Islands reasonably acceptable to Parent and the Company, and shall specify the manner in which the delivery of the Exchange Fund to registered holders of Shares shall be effected and contain such other provisions as Parent and the Company may mutually agree); and (ii) instructions for use in effecting the surrender of any issued share certificates representing Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(c)) and/or such other documents as may be required in exchange for the Per Share Merger Consideration. Upon surrender of, if applicable, a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Shares represented by such Share Certificate and each registered holder of Shares which are not represented by a Share Certificate (the “Uncertificated Shares”) shall be entitled to receive in exchange therefor a cheque, in the amount equal to (x) the number of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or the number of Uncertificated Shares multiplied by (y) the Per Share Merger Consideration, and the Share Certificate so surrendered shall forthwith be marked as cancelled. No interest shall be paid or will accrue on any amount payable in respect of the Shares pursuant to the provisions of this Article II. In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a cheque for any cash to be exchanged upon due surrender of the Share Certificate may be issued to such transferee if the Share Certificates, if any, which immediately prior to the Effective Time represented such Shares are presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

(c) Lost Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay in respect of such lost, stolen or destroyed Share Certificate an amount equal to the Per Share Merger Consideration multiplied by the number of Shares represented by such Share Certificate to which the holder thereof is entitled pursuant to Section 2.01(a).

(d) Untraceable Shareholders. Remittances for the Per Share Merger Consideration shall not be sent to holders of Shares who are untraceable unless and until, except as provided below, they notify the Paying Agent of their current contact details prior to the Effective Time. A holder of Shares will be deemed to be untraceable if (i) such person has no registered address in the register of members (or branch register) maintained by the Company or, (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a cheque payable to such person either (x) has been sent to such person and has been returned undelivered or has not been cashed or, (y) has not been sent to such person because on an earlier occasion a cheque for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or, (iii) notice of the Shareholders’ Meeting convened to vote on the Merger has been sent to such person and has been returned undelivered. Dissenting Shareholders and holders of Shares who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods will be advised to contact the Surviving Corporation.

(e) Adjustments to Merger Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares occurring on or after the date hereof and prior to the Effective Time.

(f) Investment of Exchange Fund. The Exchange Fund, pending its disbursement to the holders of Shares, shall be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Corporation in (a) short-term direct obligations of the United States of America, (b) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, or (c) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks acceptable to Parent; provided that no such investment or losses shall affect the amount of Merger Consideration payable to the holders of the Shares and Parent shall deposit or cause to be deposited additional amounts to the extent necessary to ensure that the Exchange Fund is sufficient to pay the Merger Consideration in accordance with this Section 2.04. Earnings from investments shall be the sole and exclusive property of Parent and the Surviving Corporation.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any income or proceeds thereof or of any investment thereof) that remains undistributed to the holders of Shares for nine (9) months after the Effective Time shall be delivered to the Surviving Corporation by the Paying Agent automatically without further action by the Surviving Corporation or Parent, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for the cash to which they are entitled pursuant to Sections 2.01(a) and 2.02. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

(h) No Liability. None of the Paying Agent, Parent or the Surviving Corporation shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(i) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares or Company Options such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Company Options in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be. Each former holder of Shares or Company Options shall be personally responsible for the proper reporting and payment of all Taxes related to any Merger Consideration payable under this Agreement.

SECTION 2.05 No Transfers. From and after the Effective Time, (a) no transfers of Shares shall be effected in the register of members of the Company, and (b) the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Share Certificates presented to the Paying Agent, Parent or Surviving Corporation for transfer or any other reason shall be canceled and (except for the Excluded Shares) exchanged for the cash consideration to which the holders thereof are entitled pursuant to Section 2.01(a).

SECTION 2.06 Agreement of Fair Value. Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents the fair value of the Shares for the purposes of Section 179(8) of the BVI Companies Act.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the Company Disclosure Schedule (it being understood that any information set forth on one section or subsection of the Company Disclosure Schedule shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection) or (b) the Company SEC Reports, other than disclosures in the Company SEC Reports contained in the “Risk Factors” and “Forward Looking Statements” sections or any other disclosures in the Company SEC Reports to the extent they are general, nonspecific, forward-looking or cautionary in nature, the Company hereby represents and warrants to Parent and Merger Sub that:

SECTION 3.01 Organization and Qualification.

(a) Each of the Company and each Subsidiary of the Company, including any Subsidiary formed or acquired after the date of this Agreement, is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted. Each of the Company and each Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing, as the case may be, does not have or is not reasonably expected to result, individually or in the aggregate, a Company Material Adverse Effect.

(b) A true and complete list of all the Subsidiaries and other entities in which the Company and/or any Subsidiary owns any non-controlling equity interest, together with the jurisdiction of organization of each such Subsidiary and entity and the percentage of the outstanding issued share capital or registered capital, as the case may be, of each such Subsidiary and entity owned by the Company and/or each other Subsidiary, is set forth in Section 3.01(b) of the Company Disclosure Schedule. Except as disclosed in Section 3.01(b) of the Company Disclosure Schedule, other than the Subsidiaries (i) there are no other corporations, associations, or other entities through which the Company or any Subsidiary conducts business, or other entities in which the Company or any Subsidiary controls or owns, of record or beneficially, any direct or indirect equity or other interest or right (contingent or otherwise) to acquire the same, and (ii) neither the Company nor any Subsidiary is a participant in (nor is any part of their businesses conducted through) any joint venture, partnership or similar arrangement.

SECTION 3.02 Memorandum and Articles of Association.

The Company has heretofore furnished to Parent a complete and correct copy of the memorandum and articles of association or equivalent organizational documents, each as amended or modified to date, of the Company and each Subsidiary. Such memorandum and articles of association or equivalent organizational documents are in full force and effect as of the date hereof. Neither the Company nor any Subsidiary is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents.

SECTION 3.03 Capitalization.

(a) The authorized share capital of the Company consists of 100,000,000 Shares of a par value of US$0.01 per share. As of the date of this Agreement, (i) 32,072,672 Shares are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable, (ii) no Shares are held in the treasury of the Company, and (iii) 1,078,000 Shares are reserved for future issuance pursuant to outstanding Company Options granted pursuant to the Share Incentive Plans, of which 544,000 Shares are reserved for issuance pursuant to Company Options held by the Management Rollover Persons. Except as set forth in this Section 3.03, there are no options, warrants, or preemptive, conversion, redemption, share appreciation, repurchase or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of the Company or any Subsidiary to which the Company or any Subsidiary is a party or obligating the Company or any Subsidiary to issue or sell any shares or securities of, or other equity interests in, the Company or any Subsidiary. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(b) Section 3.03(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date hereof: (i) the name of the Company Option recipient; (ii) the particular Share Incentive Plan pursuant to which such Company Option was granted; (iii) the number of Shares subject to such Company Option; (iv) the exercise or purchase price of such Company Option; and (v) the date on which such Company Option expires. Each grant of Company Options was validly issued and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws and recorded on the financial statements of the Company contained in the Company SEC Reports in accordance with GAAP consistently applied.

(c) There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any share capital or registered capital, as the case may be, of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person.

(d) The outstanding share capital or registered capital, as the case may be, of each Subsidiary and each other entity in which the Company and/or any Subsidiary owns any non-controlling equity interest is duly authorized, validly issued, fully paid and non-assessable, and the portion of the outstanding share capital or registered capital, as the case may be, of each Subsidiary and each other such entity owned directly or indirectly by the Company (as set forth in Section 3.01(b) of the Company Disclosure Schedule) is owned by the Company or a Subsidiary free and clear of all Liens and other encumbrances of any nature whatsoever except for such Liens and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws. The Company or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable Law) to receive dividends and distributions on, all equity securities of its Subsidiaries and other entities as owned by the Company or any Subsidiary.

SECTION 3.04 Authority Relative to This Agreement; Fairness.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Requisite Company Vote, to consummate the Merger and the other Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by the Company Board and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions, in each case, subject only to the approval of this Agreement and the Transaction by the affirmative vote of holders of Shares representing at least a majority of the Shares present and voting in person or by proxy as a single class at the Shareholders’ Meeting (the “Requisite Company Vote”) in accordance with Section 170 of the BVI Companies Act and the articles of association of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(b) The Special Committee comprises three (3) members of the Company Board who are not affiliated with Parent or Merger Sub and are not members of the Company’s management. The Company Board, acting upon the unanimous recommendation of the Special Committee, has (i) determined that this Agreement and the Transactions, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the Company and its shareholders (other than the Rollover Shareholders and their affiliates), (ii) approved and declared advisable this Agreement and the Transactions, and (iii) resolved to recommend approval of this Agreement and the Transactions to the holders of Shares (the “Company Recommendation”). The Company Board, acting upon the unanimous recommendation of the Special Committee, has directed that this Agreement and the Transactions be submitted to the holders of Shares for approval.

(c) The Special Committee has received the written opinion of Houlihan Lokey (the “Financial Advisor”), dated the date of this Agreement, to the effect that, as of the date hereof, the Per Share Merger Consideration is fair, from a financial point of view, to the Company’s shareholders (other than the holders of Excluded Shares), a copy of which opinion will be delivered to Parent promptly after the date of this Agreement, solely for informational purposes. The Financial Advisor has consented to the inclusion of a copy of such opinion in the Proxy Statement. It is agreed and understood that such opinion may not be relied on by Parent, Merger Sub or any of their respective Affiliates.

SECTION 3.05 No Conflict; Required Filings and Consents

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, (i) conflict with or violate the memorandum and articles of association of the Company or any equivalent organizational documents of any Subsidiary, (ii) assuming (solely with respect to performance of this Agreement and consummation of the Transactions) that the matters referred to in Section 3.05(b) are complied with and the Requisite Company Vote is obtained, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any Contract or obligation, except, with respect to clauses (ii) and (iii), for any such violations, breaches, defaults or other occurrences which would not be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of a Schedule 13E-3, the furnishing of the Proxy Statement as an exhibit to the Schedule 13E-3, and the filing or furnishing of one or more amendments to the Schedule 13E-3 to respond to comments of the Securities and Exchange Commission (the “SEC”), if any, on such documents), (ii) for compliance with the rules and regulations of the Nasdaq Global Market (“Nasdaq”), (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Corporate Affairs of the British Virgin Islands pursuant to the BVI Companies Act, (iv) for the consents, approvals, authorizations or permits of, or filings with or notifications to, the Governmental Authorities set forth in Section 3.05(b) of the Company Disclosure Schedule (collectively, the “Requisite Regulatory Approvals”), and (v) where the failure to obtain or make, as applicable, any such consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority would not be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 3.06 Permits; Compliance with Laws.

(a) Each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any

Governmental Authority necessary for each of the Company or the Subsidiaries to own, lease, operate and use its properties and assets or to carry on its business as it is now being conducted (the “Material Company Permits”), except as would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Material Company Permits is pending or, to the knowledge of the Company, threatened. Except as disclosed in Section 3.06(a) of the Company Disclosure Schedule, all material approvals of, and filings and registrations and other requisite formalities with, Governmental Authorities in the People’s Republic of China (“PRC”) required in respect of the Company and the Subsidiaries and their capital structure and operations, including but not limited to registrations with the State Administration for Industry and Commerce (“SAIC”), the State Administration of Foreign Exchange (“SAFE”) and the State Administration of Taxation (“SAT”), and their respective local counterparts, have been duly completed in accordance with applicable PRC Laws. Each of the Company and its Subsidiaries has complied in all material respects with all applicable PRC Laws regarding the contribution and payment of its registered capital.

(b) Neither the Company nor any Subsidiary is in conflict with, or in default, breach or violation of, in any material respect, (i) any Law applicable to the Company or any Subsidiary (including without limitation, (A) any Laws applicable to its business, (B) any Tax Laws, (C) any Laws related to the protection of personal data and (D) any anti-corruption Laws, such as the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, and the Interim Rules on Prevention of Commercial Bribery issued by the SAIC November 15, 1996, if applicable) or by which any share, security, equity interest, property or asset of the Company or any Subsidiary is bound or affected, or (ii) Material Company Permit, except as would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has any knowledge, or has received any written notice or written communication, of any material non-compliance with any applicable Laws that has not been cured.

(c) The Company is aware of, and has been advised as to, the content of the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the SAT, the China Securities Regulatory Commission (the “CSRC”), the SAIC and SAFE on August 8, 2006 (as amended in June 2009, the “M&A Rules”). The Merger and the consummation of the other Transactions contemplated by this Agreement are not and will not be at the Closing Date affected by the M&A Rules or any official clarifications, guidance, interpretations or implementation rules in connection with or related to the M&A Rules, including the guidance and notices issued by the CSRC on September 8 and September 21, 2006 (collectively, the “M&A Rules and Related Clarifications”). As of the date hereof, the M&A Rules and Related Clarifications did not and do not require the Company to obtain the approval of the CSRC prior to the Effective Time or the consummation of the Transactions contemplated by this Agreement.

(d) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, representative, agent or affiliate of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

SECTION 3.07 SEC Filings; Financial Statements

(a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2009 (the “Applicable Date”) (the forms, reports and other documents filed since the Applicable Date and those filed subsequent to the date hereof, including any amendments thereto, collectively, the “Company SEC Reports”). The Company SEC Reports (i) were prepared in accordance with either the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, as of the date of effectiveness in the case of Company SEC Reports filed pursuant to the Securities Act and as of the date of filing in the case of Company SEC Reports filed pursuant to the Exchange Act, or, if amended, as of the date of the effectiveness of such amendment in the case of an amendment to Company SEC Reports filed pursuant to the Securities Act and as of the date of filing of such amendment in the case of an amendment to Company SEC Reports filed pursuant to the Exchange Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments which are not material in the aggregate and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in each case in accordance with GAAP, Regulation S-X of the Securities Act and the rules and standards of the Public Company Accounting Oversight Board except as may be noted therein.

(c) The Company has made available to Parent all comment letters received by the Company from the SEC or the staff thereof since the Applicable Date and all responses to such comment letters filed by or on behalf of the Company.

(d) The Company has timely filed and made available to Parent all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report. The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are designed to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the Company’s most recently filed annual report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed annual report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the Company’s internal control over financial reporting (as such term is defined in the Exchange Act) that have materially affected, or are likely to materially affect, the Company’s internal control over financial reporting. As used in this Section 3.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(e) The Company maintains a standard system of accounting established and administered in accordance with GAAP. The Company and its Subsidiaries maintain a system of internal accounting controls designed to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) Except as would not reasonably be expected to have a Company Material Adverse Effect, since the Applicable Date, neither the Company nor any Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary, has received or otherwise been made aware of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the

Company or any Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing the Company or any Subsidiary, whether or not employed by the Company or any Subsidiary, has reported evidence of any violation of securities laws, breach of fiduciary duty or similar violation by the Company or any Subsidiary or any of their officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any Subsidiary.

(g) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq.

SECTION 3.08 Absence of Certain Changes or Events. Since December 31, 2011, except as expressly contemplated by this Agreement, (a) the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) there has not been any Company Material Adverse Effect, and (c) none of the Company or any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.01.

SECTION 3.09 Absence of Litigation. Except as would not reasonably be expected to have a Company Material Adverse Effect, there is no litigation, suit, claim, action, demand letter, or any judicial, criminal, administrative or regulatory proceeding, hearing, investigation, or formal or informal regulatory document production request proceeding (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any share, security, equity interest, property or asset of the Company or any Subsidiary, before any Governmental Authority. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Subsidiary nor any share, security, equity interest, or material property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 3.10 Labor and Employment Matters.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect, there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees, contractors, subcontractors, agents or other persons engaged by the Company or any Subsidiary in connection with their businesses (collectively, “Company Personnel”). Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary. Except as would not reasonably be expected to have a Company Material Adverse Effect, there are no labor unions, works councils or other organizations representing or purporting to represent any Company Personnel, nor are there any organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company or any Subsidiary. Except as would not reasonably be expected to have a Company Material Adverse Effect, there are no unfair labor practice complaints pending, or to the knowledge of the Company, threatened, against the Company or any Subsidiary before any Governmental Authority. There is no strike, slowdown, work stoppage or lockout, or similar activity or, to the knowledge of the Company, threat thereof, by or with respect to any Company Personnel nor has there been any such occurrence during the past five (5) years.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all applicable Laws relating to employment and employment practices, including those related to wages, work hours, shifts, overtime, Social Security Benefits, holidays and leave, collective bargaining terms and conditions of employment and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid in full to the appropriate Governmental Authority, or are holding for payment not yet due to such Governmental Authority, all amounts required to be withheld from or paid with respect to Company Personnel (including the withholding and payment of all individual income taxes and contributions to Social Security Benefits payable), and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have paid in full to all Company Personnel or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such Company Personnel and there is no claim with respect to payment of wages, salary, commission or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed or engaged by the Company or any Subsidiary. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to persons employed or engaged by the Company or any Subsidiary or their labor or employment practices. Except as would not reasonably be expected to have a Company Material Adverse Effect, there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company. Except as would not reasonably be expected to have a Company Material Adverse Effect, there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before any Governmental Authority in any jurisdiction in which the Company or any Subsidiary has employed or employ any person.

(c) The Company has made available to Parent (i) correct and complete copies of each Company Employee Plan and each Company Employee Agreement including all amendments thereto and all related trust documents (provided that for Company Employee Agreements that are standard form agreements, the form, rather than each individual agreement, has been provided to Parent, with the exception that any Company Employee Agreement that deviates materially from the form has been separately provided to Parent), (ii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, and, (iii) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts.

(d) Each Company Employee Plan and each Company Employee Agreement is and has at all times been operated and administered in material compliance with the provisions thereof and all applicable Law. Except as would not reasonably be expected to have a Company Material Adverse Effect, each contribution or other payment that is required to have been accrued or made under or with respect to any Company Employee Plan has been duly accrued and made on a timely basis. There are no material claims or legal proceedings pending, or, to the knowledge of the Company, threatened against any Company Employee Plan or against the assets of any Company Employee Plan.

(e) No Company Employee Plan or Company Employee Agreement exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the Transactions (whether alone or in connection with any subsequent event(s)), will entitle any Company Personnel to (i) compensation or benefits (including any severance payment or benefit) or any increase in compensation or benefits upon any termination of employment on or after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Employee Plans or Company Employee Agreements, or (iii) cause the Company or any of its Subsidiaries to record additional compensation expense on its income statement with respect to any outstanding share option or other equity based award.

SECTION 3.11 Real Property; Title to Assets

(a) With respect to each real property owned by the Company or any Subsidiary, and all buildings, structures, improvements and fixtures thereon (the “Owned Real Property”), (i) the Company or such Subsidiary has good and marketable title, or validly granted long term land use rights and building ownership rights, as applicable, to the Owned Real Property, free and clear of Liens, except for Permitted Liens; and (ii) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion of the Owned Real Property or any interest therein.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, all current leases and subleases of real property entered into by the Company or any Subsidiary, including agreements entered into with any department store or similar third party, are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases or agreements, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Subsidiary or, to the knowledge of the Company, by the other party to such lease or sublease or agreement, or person in the chain of title to such leased premises. Except as would not reasonably be expected to have a Company Material Adverse Effect, there are no contractual or legal restrictions that preclude or restrict the ability to use any real property subject to such leases or agreements by the Company or any Subsidiary for the purposes for which it is currently being used. There are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, leased by the Company or any Subsidiary other than those that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c) Each of the Company and its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except for Permitted Liens. Except as would not reasonably be expected to have a Company Material Adverse Effect, there are no pending or, to the knowledge of the Company, threatened, condemnation or imminent domain proceedings that would affect any part of the properties or assets of each of the Company and the Subsidiaries, whether leased, subleased or owned, tangible or intangible, real, personal or mixed, in each case used or held for use in its business.

SECTION 3.12 Intellectual Property.

Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries either own or have the right to use all Intellectual Property necessary to the conduct of its business, which as currently conducted, does not infringe upon or misappropriate the Intellectual Property rights or other proprietary rights, including rights of privacy, publicity and endorsement, of any third party, and no claim has been asserted, or to the knowledge of the Company, threatened, against the Company that the conduct of the business of the Company and its Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any third party. With respect to each item of Intellectual Property owned by the Company or any Subsidiary (“Company Owned Intellectual Property”), except as would not reasonably be expected to have a Company Material Adverse Effect, the Company or a Subsidiary is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property and is entitled to use such Company Owned Intellectual Property in the continued operation of its respective business. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company Owned Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part, and to the knowledge of the Company, no person is engaging in any activity that infringes upon the Company Owned Intellectual Property. With respect to each material item of Intellectual Property licensed to the Company or a Subsidiary (“Company Licensed Intellectual Property”), the Company or a Subsidiary has the right to use such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, each license of the Company Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect, and to the knowledge of the Company, no party to any license of the Company Licensed Intellectual Property is in breach thereof or default thereunder. Except as would not reasonably be expected to have a Company Material Adverse Effect, all registrations with and applications to any Governmental Authority in respect of the Company Owned Intellectual Property and the Company Licensed Intellectual Property necessary for the protection of such Intellectual Property rights under applicable Laws have been made, are valid and in full force and effect and are not subject to the payment of any Taxes or maintenance fees or the taking of any other actions by any of the Company or its Subsidiaries to maintain their validity or effectiveness. Neither the execution of this Agreement nor the consummation of any Transaction shall materially adversely affect any of the Company’s or any of its Subsidiaries’ rights with respect to the Company Owned Intellectual Property or the Company Licensed Intellectual Property.

SECTION 3.13 Taxes.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Subsidiary has timely filed all Tax Returns required to be filed by them and have paid and discharged all Taxes required to be paid or discharged (whether or not shown to be due on any Tax Return), other than such payments as are being contested in good faith by appropriate proceedings. No Governmental Authority is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith. There are no pending or, to the knowledge of the Company, threatened Actions for the assessment or collection of Taxes against the Company or any Subsidiary. The Company and its Subsidiaries have each properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable Law. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes reflected in the Company’s balance sheet as of December 31, 2011 are adequate to cover all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP. There are no Tax liens upon any shares, securities, equity interests, property or assets of the Company or any of the Subsidiaries except liens for current Taxes not yet due. Neither the Company nor any Subsidiary is doing business in or engaged in a trade or business in any jurisdiction in which it has not filed all required Tax Returns, and no notice or inquiry has been received from any jurisdiction in which Tax Returns have not been filed by the Company or any Subsidiary to the effect that the filing of Tax Returns may be required. No claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction in amounts that are or reasonably expected to be material. Neither the Company nor any Subsidiary is considered a “resident enterprise” of the PRC or tax resident in any jurisdiction other than its jurisdiction of formation. Neither the Company nor any Subsidiary is treated as a “passive foreign investment company” within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986, as amended. All material transactions between the Company and any Subsidiary and between any of the Subsidiaries have been conducted on an arm’s-length basis. Neither the Company nor any Subsidiary has participated in a “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2).

(b) The Company and each Subsidiary have, in accordance with applicable Law, duly registered with the relevant Governmental Authority, obtained and maintained the validity of all national and local Tax registration certificates and complied with all requirements imposed by such Governmental Authorities. No submissions made on behalf of the Company or any Subsidiary to any Governmental Authority in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates contained any material misstatement or omission that would have affected the granting of such Tax exemptions, preferential treatments or rebates. No material suspension, revocation or cancellation of any such Tax exemptions, preferential treatments or rebates is pending or, to the knowledge of the Company, threatened. The consummation of the Transactions shall not have any material adverse effect on the continued validity and effectiveness of any such Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments.

(c) The consummation of the Transactions will not give rise to any material limitation on the use of losses or other tax attributes or give rise to Taxes of the Company or any Subsidiary (including transfer Taxes) or other adverse tax consequences.

SECTION 3.14 No Secured Creditors.

Neither the Company nor any of its Subsidiaries has any secured creditors holding fixed or floating security interests.

SECTION 3.15 Material Contracts.

(a) Subsections (i) through (xi) of Section 3.15(a) of the Company Disclosure Schedule list the following types of Contracts, arrangements or understandings to which the Company or any Subsidiary is a party (such Contracts as are required to be set forth in Section 3.15(a) of the Company Disclosure Schedule being the “Material Contracts”), and none of the Company or any of its Subsidiaries is a party to or bound by any Material Contracts not listed in Section 3.15(a) of the Company Disclosure Schedule:

(i)	each Contract that would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

(ii)	each Contract which is likely to involve consideration of more than US$1,000,000, in the aggregate, over the remaining term of such Contract;

(iii)	all Contracts relating to any credit, loan or facility arrangement, guarantee or other security arrangement, or Indebtedness (whether or not incurred, assumed, guaranteed or secured by any asset of the Company or any Subsidiary) of more than US$1,000,000;

(iv)	all joint venture contracts, strategic cooperation or partnership arrangements (including cooperation or long-term agency contracts entered into at the corporate headquarters level with insurance companies) which are material to the business of the Company and its Subsidiaries, taken as a whole, or other agreements involving a sharing of profits, losses, costs or liabilities by the Company or any Subsidiary with any third party;

(v)	all Contracts relating to the purchase or sale of any Shares or other securities of the Company or any Subsidiary other than Contracts relating to Company Options;

(vi)	all Contracts that limit, or purport to limit, in any material respect, the ability of the Company or any Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time; and

(vii)	all Contracts involving any directors, officers or shareholders of the Company holding more than five percent (5%) of the share capital of the Company, or any of their respective affiliates (other than the Company or any Subsidiary) or immediate family members.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding agreement, and none of the Material Contracts is in material default by its terms or has been canceled by the other party; (ii) to the knowledge of the Company, no other party is in material breach or violation of, or default under, any Material Contract; (iii) the Company and the Subsidiaries have not received any claim of material default under any such Material Contract and, to the knowledge of the Company, no fact or event exists that could give rise to any claim of material default under any Material Contract; and (iv) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of the Company or any Subsidiary under any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

SECTION 3.16 Customers and Suppliers. Section 3.16 of the Company Disclosure Schedule lists the (a) ten (10) largest customers of the Company and its Subsidiaries in respect of the wholesale business units (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries by quarter for each quarter over the fiscal year ended December 31, 2011) (each, a “Major Customer”), and (b) ten (10) largest suppliers of the Company and its Subsidiaries (determined on the basis of aggregate purchases made by the Company and its Subsidiaries over the fiscal year ended December 31, 2011) (each, a “Major Supplier”). Neither the Company nor any of its Subsidiaries has received, as of the date hereof, any written notice from any Major Customer or Major Supplier that it intends to terminate, or not renew, its relationship with the Company or such Subsidiary.

SECTION 3.17 Inventory.

Except as reserved on the consolidated financial statements contained in or incorporated by reference into the Company SEC Reports, all items of the Company’s inventory and related supplies (including raw materials, work-in-process and finished goods) (a) are accurately valued and properly reflected on such financial statements consistent with past practice; (b) are saleable, or suitable and usable for the production or completion of saleable products, in each case in the ordinary course of business as first-quality goods; (c) are not defective, obsolete or slow-moving; (d) are not excessive but adequate in relation to the current trading requirements of the Company; and (e) are valued in accordance with GAAP at the lower of cost or net realizable value.

SECTION 3.18 Insurance.

Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and its Subsidiaries (taking into account the cost and availability of such insurance), including, but not limited to, directors and officers insurance. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

SECTION 3.19 Interested Party Transactions. None of the officers or directors of the Company is presently a party to any transaction with the Company or any of its Subsidiaries which would be required to be reported under Item 404 of Regulation S-K promulgated under the Exchange Act (other than for services as employees, officers or directors), including any Contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer or director or, to the Knowledge of the Company, any entity in which any officer or director has a substantial interest or is an officer, director, trustee or partner other than for (a) transactions described in the Company SEC Reports, (b) payment of salary under applicable employment agreements, (c) reimbursement for reasonable out-of-pocket expenses incurred on behalf of the Company and (d) other employee benefits, including stock option agreements under any stock option plan of the Company.

SECTION 3.20 Derivative Transaction.

Except as would not reasonably be expected to have a Company Material Adverse Effect, all Derivative Transactions entered into by the Company were, and any Derivative Transactions entered into after the date hereof will be, entered into in accordance with applicable Laws, and the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries (which policies, practices and procedures are reasonable and appropriate), and were, and will be, entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and bear the risks of such Derivative Transactions. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries have, and will have, duly performed in all material respects all of their respective obligations under the

Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are and will be no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment (except for ordinary course margin deposit requests) or defaults or allegations or assertions of such by any party thereunder.

SECTION 3.21 Anti-Takeover Provisions. The Company is not party to a shareholder rights agreement, “poison pill” or similar agreement or plan. The Company Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Laws enacted under any Laws applicable to the Company (each, a “Takeover Statute”) does not, and will not, apply to this Agreement or the Transactions.

SECTION 3.22 Brokers.

Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Schedule, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

SECTION 4.01 Corporate Organization.

Each of Parent and Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and British Virgin Islands, respectively, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent or Merger Sub to perform their material obligations under this Agreement. Each of Parent and Merger Sub has made available to the Company complete and correct copies of its memorandum and articles of association as currently in effect.

SECTION 4.02 Authority Relative to This Agreement.

Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the filings, notifications and other obligations and actions described in Section 4.03(b)). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

SECTION 4.03 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the memorandum and articles of association of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.03(b) have been obtained and all filings and obligations described in Section 4.03(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any Contract or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent and Merger Sub to perform their material obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with the applicable requirements of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder, (ii) for compliance with the rules and regulations of Nasdaq, (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Corporate Affairs of the British Virgin Islands pursuant to the BVI Companies Act, (iv) for the Requisite Regulatory Approvals, and (v) where the failure to obtain or make, as applicable, any such consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority would not be expected to, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or Merger Sub or otherwise be materially adverse to the ability of Parent or Merger Sub to perform their material obligations under this Agreement.

SECTION 4.04 Financing; Equity Rollover.

(a) Parent has delivered to the Company true and complete copies of (i) an executed equity commitment letter from affiliate(s) of the Sponsor (the “Equity Commitment Letter”) pursuant to which such affiliate(s) of the Sponsor have committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions therein, equity securities of Parent up to the aggregate amount set forth therein (the “Equity Financing”) and which provides for the Company to be a third party beneficiary thereof, and (ii) the Rollover Agreements (together with the Equity Commitment Letter, the “Financing Commitments”) pursuant to which, subject to the terms and conditions therein, the Chairman, the Management Rollover Persons and the Mr. Shi Shareholders have committed to subscribe for newly issued shares in Parent immediately prior to the Closing, and agreed to the cancellation of the number of Shares set forth therein and to consummate the Transactions (together with the Equity Financing, the “Financing”).

(b) As of the date hereof, the Financing Commitments are in full force and effect and are legal, valid and binding obligations of Parent and, to the knowledge of Parent, the other parties thereto, none of which have been amended or modified, and the respective commitments therein have not been withdrawn or rescinded in any material respect. Assuming (i) the Financing is funded in accordance with the Financing Commitments, and (ii) the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth in Sections 7.01 and 7.02 or the waiver of such conditions, the proceeds of the Financing will be sufficient for Merger Sub and the Surviving Corporation to pay (1) the Merger Consideration, and (2) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith. As of the date of this Agreement,

Parent and Merger Sub do not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub at the Effective Time or that the Financing will not be sufficient for Merger Sub and the Surviving Corporation to pay (x) the Merger Consideration, and (y) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith. The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent on the terms therein. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent, any other parties thereto, under the Financing Commitments.

SECTION 4.05 Litigation.

As of the date hereof, (i) there are no Actions pending or, to the knowledge of Parent and Merger Sub, threatened against Parent, Merger Sub or any of their respective affiliates, other than any such Action that would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions by Parent or Merger Sub, and (ii) neither Parent nor Merger Sub nor any of its affiliates is a party to or subject to the provisions of any Law which would reasonably be expected to prevent or materially delay the consummation of the Transactions by Parent or Merger Sub.

SECTION 4.06 Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 4.07 No Secured Creditors.

Merger Sub has no secured creditors holding fixed or floating security interests.

SECTION 4.08 Operation and Ownership of Shares.

Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will not have engaged in any business activities or conducted any operations, other than pursuant to this Agreement. Except as set forth in Section 4.08 of the Parent Disclosure Schedule, as of the date hereof, other than the Rollover Shares, none of Parent, Merger Sub and Sponsor (and its affiliates) beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities of the Company or any options, warrants other rights to acquire Shares or other securities of, or any other economic interest in, the Company or any of its Subsidiaries.

SECTION 4.09 Voting Agreements.

Concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company a true, complete and correct copy of the Voting Agreements. Each of the Voting Agreements is in full force and effect as of the date of this Agreement and constitute legal, valid and binding obligations of Parent and Merger Sub, and, to the knowledge of Parent and Merger Sub, the other parties thereto.

SECTION 4.10 Certain Agreements.

As of the date hereof, except for this Agreement, the Consortium Agreement, the Rollover Agreements, the Voting Agreements and as set forth in the Parent Disclosure Schedule, there are no agreements, arrangements or understandings (i) between Parent, Merger Sub or any of their affiliates, on the one hand, and any member of the Company’s management, directors or shareholders, on the other hand, that relate to the Transactions, or (ii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or pursuant to which any shareholder of the Company has agreed to vote to approve the Merger or has agreed to vote against any Competing Transaction.

SECTION 4.11 Buyer Group Contracts.

As of the date hereof, other than Consortium Agreement, the Rollover Agreements, the Voting Agreements, the Equity Commitment Letter and as set forth in the Parent Disclosure Schedule, there are no agreements, arrangements or understandings with respect to any securities of the Company between any two of the following: Mr. Yih, the Rollover Shareholders, the Sponsor, or any of their respective affiliates (excluding the Company and its Subsidiaries).

SECTION 4.12 Independent Investigation.

Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis were performed by Parent, Merger Sub, their respective affiliates and Representatives. Each of Parent and Merger Sub acknowledges that it, its affiliates and its Representatives have been provided adequate access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Subsidiaries, its affiliates or their respective Representatives (except the representations and warranties of the Company contained in this Agreement).

SECTION 4.13 Non-Reliance on Company Estimates.

The Company has made available to Parent and Merger Sub, and may continue to make available, certain estimates, projections, forecasts, plans and budgets for the business of the Company and its Subsidiaries. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective affiliates and Representatives; provided that nothing contained in this Section 4.13 shall be deemed to limit in any way the representations and warranties of the Company set forth in this Agreement.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01 Conduct of Business by the Company Pending the Merger.

The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Schedule, as expressly contemplated by any other provision of this Agreement or as required by applicable Law, unless Parent shall otherwise consent in writing, such consent not to be unreasonably conditioned, withheld or delayed:

(i) the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, a lawfully permitted manner in the ordinary course of business and in a manner consistent with past practice; and

(ii) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the current officers, employees, consultants, contractors, subcontractors and agents of the Company and its Subsidiaries and to preserve the current relationships of the Company and its Subsidiaries with Governmental Authorities, customers, suppliers and other persons with which the Company or any Subsidiary has material relations.

By way of amplification and not limitation, except as set forth in Section 5.01 of the Company Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent, such consent not to be unreasonably conditioned, withheld or delayed:

(a) amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

(b) issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) any shares of any class of shares of the Company or any Subsidiary (other than in connection with the exercise of any Company Options in accordance with the applicable Share Incentive Plans), or any options, warrants, convertible securities or other rights of any kind to acquire any shares, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary, or (ii) any property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of the Company or any Subsidiary with a value in excess of US$1,000,000, except in the ordinary course of business and in a manner consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its shares (except for dividends paid by any wholly owned Subsidiary to the Company or to any other wholly owned Subsidiary);

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares, or any options, warrants, convertible securities or other rights exchangeable into or convertible or exercisable for any of its shares (other than repurchases of the Shares in the ordinary course of business to satisfy obligations under equity incentive, deferred compensation, employee benefit plans or other similar plans or arrangements, in each case, as such plans or arrangements existed on the date of this Agreement, including the withholding of shares in connection with the exercise or vesting of Share Incentive Plans);

(e) effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving the Company or any of its Subsidiaries, or create any new Subsidiaries (other than creating wholly owned Subsidiaries in the ordinary course of business for purposes permitted under this Section 5.01);

(f) enter into, or propose to enter into, any transaction involving any earn-out, installment or similar payment to or from the Company or any Subsidiary of the Company, by or to any Third Party;

(g) (i) acquire (including, without limitation, by merger, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or any other business combination) or make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof or acquire any significant amount of assets in excess of US$1,000,000; (ii) incur, assume, alter, amend or modify any Indebtedness or issue any debt securities that results in an aggregate net debt of the Company’s non-wholesale business units of more than RMB$340,000,000 or an aggregate net debt of the Company’s wholesale business units of more than US$30,000,000; (iii) make any loans or advances in excess of US$1,000,000 individually or US$2,000,000 in the aggregate; (iv) create or grant any Lien on any assets of the Company or any of its Subsidiaries except Permitted Liens in the ordinary course of business; or (v) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of US$1,000,000 or capital expenditures which are, in the aggregate, in excess of US$2,000,000 for the

Company and its Subsidiaries taken as a whole except for authorized capital expenditures in accordance with the budget provided to Parent prior to the date of this Agreement;

(h) except as otherwise required by Law, (A) enter into any new employment or compensatory agreements (including the renewal of any such agreements), or terminate any such agreements, with any director, officer, employee or consultant of the Company or any of its Subsidiaries (other than hirings or terminations of employees or consultants below the officer level with aggregate annual compensation of less than US$150,000 (or its RMB equivalent)), (B) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries, (C) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries other than to employees with base annual compensation of up to $50,000 in the ordinary course of business consistent with past practice, (D) establish, adopt, amend or terminate any Company Employee Plan or amend the terms of any outstanding Company Options other than in accordance with Section 2.02, (E) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under the Company Employee Plan, to the extent not already required in any such plan, including voluntarily accelerating the vesting of any Company Option in connection with the Merger, (F) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Employee Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (G) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;

(i) issue or grant any Company Options to any person under any Share Incentive Plan;

(j) make any material changes with respect to any credit practice, method of financial accounting, or financial accounting policies or procedures, including material changes affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by changes in GAAP;

(k) pay, discharge or satisfy any claim, liability or obligation in excess of US$1,000,000 (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities or obligations as they become due in the ordinary course of business and consistent with past practice;

(l) enter into, amend or modify or consent to the termination of any Material Contract (or any Contract that would be a Material Contract if such Contract had been entered into prior to the date hereof), or amend, waive, modify or consent to the termination of the Company’s or any Subsidiary’s rights thereunder;

(m) enter into any Contract between the Company or any Subsidiary, on the one hand, and any of their respective affiliates, officers, directors or employees, on the other hand;

(n) terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage;

(o) commence or settle any Action, except for Actions solely including monetary damages of no more than US$200,000;

(p) permit any item of Company Owned Intellectual Property material to the business to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every item of Company Owned Intellectual Property material to the business;

(q) fail to make in a timely manner any filings or registrations with (A) the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder or (B) any other Governmental Authority, including the SAIC, SAFE and SAT;

(r) engage in the conduct of any new line of business material to the Company and its Subsidiaries, taken as a whole;

(s) make or change any material Tax election, materially amend any Tax return (except as required by applicable Law), enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes or materially change any method of Tax accounting;

(t) transfer or permit any transfers of cash in excess of US$5,000,000 in the aggregate from the Company and/or the Offshore Subsidiaries, taken as a whole, to any Onshore Subsidiaries;

(u) transfer or permit any transfers of cash in excess of US$1,000,000 in the aggregate from the Company’s non-wholesale business units to its wholesale business units; or

(v) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

SECTION 5.02 Other Actions.

Between the date of this Agreement and the Effective Time, except as expressly contemplated by any other provisions of this Agreement or as required by applicable Law, the Company, Parent and Merger Sub shall not, and shall cause their respective affiliates not to, take or cause to be taken any action which would, or would reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of the Company, Parent or Merger Sub to consummate the Merger or other Transactions; provided that nothing in this Section 5.02 shall preclude (i) the Company from effecting any Change in Company Recommendation to the extent permitted under Section 6.06, or (ii) the Company or Parent from exercising its right to terminate this Agreement pursuant to Section 8.01.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Proxy Statement and Schedule 13E-3.

(a) Subject to Section 6.06, promptly following the date hereof, the Company, with the assistance and cooperation of Parent and Merger Sub, shall prepare and cause to be filed a proxy statement relating to the approval of this Agreement by the shareholders of the Company (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement” ), and concurrently with the preparation of the Proxy Statement, the Company and Parent shall jointly prepare and cause to be filed a Schedule 13E-3 (together with any amendment or supplement thereto, the “Schedule 13E-3”) with the SEC, which initial Schedule 13E-3 the Company and Parent shall use their reasonable efforts to cause to be filed with the SEC (with the initial Proxy Statement filed as an exhibit) within fifteen (15) Business Days after the date hereof; provided, that if Parent and Merger Sub commence the Offer pursuant to Section 6.04, then the Company and Parent shall use their reasonable efforts to cause (A) the Schedule 13E-3 to be filed with the SEC concurrently with the filing of the Offer Documents, and (B) the Proxy Statement to be filed with the SEC within ten (10) Business Days after the consummation of the Offer. Each of the Company and Parent shall use its reasonable best efforts so that the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company and Parent shall use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Proxy Statement and Schedule 13E-3. Each of the Company and Parent shall furnish all information concerning such party to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement and Schedule 13E-3. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and

Schedule 13E-3 and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing or mailing the Proxy Statement and Schedule 13E-3 (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Parent and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of Parent, which approval shall not be unreasonably conditioned, withheld or delayed. If at any time prior to the Shareholders’ Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors, is discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement and Schedule 13E-3 so that the Proxy Statement and Schedule 13E-3 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company.

(b) Parent represents and covenants that the information supplied by Parent for inclusion in the Proxy Statement and Schedule 13E-3 will not, at (i) the time the Proxy Statement and Schedule 13E-3 (or any amendment thereof or supplement thereto) are filed with the SEC, (ii) the time the Proxy Statement and Schedule 13E-3 (or any amendment thereof or supplement thereto) are first mailed to the shareholders of the Company, and (iii) the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The Company represents and covenants that the information supplied by the Company for inclusion in the Proxy Statement and Schedule 13E-3 will not, at (i) the time the Proxy Statement and Schedule 13E-3 (or any amendment thereof or supplement thereto) are filed with the SEC, (ii) the time the Proxy Statement and Schedule 13E-3 (or any amendment thereof or supplement thereto) are first mailed to the shareholders of the Company, and (iii) the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company covenants that all documents that the Company is responsible for filing and/or furnishing with the SEC in connection with any of the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder.

SECTION 6.02 Company Shareholders’ Meeting.

(a) Subject to Sections 6.02(b) and Section 8.01(d) and unless the parties otherwise agree, the Company shall promptly (i) establish a record date (which will be a date that is the date of the mailing of the notice of the Shareholder’s Meeting, or such earlier date as Parent and the Company shall mutually agree) for determining shareholders of the Company entitled to vote at the Shareholders’ Meeting, and (ii) mail or cause to be mailed (and in any event within 5 days following confirmation by the SEC that it has no further comments on the Schedule 13E-3) the Proxy Statement to the holders of Shares as of the record date established for the Shareholders’ Meeting, which meeting the Company shall duly convene and cause to occur on the 30th calendar day (or, if such calendar day is not a Business Day, the first Business Day subsequent to such calendar day) immediately following the mailing of the Proxy Statement, or such other Business Day as the Company and Parent shall otherwise agree (the “Shareholders’ Meeting”), for the purpose of voting upon the approval of this Agreement and the Merger. Subject to Section 6.05(d), the Company Board shall recommend to holders of Shares that they approve this Agreement and the Transactions, and shall include such recommendation in the Proxy Statement. The Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Transactions and shall take all other action necessary or advisable to secure the Requisite Company Vote.

(b) Notwithstanding the foregoing, in the event that Parent and Merger Sub consummated the Offer pursuant to Section 6.04, the Company shall establish the record date for determining shareholders of the Company entitled to vote at the Shareholders’ Meeting on a date after the consummation of the Offer such that Parent and Merger Sub will be able to vote the Shares purchased by Merger Sub in the Offer at the Shareholders’ Meeting.

(c) The Company agrees that its obligations under this Section 6.02 shall be regardless of (i) whether the Company Board determines at any time that this Agreement is no longer advisable or recommends that the shareholders of the Company reject it, (ii) any other Change in the Company Recommendation, or (iii) the commencement, public proposal, public disclosure or communication to the Company or any other person of any Competing Transaction (as defined below). Without the consent of Parent, approval of this Agreement is the only matter (other than procedural matters) that shall be proposed to be acted upon by the shareholders of the Company at the Shareholders’ Meeting.

SECTION 6.03 Share Purchase Prior to the Shareholders’ Meeting. The Company acknowledges and agrees that during the period between the mailing of the Proxy Statement to holders of Shares and the Shareholders’ Meeting, Parent may at its election purchase additional Shares through block trading or privately negotiated transactions at a price per share not lower than the Per Share Merger Consideration, in each case in compliance with applicable rules under the Exchange Act. Parent agrees to keep the Special Committee and its advisors reasonably informed of any such purchase.

SECTION 6.04 Tender Offer.

(a) The Company acknowledges and agrees that, subject to the terms and conditions set forth in this Agreement, Parent may at its election cause Merger Sub to commence a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) after the date hereof but in no event later than thirty (30) Business Days after the date hereof, within the meaning of the applicable rules and regulations of the SEC, to purchase any and all outstanding Shares at a price per Share equal to the Per Share Merger Consideration (the “Offer Price”). The consummation of the Offer, and the obligations of Merger Sub to accept for payment and pay for the Shares tendered pursuant to the Offer shall be subject to: (i) there being validly tendered in the Offer and not properly withdrawn prior to the expiration of the Offer that number of Shares (excluding by guaranteed delivery), together with any Shares beneficially owned by the Shareholder and the Rollover Shareholders, which equals at least one (1) share more than fifty per cent (50%) of the total number of Shares issued and outstanding immediately prior to the expiration of the Offer (the “Minimum Tender Condition”); and (ii) the satisfaction, or waiver by Parent, of the other conditions set forth in Annex B (collectively, the “Offer Conditions”); provided, however, that Merger Sub may elect to accept for payment and pay for any Shares validly tendered pursuant to the Offer and not properly withdrawn as of the Expiration Date even if the Minimum Tender Condition has not been satisfied.

(b) The initial expiration date of the Offer shall be the twentieth (20th) Business Day following the commencement of the Offer (determined using Exchange Act Rules 14d-1(g)(3) and 14d-2) (such date being the initial “Expiration Date,” and any expiration time and date established pursuant to an authorized extension of the Offer as so extended, also an “Expiration Date”). Notwithstanding the foregoing, if, on the initial Expiration Date or any subsequent Expiration Date, all of the Offer Conditions have not been satisfied or waived, then Merger Sub shall, and Parent shall cause Merger Sub to, subject to the rights of the parties under Section 8.01, extend (and re-extend) the Offer and its Expiration Date beyond the initial Expiration Date or any subsequent Expiration Date; provided that any such extension shall be in increments determined by Merger Sub in its sole discretion in accordance with applicable U.S. federal securities Laws. The Offer may not be terminated prior to its Expiration Date, unless this Agreement is validly terminated in accordance with Section 8.01. In no event shall Merger Sub extend the Offer beyond the date that is thirty (30) Business Days prior to the Termination Date without the prior written consent of the Company (acting through the Special Committee), which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer. Merger Sub shall, and Parent shall cause Merger Sub to, comply with the obligations respecting prompt payment and announcement under the Exchange Act, and, without limiting the foregoing, Merger Sub shall (and Parent shall cause Merger Sub to) accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as promptly as practicable following the later of: (i) the earliest date as of which Merger Sub is permitted under U.S. federal securities Laws to accept for payment Shares tendered pursuant to the Offer and (ii) the earliest date as of which each of the Offer Conditions shall have been satisfied or waived.

(d) Notwithstanding anything herein to the contrary, Parent and Merger Sub expressly reserve the right to waive any of the Offer Conditions, to increase the Offer Price (provided that if the Offer Price is increased the parties shall simultaneously amend this Agreement to increase the Per Share Merger Consideration to be equal to such increased Offer Price) and/or to modify the other terms of the Offer, except that, without the prior written consent of the Company (acting through the Special Committee), Merger Sub shall not, and Parent shall not permit Merger Sub to, do any of the following:

(i) reduce the Offer Price;

(ii) increase the number of Shares specified in the Minimum Tender Condition;

(iii) except as expressly provided in Section 6.04(b), extend or otherwise change the Expiration Date, except (A) as required by applicable Law (including for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof) or (B) in connection with an increase of the Offer Price;

(iv) change the form of consideration payable in the Offer;

(v) impose any condition to the Offer other than the Offer Conditions; or

(vi) otherwise amend, modify or supplement any of the Offer Conditions or the terms of the Offer in any manner adverse to holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other Transactions.

(e) As soon as practicable on the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which Tender Offer Statement shall (i) contain or incorporate by reference an offer to purchase and a related letter of transmittal and summary advertisement, all information that would be required to be included in a Schedule 13E-3 filed by Parent and the Company, and such other information or documents as required by applicable Law (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, being referred to as the “Offer Documents”) and (ii) be in form reasonably satisfactory to the Company. The Company shall as promptly as practicable upon request of Parent, provide Parent and Merger Sub with all information concerning the Company that is required to be included in the Offer Documents. Parent and Merger Sub shall cause the Offer Documents to comply in all material respects with the requirements of applicable U.S. federal securities Laws and, on the date first filed with the SEC and on the date first published, sent or given to holders of Shares, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by Parent or Merger Sub with respect to information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent necessary such that the Offer Documents do not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable U.S. federal securities Laws. The Company and its counsel shall be afforded a reasonable opportunity to review and comment upon the Offer Documents each time before they are filed with the SEC and/or disseminated to holders of Shares (and the Company and its counsel shall provide any comments thereon as soon as reasonably practicable, and Parent and Merger Sub shall give reasonable consideration to any comments made by the Company and its counsel). Parent and Merger Sub shall provide to the Company and its counsel copies of any written comments or other communications Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents, shall consult with the Company and its counsel prior to responding to any such comments or other communications, and shall provide the Company with copies of all written responses thereto of Parent or Merger Sub or their counsel.

(f) In the event this Agreement is terminated pursuant to Section 8.01, Merger Sub shall promptly following such termination irrevocably and unconditionally terminate the Offer and shall not acquire any additional Shares pursuant thereto. If the Offer is terminated in accordance with this Agreement prior to the purchase of Shares in the Offer, Merger Sub shall promptly return, or cause any depositary acting on behalf of Merger Sub to return, all tendered Shares to the tendering Shareholders.

(g) The Offer Price shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Shares), reorganization, recapitalization or other like change with respect to the Shares effected by the Company in accordance with the terms and conditions of this Agreement and occurring (or for which a record date is established) after the date hereof and prior to the payment by Merger Sub for the Shares validly tendered and not properly withdrawn in connection with the Offer.

(h) The Company Board, acting upon the unanimous recommendation of the Special Committee, has determined that the Offer is in the best interests of the Company and its shareholders and approved the Offer. Contemporaneously with the filing of the Offer Documents, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended and supplemented from time to time, the “Schedule 14D-9”) and shall use its reasonable best efforts to disseminate the Schedule 14D-9 with respect to the Offer, to the extent required by Rule 14D-9 promulgated under the Exchange Act and any other applicable Laws, to the holders of Shares concurrently with the mailing of the Offer Documents. Subject to Section 6.06(d) hereof, the Offer Documents and the Schedule 14D-9 shall contain a recommendation of the Company Board that holders of Shares accept the Offer and tender their Shares to Merger Sub pursuant to the Offer, and the Company hereby consents to the inclusion in the Offer Documents of such recommendation. The Schedule 14D-9 shall comply in all material respects with the requirements of applicable U.S. federal securities Laws and, on the date first filed with the SEC and on the date first published, mailed or otherwise furnished to holders of Shares, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that the Company makes no covenant, agreement, representation or warranty with respect to information supplied by Parent or Merger Sub in writing specifically for inclusion in the Schedule 14D-9. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent necessary such that the Schedule 14D-9 does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable U.S. federal securities Laws.

(i) Parent and its counsel shall be afforded a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC and disseminated to holders of Shares. The Company shall provide Parent and its counsel copies of any written comments or telephonic notification of any oral comments or other communications the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications, shall consult with Parent and its counsel prior to responding to any such comments or other communications, and shall provide Parent with copies of all written responses and telephonic notification of any oral responses thereto of the Company and its counsel. Parent and its counsel shall be given a reasonable opportunity to review any such responses and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel prior to the submission of any such responses.

(j) In connection with the Offer, the Company shall instruct its transfer agent to promptly furnish Merger Sub with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those Persons becoming record holders subsequent to such date, together with copies of all available lists of stockholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of Shares, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request, in each case, for the purpose of communicating the Offer to the holders of Shares.

(k) Except pursuant to the Offer or as otherwise permitted under Section 6.03, none of Parent, Merger Sub, the Sponsor, the Chairman or their Affiliates shall purchase any Shares from the date hereof until the earlier of (i) the Effective Time and (ii) termination of this Agreement pursuant to the terms hereof.

(l) Parent and Merger Sub hereby agree and acknowledge that if the Offer is commenced, any failure to consummate the Offer shall not result in Parent or Merger Sub having a right to terminate this Agreement except to the extent that Parent otherwise has the right to terminate this Agreement pursuant to the terms of Section 8.01 hereof.

SECTION 6.05 Access to Information.

(a) From the date hereof until the Effective Time and subject to applicable Law, upon reasonable advance notice from Parent, the Company and its Subsidiaries shall (i) provide to Parent (and Parent’s officers, directors, employees, accountants, consultants, financial and legal advisors, agents, financing sources and other representatives, collectively, “Representatives”) reasonable access during normal business hours to the offices, properties, books and records of such party as may be reasonably requested, and (ii) instruct its employees, legal counsel, financial advisors, auditors and other Representatives to reasonably cooperate with Parent and its Representatives in its investigation. Neither the Company nor any of its Subsidiaries shall be required to provide access to or otherwise disclose any information to the extent that such access or disclosure would result in (i) waiver of any attorney-client or other privilege of such party, or (ii) violation of any applicable Law; provided that the Company shall take all commercially reasonable steps to permit inspection of or to disclose such information on a basis that does not waive the Company’s or any of its Subsidiaries’ privilege with respect thereto, including, without limitation, by means of a joint interest or defense agreement.

(b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Non-Disclosure Agreement entered into between the Company and FountainVest Partners (Asia) Limited dated as of August 30, 2012 (the “Confidentiality Agreement”).

(c) No investigation pursuant to this Section 6.05 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

SECTION 6.06 No Solicitation of Transactions.

(a) The Company agrees that neither it nor any Subsidiary nor any of the directors, officers or employees of the Company or any Subsidiary will, and that it will cause its and its Subsidiaries’ agents, advisors and other

Representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any Subsidiary), not to, in each case, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) that constitutes, or could reasonably be expected to lead to, any Competing Transaction, or (ii) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information to, any person or entity in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction, or (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or Contract or commitment contemplating or otherwise relating to any Competing Transaction, or (iv) authorize or permit any of the officers, directors or employees of the Company or any of its Subsidiaries, or any investment banker, financial advisor, attorney, accountant or other Representative retained by or acting directly or indirectly under the direction of the Company or any of its Subsidiaries, to take any action set forth in clauses (a)(i) – (a)(iii) of this Section 6.06. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted therefore with respect to a Competing Transaction.

(b) Subject to the Company’s compliance with this Section 6.06, in the event that, after the date hereof but prior to the receipt of the Requisite Company Vote, the Company receives from a Third Party an unsolicited bona fide written proposal or offer regarding a Competing Transaction that the Special Committee determines in good faith (after consultation with the Special Committee’s outside financial and legal advisors) constitutes or would reasonably be expected to result in a Superior Proposal, then the Company may take the following actions: (i) furnish information concerning the Company and its Subsidiaries to the person making such proposal or offer regarding a Competing Transaction (and its respective Representatives); and (ii) engage in discussions or negotiations (including, as a part thereof, making counterproposals) with such person (and its Representatives) with respect to such proposal or offer regarding a Competing Transaction; provided that (A) such person has executed a confidentiality agreement containing terms no less favorable to the Company than the Confidentiality Agreement; (B) any information furnished to such person shall, to the extent not previously provided to Parent, be provided to Parent at substantially the same time it is provided to such person, and (C), prior to taking any actions specified in the foregoing clause (i) or (ii), the Company shall notify Parent orally and in writing that it proposes to furnish information or enter into discussions or negotiations with a Third Party pursuant to this Section 6.06(b).

(c) The Company shall notify Parent as promptly as practicable (and in any event within 48 hours after the Company attains knowledge thereof), orally and in writing, of any proposal or offer, or any inquiry or contact with any person, regarding a Competing Transaction or that would reasonably be expected to lead to a Competing Transaction, specifying (x) the material terms and conditions thereof (including material amendments or proposed material amendments) and providing, if applicable, copies of any written requests, proposals or offers, including proposed agreements, and (y) the identity of the party making such proposal or offer or inquiry or contact. The Company shall keep Parent informed, on a reasonably current basis (and in any event within 24 hours of the occurrence of any material changes or developments) of the status and terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof).

(d) Except as otherwise provided in this Agreement, neither the Company Board nor any committee thereof shall change, withhold, withdraw, qualify or modify, or propose to change, withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation (a “Change in Company Recommendation”) or approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction. Notwithstanding anything in this Agreement to the contrary but subject to the Company’s compliance with this Section 6.06, at any time prior to the receipt of the Requisite Company Vote, in response to any unsolicited proposal or offer relating to a Competing Transaction received after the date hereof, the Company Board, acting upon the recommendation of the Special Committee, may effect a Change in Company Recommendation if the Company Board determines in good faith (after consultation with the Company’s outside legal and financial advisors) that (i) after having complied with, and giving effect to all of the adjustments which may be offered by Parent and Merger Sub pursuant to, Section 6.06(e), such proposal or offer constitutes a Superior Proposal, and (ii) failure to do so would be inconsistent with its fiduciary duties under applicable law.

(e) The Company shall not be entitled to effect a Change in Company Recommendation as permitted under Section 6.06(d) with respect to a Superior Proposal unless (i) the Company has provided a written notice (a “Notice of Superior Proposal”) to Parent and Merger Sub that the Company intends to take such action that specifies the reasons therefor, including the material terms of the Superior Proposal that is the basis of such action (including the identity of the Third Party making the Superior Proposal), (ii) during the five (5) calendar day period following Parent’s and Merger Sub’s receipt of the Notice of Superior Proposal, the Company shall, and shall direct its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and (iii) following the end of such five (5) calendar day period, the Company Board, acting upon the recommendation of the Special Committee, shall have determined in good faith (after consultation with the Company’s outside legal and financial advisors), taking into account any changes to this Agreement proposed in writing by Parent and Merger Sub, that the proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal and that a failure to make a Change in Company Recommendation would be inconsistent with its fiduciary duties under applicable Law. Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 6.06(e).

(f) Nothing in this Agreement shall restrict the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking or disclosing to its shareholders any position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided that the taking of any such position or making of any such disclosure shall be subject to and only taken in compliance with Section 6.06(d) and provided, further that any such disclosure or communication other than, or which is not accompanied by, (i) an express rejection of any applicable Competing Transaction or (ii) an express reaffirmation of the Company Recommendation, shall be deemed to be a Change in Company Recommendation.

(g)	As used in this Agreement, the following terms shall have the following meanings:

(i)	A “Competing Transaction” means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or to which 15% or more of the total revenue, operating income or EBITDA of the Company are attributable; (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 15% or more of the total revenue, operating income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition of 15% or more of any class of equity securities of the Company; (iv) any general offer, tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company.

(ii)

“Superior Proposal” means a written, bona fide proposal or offer by a Third Party to consummate any of the following transactions: (i) a merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation or other similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction would hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; (ii) the acquisition by any person or group (including by means of a general offer, tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving the Company), directly or indirectly, of ownership of a majority of the then outstanding shares of the Company; or (iii) the acquisition by any person or group of all or substantially all of the assets of the Company and its Subsidiaries, and the Company Board (acting through the Special Committee) determines in good faith (after consultation with the Company’s outside legal and financial advisors) to be more favorable from a financial point of view to the Company’s shareholders (other than the Rollover Shareholders solely in their capacity as such) than the terms of this Agreement (after giving effect to any adjustments to the terms hereof that may be offered in writing by Parent or Merger Sub, including pursuant to Section 6.06(e) hereof and taking into account such factors as the Special Committee deems appropriate including, financing, regulatory approvals, shareholder litigation, identity of the offeror, breakup fee, expected timing and risk and likelihood of consummation) and to be reasonably capable of being consummated on the terms proposed without unreasonable delay.

SECTION 6.07 Directors’ and Officers’ Indemnification and Insurance.

(a) The memorandum and articles of association of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the memorandum and articles of association of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Law.

(b) The Surviving Corporation shall maintain in effect for six (6) years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time, including acts or omissions occurring in connection with this Agreement and the consummation of the Transactions (the parties covered thereby, the “Indemnified Parties”); provided, however, that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable, and provided, further, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.07(b) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance but in such case shall purchase as much of such coverage as possible for such amount. In addition, the Company may and, at Parent’s request, the Company shall, purchase a six (6)-year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Parent or Surviving Corporation under this Section 6.07(b) shall terminate.

(c) Subject to the terms and conditions of this Section 6.07, from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to comply with all of its obligations, and shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with any acts or omissions occurring or alleged to have occurred prior to or at the Effective Time, to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof and to the fullest extent permitted by the BVI Companies Act or any other applicable Law, including the approval of this Agreement, the Merger or the other Transactions or arising out of or pertaining to the Transactions, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law; and (ii) such persons against any and all Damages arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any Subsidiary if such service was at the request or for the benefit of the Company or any of its

Subsidiaries; provided that, in the case of each of (i) and (ii), such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company or the relevant Subsidiary; provided, further, that a person to whom any costs or expenses are advanced shall have provided the Surviving Corporation with (1) documentary evidence of incurrence by such person of such costs or expenses and (2) a written undertaking by such person to repay any and all amounts advanced if it shall ultimately be determined that he or she is not entitled to indemnification under or pursuant to this Section 6.07(c). Notwithstanding anything in the foregoing to the contrary, no indemnification shall be made (whether under this Section 6.07(c), the Company’s or any Subsidiary’s organizational and governing documents, any existing indemnification agreements or otherwise) in respect of any Action as to which a person seeking indemnification shall have been adjudged by a court, tribunal or other Governmental Authority of competent jurisdiction (A) to be liable to the Company or any Subsidiary, or (B) that such person’s actions, or omissions to act, constitute: (1) a violation of Law, unless such person had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (2) a transaction from which such person derived an improper personal benefit, or (3) willful misconduct or a conscious disregard for the best interests of the Company or any Subsidiary.

(d) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 6.06.

(e) The provisions of this Section 6.07 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 6.07.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section  6.07 is not prior to or in substitution for any such claims under any such policies.

SECTION 6.08 Notification of Certain Matters.

Each of the Company and Parent shall promptly notify the other in writing of:

(a) any notice or other written communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;

(b) any notice or other written communication from any Governmental Authority in connection with the Transactions;

(c) any Actions commenced or, to the knowledge of the Company or the knowledge of Parent, threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such person pursuant to any of such person’s representations and warranties contained herein, or that relate to such person’s ability to consummate the Transactions; and

(d) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of such person set forth in this Agreement shall have occurred that would cause the conditions set forth in Sections 7.01, 7.02 and 7.03 not to be satisfied;

together, in each case, with a copy of any such notice, communication or Action; provided, that the delivery of any notice pursuant to this Section 6.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 6.09 Financing.

Subject to the terms and conditions of this Agreement, Parent shall use its reasonable best efforts to arrange and consummate the Financing on the terms and conditions described in the Financing Commitments including using its reasonable best efforts to satisfy all conditions thereto; provided that Parent and Merger Sub may amend or modify the Financing Commitments at the same time and in corresponding amounts by adjusting (i) the amount of Equity Financing, and (ii) the number of Rollover Shares of the Rollover Shareholders to be cancelled and the amount of new shares in Parent to be issued by Parent to the Rollover Shareholders, so long as the aggregate proceeds of the Financing (as amended or modified) will be sufficient for Merger Sub and the Surviving Corporation to pay (1) the Merger Consideration, and (2) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby. Parent and Merger Sub may not amend or modify the Financing Commitments in any way not contemplated by this Section 6.09 without the prior written consent of the Company (acting upon the recommendation of the Special Committee).

SECTION 6.10 Further Action; Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, the Company and its Subsidiaries, Parent and Merger Sub shall cooperate with each other and use their respective reasonable best efforts to take all actions and do all things reasonably necessary, proper or advisable on its respective part under this Agreement and applicable Laws to cause the conditions set forth in Article VII to be satisfied and to consummate and make effective the Merger and the other Transactions as soon as practicable; provided, that all obligations of the Company and its Subsidiaries, Parent and Merger Sub relating to the Financing shall be governed exclusively by Section 6.09.

(b) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, with each relevant Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws with respect to the Transactions, and coordinate and cooperate fully with the other parties in exchanging such information and providing such assistance as the other parties may reasonably request in connection therewith (including, without limitation, (x) notifying the other parties promptly of any communication (whether verbal or written) it or any of its affiliates receives from any Governmental Authority in connection with such filings or submissions, (y) permitting the other parties to review in advance, and consulting with the other parties on, any proposed filing, submission or communication (whether verbal or written) by such party to any Governmental Authority, and (z) giving the other parties the opportunity to attend and participate at any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry); and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, (x) employing such resources as are necessary to obtain the Requisite Regulatory Approvals and (y) taking any and all steps necessary to avoid or eliminate each and every impediment under any antitrust or competition Law that may be asserted by any Governmental Authority so as to enable the parties hereto to expeditiously consummate the Transactions, including, without limitation, committing to and effecting, by consent decree, hold separate orders, or otherwise, the restructuring, reorganization, sale, divestiture or disposition of such of its assets, properties or businesses; provided, that the Company shall not agree to take any such steps (including any hold separate, restructuring, reorganization, sale, divestiture or disposition) without the prior written consent of Parent; provided, further, that none of Parent, Merger Sub or any of their affiliates shall be required to hold separate, restructure, reorganize, sell, divest, dispose of, or otherwise take or commit to any action that limits its freedom of action with respect to, or its ability to retain, any of its businesses, services or assets. Notwithstanding the foregoing or any other provision of this Agreement, the Company agrees that Parent shall have the right to determine and direct the strategy and process by which the parties will seek the Requisite Regulatory Approvals and shall take the lead in all meetings and communications with any Governmental Authority, including by determining the appropriate timing of any such meeting or communications (including the timing of the submission of any filing with, or the response to any request by, a Governmental Authority or any action to be taken pursuant to this Section 6.10(a)). If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

(c) Each party hereto shall, upon request by any other party, furnish such other party with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective subsidiaries to any third party and/or any Governmental Authority in connection with the Merger and the Transactions.

SECTION 6.11 Obligations of Merger Sub.

Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement; provided that this section shall not require Parent to use any requisite level of efforts different from or greater than the applicable efforts required in respect of the relevant obligation to which it subject elsewhere under this Agreement.

SECTION 6.12 Participation in Litigation.

Prior to the Effective Time, the Company shall (a) give prompt notice to Parent of any Actions commenced or, to the knowledge of the Company, threatened, against the Company and/or its directors which relate to this Agreement or the Transactions, and (b) give Parent the opportunity to participate in the defense or settlement of any shareholder Action against the Company and/or its directors relating to this Agreement or the Transactions, and no such Action shall be settled or compromised, and the Company shall not take any action to adversely affect or prejudice any such Action, without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

SECTION 6.13 Resignations.

On the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company and the Subsidiaries designated by Parent.

SECTION 6.14 Public Announcements.

Except as may be required by applicable Law, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Thereafter, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by applicable Law, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation.

SECTION 6.15 Stock Exchange Delisting and Deregistration.

Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

SECTION 6.16 Takeover Statutes.

If any Takeover Statute is or may become applicable to any of the Transactions, the parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to any of the Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to eliminate or lawfully minimize the effects of such statute, regulation or provision in the Company’s memorandum and articles of association on the Merger and the other Transactions.

SECTION 6.17 Enzo Jewelry Transaction.

Notwithstanding anything to contrary in this Agreement, none of the provisions of this Agreement and the Transactions contemplated hereby shall be deemed to terminate, extinguish, or waive the rights of Flora Hearts Holdings, SCAH Ltd, United Capital Investment International Limited, and Vantage Capital Management (collectively, the “Enzo Investors”) under the Share Purchase and Subscription Agreement in relation to Enzo Jewelry Inc. dated as of April 13, 2011 with Company, Enzo International Holdings Limited and Enzo Jewelry Inc. (the “Enzo Jewelry Purchase Agreement”) and each of the Transaction Documents (as such term is defined in the Enzo Jewelry Purchase Agreement) (collectively, the “Enzo Jewelry Transaction Documents”).

SECTION 6.18 Third Party Consents. The Company shall use its reasonable best efforts to obtain each of the third party consents (or the waiver thereof) set forth in Section 3.05(a) of the Company Disclosure Schedule prior to the Closing Date.

SECTION 6.19 SAFE Registration. The Company shall use its reasonable best efforts to (a) cause management members of the Company who are “domestic residents” within the meaning of SAFE Circular 75 to, as soon as practicable after the date hereof, submit an application to SAFE for the registration of their respective holding of Shares (whether directly or indirectly) in the Company in accordance with the requirements of SAFE Circular 75 (or any successor PRC Law, rule or regulation) and complete such registration as soon as practicable thereafter, and (b) as soon as practicable after the date hereof, submit an application to SAFE for the registration applicable to the issuance of Company Options under the Share Incentive Plans in accordance with the requirements of SAFE Circular 7 (or any successor PRC Law, rule or regulation) and complete such registration as soon as practicable thereafter.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01 Conditions to the Obligations of Each Party.

The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible and with respect to a waiver by the Company only with the approval of the Special Committee, except with respect to the Requisite Company Vote required under Section 7.01(a) which is not waivable) of the following conditions:

(a) Shareholder Approval. This Agreement and the Transactions shall have been approved by holders of Shares constituting the Requisite Company Vote at the Shareholders’ Meeting in accordance with the BVI Companies Act and the Company’s memorandum and articles of association.

(b) No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which is then in effect or is pending, proposed or threatened and has or would have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger (an “Injunction”).

SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. (i) Other than the representations and warranties of the Company contained in Sections 3.03(a) and 3.03(d), the representations and warranties of the Company contained in this Agreement (disregarding for this purpose any limitation or qualification by “materiality” or “Company Material Adverse Effect”) shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; and (ii) the representations and warranties set forth in Sections 3.03(a) and 3.03(d) shall be true and correct in all respects as of the date hereof and as of the Closing (except for any inadvertent errors that are de minimis in nature), as though made on and as of such date and time, in each case, interpreted without giving effect to any limitation or qualification by “materiality” (including the word “material”) or “Company Material Adverse Effect” set forth therein.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a), 7.02(b) and 7.02(g).

(d) Material Adverse Effect. Since the date of this Agreement, there shall not have been any effect, change, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Dissenting Shareholders. The holders of no more than ten percent (10%) of the Shares shall have validly served a written objection under Section 179(2) of the BVI Companies Act.

(f) Legal Opinion or Antitrust Approval. Parent shall have obtained a legal opinion from its counsel, in form and substance reasonably satisfactory to Parent, to the effect that no antitrust or any similar regulatory approval is required in connection with the consummation of the Transactions or the parties shall have made all necessary filings under the PRC Anti-Monopoly Law and shall have received, if necessary, clearance under the PRC Anti-Monopoly Law approving the Merger.

(g) No Lender Actions. To the knowledge of Company, none of the lenders of the Company has taken any material actions to accelerate, individually or in aggregate, more than 20% of the total amounts then outstanding under the Company’s credit facilities.

SECTION 7.03 Conditions to the Obligations of the Company.

The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding for this purpose any limitation or qualification by “materiality”) shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date and time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except to the extent such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent the consummation of any of the Transactions.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

SECTION 7.04 Frustration of Closing Conditions.

Prior to the Termination Date, none of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith to comply with this Agreement and consummate the Transactions.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination.

This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party, notwithstanding any requisite approval of this Agreement and the Transactions by the shareholders of the Company, as follows:

(a) by mutual written consent of Parent and the Company duly authorized by the Boards of Directors of Parent and the Company Board upon the unanimous recommendation of the Special Committee; or

(b) by either the Company (upon the unanimous approval of the Special Committee) or Parent, if:

(i) the Effective Time shall not have occurred on or before November 30, 2013 (the “Termination Date”, which date shall be automatically extended to February 28, 2014 if all of the conditions set forth in Article VII other than the condition set forth in Section 7.02(f) have been satisfied or waived on or prior to November 30, 2013); provided that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party if the circumstances described in this Section 8.01(b)(i) are primarily caused by such party’s failure to comply with its obligations under this Agreement; or

(ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Injunction which has become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall not be available to any party if the circumstances described in this Section 8.01(b)(ii) were primarily caused by such party’s failure to comply with its obligations under this Agreement; or

(iii) if the Shareholder’s Meeting (including any adjournments or postponements thereof) shall have concluded and the Requisite Company Vote shall not have been obtained; or

(c) by Parent:

(i) upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.01 or Section 7.02 would not be satisfied and such breach cannot be cured by the Company by the Termination Date or if capable of being cured, shall not have been cured (x) within thirty (30) days following receipt of written notice from Parent of such breach or (y) any shorter period of time that remains between the date Parent provides written notice of such breach and the Termination Date; provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(c)(i) if either Parent or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements hereunder; or

(ii) if a Company Triggering Event shall have occurred.

(d) by the Company:

(i) upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.01 or Section 7.03 would not be satisfied and such breach cannot be cured by Parent or Merger Sub by the Termination Date or if capable of being cured, shall not have been cured (x) within thirty (30) days following receipt of written notice from the Company of such breach or (y) any shorter period of time that remains between the date the Company provides written notice of such breach and the Termination Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(i) if the Company is then in material breach of any representations, warranties, covenants or other agreements hereunder; or

(ii) if prior to obtaining the Requisite Company Vote and upon the determination by the Special Committee (after consultation with its outside legal and financial advisors) that failure to do so would be inconsistent with the Company Board’s fiduciary duties under applicable law, the Company enters into a definitive agreement with respect to a Superior Proposal; provided, that (A) such Superior Proposal did not result from any material breach by the Company of any of its obligations under Section 6.06 and/or the Enzo Jewelry Transaction Documents and the Company has complied in all material respects with the requirements of Section 6.06(d), and (B) the Company has complied in all material respects with its obligations under Section 8.03(b) and pays in full the Company Termination Fee prior to or concurrently with taking any action pursuant to this Section 8.01(d)(ii).

For purposes of this Agreement, a “Company Triggering Event” shall be deemed to have occurred if: (i) there shall have been a Change in Company Recommendation or the Company Board shall have resolved to make a Change in Company Recommendation; (ii) the Company Board shall have approved or recommended to the shareholders of the Company a Competing Transaction or resolved to do so, or entered into, or authorized the Company to enter into, any letter of intent, Contract, commitment or similar document with respect to any Competing Transaction (other than a confidentiality agreement permitted by Section 6.06 hereof), or otherwise breached its obligations under Section 6.06 (except, in each case and in the aggregate, any de minimis non-compliance that does not adversely affect Parent or Merger Sub); (iii) the Company shall have failed to include in the Proxy Statement the Company Recommendation; or (iv) the Company Board fails to reaffirm its recommendation in favor of the approval of this Agreement and the Merger within three (3) Business Days after Parent requests in writing that such recommendation be reaffirmed.

SECTION 8.02 Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 8.01, subject to the payment of fees to the extent required by Section 8.03 of this Agreement, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto; provided, however, that the terms of Sections 6.13, 8.02, 8.03, 8.04 and Article IX shall survive any termination of this Agreement; provided, further, that if such termination shall result from the willful (i) failure of a party to fulfill a condition to the performance of the obligations of the other parties, (ii) failure of a party to perform a material covenant hereof, or (iii) breach by a party hereto of any representation or warranty or agreement contained herein, subject to Section 9.07, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other parties as a result of such willful failure or breach.

SECTION 8.03 Fees and Expenses

(a) Except as set forth in this Section 8.03, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated.

(b) The Company agrees that:

(i) if Parent shall terminate this Agreement pursuant to Section 8.01(c), except any termination of this Agreement by Parent pursuant to Section 8.01(c)(i) for any breach or failure of which Mr. Yu Chuan Yih has actual knowledge as of the date of this Agreement or any breach or failure which is the direct result of action or inaction taken by the Company at the direction of Mr. Yu Chuan Yih; or

(ii) if the Company shall terminate this Agreement pursuant to Section 8.01(d)(ii); or

(iii) if (A) Parent or the Company shall terminate this Agreement pursuant to Section 8.01(b)(i) or 8.01(b)(iii), (B) on or prior to the date of such termination, any Third Party shall have publicly disclosed (and not withdrawn) a proposal or offer regarding a Competing Transaction and (C) within twelve (12) months after the date of such termination, (x) the Company enters into any definitive written agreement providing for a Competing Transaction, or (y) a Competing Transaction is consummated; provided, that for purposes of this Section 8.03(b)(iii), all references to “15%” in the definition of “Competing Transaction” shall be deemed to be references to “50%”, then the Company shall pay or cause to be paid to Parent promptly (but in any event no later than five (5) Business Days after the first of such events shall have occurred) a fee of US$2,000,000 (the “Company Termination Fee”) by wire transfer of same day funds to one or more accounts designated in writing by Parent. Notwithstanding anything to the contrary in this Agreement, in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(c) In the event that the Company shall fail to pay the Company Termination Fee when due and in accordance with the requirements of this Agreement, the Company shall reimburse Parent for all costs and expenses actually incurred or accrued by Parent (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03, together with interest on such unpaid Company Termination Fee, commencing on the date that the Company Termination Fee became due, at a rate equal to the prime rate published by The Wall Street Journal from time to time plus 1.00%. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.

(d) Each party acknowledges that (i) the agreements contained in this Section 8.03 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.03(b): (A) are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions and (B) except for an order of specific performance to the extent permitted by Section 9.07 and subject to the proviso in Section 8.02, is the sole and exclusive remedy available to Parent and Merger Sub, as the case may be, with respect to this Agreement and the transactions contemplated hereby in the event such payment becomes due and payable, and subject to the proviso in Section 8.02 and upon payment of the Company Termination Fee, the Company shall have no further liability, and (iii) without the agreements contained in this Section 8.03, the parties hereto would not have entered into this Agreement.

SECTION 8.04 Amendment.

This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors (and in the case of the Company, the approval of the Special Committee) at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 8.05 Waiver.

At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Non-Survival of Representations, Warranties and Agreements.

The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time, except that the agreements set forth in Articles I and II, Section 6.05, Section 6.07 and Section  6.14, and this Article IX shall survive the Effective Time.

SECTION 9.02 Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Parent or Merger Sub:

Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue

George Town

Grand Cayman KY1-9005

Cayman Islands

with a copy to:

FV Investment Holdings

Suite 705-708 ICBC Tower

3 Garden Road

Central, Hong Kong

Attention : Mr. George Chuang / Mr. Edward Yu / Mr. Brian Lee

Facsimile: +852 3107 2490

Email: georgechuang@fountainvest.com / edwardyu@fountainvest.com /

                   brianlee@fountainvest.com

Fried, Frank, Harris, Shriver & Jacobson

1601 Chater House

8 Connaught Road Central

Hong Kong

Attention: Douglas Freeman / Victor Chen

Facsimile: +852 3760 3628

Email: douglas.freeman@friedfrank.com / victor.chen@friedfrank.com

Sidley Austin LLP

Suite 1901, Shui On Plaza

333 Middle Huai Hai Road

Shanghai 200021, PRC

Attention: Joseph Chan

Facsimile: +86 (21) 5306 8966

Email: joseph.chan@sidley.com

if to the Company:

Unit 1212, Block A, Focal Industrial Centre

21 Man Lok Street, Hunghom

Kowloon, Hong Kong

Attention: Ringo Ng

Facsimile: +852 2764 3783

Email: ringing@ljintl.com

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

3605-07, 36/F, Edinburg Tower

The Landmark

15 Queen’s Road Central

Central, Hong Kong

Attention: Gregory D. Puff

Facsimile: +852 3694 3001

Email: gpuff@akingump.com

Andrew N. Bernstein, P.C.

8101 East Prentice Avenue

Suite 890

Greenwood Village, Colorado 80111

Attention: Andrew N. Bernstein, Esq.

Facsimile: 1-303-770-7332

Email: anbpc@attglobal.net

SECTION 9.03 Certain Definitions.

(a) For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“beneficial owner”, “beneficially owned” or “beneficially owning”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York and Hong Kong.

“Company Disclosure Schedule” means the disclosure schedule delivered to Parent and Merger Sub by the Company on the date hereof.

“Company Employee Agreement” means any management, employment, severance, change in control, transaction bonus, consulting, repatriation or expatriation agreement or other contract between the Company or an affiliate and any current or former employee, director, officer or independent contractor of the Company or its Subsidiaries.

“Company Employee Plan” means any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, share or share-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, that is or has been maintained, contributed to or required to be contributed to by the Company or any affiliate for the benefit of any current or former employee, director, officer or independent contractor of the Company or its Subsidiaries, or with respect to which the Company or any affiliate has or may have any liability or obligation.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or would reasonably be expected to be materially adverse to (a) the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to consummate the Transactions; provided, however, that none of the following, and no event, circumstance, change or effect, alone or in combination, related to or arising out of any of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or may occur: (i) changes in general economic, political or financial market conditions or changes in securities markets, (ii) effects attributable to the announcement of the Transactions (except with respect to Section 3.05), including the initiation of legal proceedings related to this Agreement or the Transactions or the loss of, or change in, the relationship of the Company or any of its Subsidiaries with its customers, suppliers or vendors, (iii) changes in GAAP or regulatory accounting requirements or changes in Laws (or interpretations thereof) applicable to the Company or any of its Subsidiaries, (iv) changes, effects or circumstances in the industries or markets in which the Company or any of its Subsidiaries operates, (v) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, acts of God or natural disasters, (vi) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub, Sponsor or any of their respective affiliates, or (vii) actions or omissions taken with the prior written consent of the other parties hereto or expressly required by this Agreement; provided, further, that any event, circumstance, change or effect referred to in clauses (i), (iii), (iv) and (v) above shall be taken into account in determining whether or not there has been a Company Material Adverse Effect to the extent such event, circumstance, change or effect has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate.

“Company Option” means each option to purchase Shares under the Share Incentive Plans.

“Contract” means any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract or credit arrangement or otherwise.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Exercise Price” means, with respect to any Company Option, the applicable exercise price per Share underlying such Company Option.

“Governmental Authority” means any nation or government, any agency, public, regulatory or taxing authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal.

“Indebtedness” means, with respect to any person, (a) all indebtedness of such person, whether or not contingent, for borrowed money, (b) all obligations of such person for the deferred purchase price of property or services, (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such person under currency, interest rate or other swaps, and all hedging and other obligations of such person under other derivative instruments, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (g) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities, (h) all obligations of such person to purchase, redeem, retire, defease or otherwise acquire for value any share capital of such person or any warrants, rights or options to acquire such share capital, valued, in the case of redeemable preferred shares, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (i) all Indebtedness of others referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by such person, and (j) all Indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness.

“Intellectual Property” means (a) United States, non-United States and international patents, patent applications and statutory invention registrations, (b) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (c) copyrightable works, copyrights, and registrations and applications for registration thereof, (d) confidential and proprietary information, including trade secrets and know-how, and (e) rights of privacy, publicity and endorsement.

“knowledge” means, with respect to the Company, the actual knowledge of any of the Chairman, Mr. Hon Tak Ringo, NG and Mr. Hoi Tsun Peter AU, and with respect to any other party hereto, the actual knowledge of any director of such party.

“Liens” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Parent Disclosure Schedule” means the disclosure schedule delivered to the Company by Parent and Merger Sub on the date hereof.

“Permitted Liens” means (A) mechanics’, carriers’, workmen’s, repairmen’s, material men’s or other Liens or security interests arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries or that secure a liquidated amount that are being contested in good faith and by appropriate proceedings, (B) Liens imposed by applicable Law, (C) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (D) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (E) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries, (F) Liens securing indebtedness or liabilities that are reflected in the Company SEC Reports filed or furnished prior to the date of this Agreement, (G) matters which would be disclosed by an accurate survey or inspection of the real property which do not materially impair the occupancy or current use of such real property which they encumber, and (H) any other Liens that have been incurred or suffered in the ordinary course of business and that do not, individually or in the aggregate together with the other Permitted Liens set forth in sub-clause (A) to (H) (inclusive) above, reasonably likely to have a Company Material Adverse Effect.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“PRC Anti-Monopoly Law” means the Anti-Monopoly Law of the PRC, effective as of August 1, 2008, as amended.

“SAFE Circular 75” means the Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles issued by SAFE on October 21, 2005 and which became effective as of November 1, 2005, and any implementation, successor rule or regulation related thereto under the PRC law.

“SAFE Circular 7” means the Notice on Foreign Exchange Administration of PRC Residents Participating in Share Incentive Plans of Offshore Listed Companies issued by SAFE on February 15, 2012, and which become effective as of the same day.

“Share Incentive Plans” means, collectively, the 1998 Stock Compensation Plan, the 2003 Stock Compensation Plan, the 2005 Stock Compensation Plan and the 2008 Stock Compensation Plan, and all amendments and modifications thereto. “Share Incentive Plan” means any one of the foregoing plans.

“Social Security Benefits” means any social insurance, pension insurance benefits, medical insurance benefits, work-related injury insurance benefits, maternity insurance benefits, unemployment insurance benefits and public housing reserve fund benefits or similar benefits, in each case as required by any applicable Law or contractual arrangements.

“Subsidiary” means, with respect to any person, any other person controlled by such person, directly or indirectly, through one or more intermediaries.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment (including withholding obligations imposed on employer/payer), social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, escheat, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, claims for refund, statements, estimates, information returns and other similar documents) required to be supplied to a Governmental Authority relating to Taxes, including any attachment thereto and amendments thereof.

“Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than Parent or any of its affiliates or Representatives.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	Section 3.09
Agreement	Preamble
Applicable Date	Section 3.07(a)
Articles of Merger	Section 1.03
BVI Companies Act	Recitals
Chairman Rollover Agreement	Recitals
Chairman Rollover Shares	Recitals
Change in the Company Recommendation	Section 6.06(d)
Closing	Section 1.02
Closing Date	Section 1.02
Company	Preamble
Company Board	Recitals
Company Licensed Intellectual Property	Section 3.12
Company Owned Intellectual Property	Section 3.12
Company Personnel	Section 3.10(a)
Company Recommendation	Section 3.04(b)
Company SEC Reports	Section 3.07(a)
Company Termination Fee	Section 8.03(b)
Company Triggering Event	Section 8.01
Competing Transaction	Section 6.06(g)(i)
Confidentiality Agreement	Section 6.05(b)
CSRC	Section 3.06(c)
Damages	Section 6.07(c)
Dissenting Shareholders	Section 2.03(a)
Dissenting Shares	Section 2.03(a)
Effective Time	Section 1.03
Enzo Investors	Section 6.17
Enzo Jewelry Purchase Agreement	Section 6.17
Enzo Jewelry Transactions Documents	Section 6.17
Equity Commitment Letter	Section 4.04(a)
Equity Financing	Section 4.04(a)
Evaluation Date	Section 3.07(d)
Exchange Act	Section 3.05(b)
Exchange Fund	Section 2.04(a)
Excluded Shares	Section 2.01(a)
Expiration Date	Section 6.04(b)
Financial Advisor	Section 3.04(c)
Financing	Section 4.04(a)
Financing Commitments	Section 4.04(a)
GAAP	Section 3.07(b)
Indemnified Parties	Section 6.07(b)
Injunction	Section 7.01(b)
Law	Section 3.05(a)
M&A Rules	Section 3.06(c)
M&A Rules and Related Clarifications	Section 3.06(c)
Major Customer	Section 3.16
Major Supplier	Section 3.16
Management Rollover Agreement	Recitals
Management Rollover Persons	Recitals

Defined Term	Location of Definition
Management Rollover Shares	Recitals
Material Company Permits	Section 3.06(a)
Material Contracts	Section 3.15(a)
Merger	Recitals
Merger Consideration	Section 2.04(a)
Merger Sub	Preamble
Minimum Tender Condition	Section 6.04(a)
Mr. Shi	Recitals
Mr. Shi Rollover Shares	Recitals
Mr. Shi Shareholders	Recitals
Mr. Shi Support Agreement	Recitals
Nasdaq	Section 3.05(b)
Notice of Superior Proposal	Section 6.06(e)
Offer	Section 6.04(a)
Offer Conditions	Section 6.04(a)
Offer Documents	Section 6.04(e)
Offer Price	Section 6.04(a)
Owned Real Property	Section 3.11(a)
Parent	Preamble
Paying Agent	Section 2.04(a)
Per Share Merger Consideration	Section 2.01(a)
Plan of Merger	Section 1.03
PRC	Section 3.06(a)
Proxy Statement	Section 6.01(a)
Representatives	Section 6.05(a)
Requisite Company Vote	Section 3.04(a)
Requisite Regulatory Approvals	Section 3.05(b)
Rollover Agreement	Recitals
Rollover Shares	Recitals
Rollover Shareholders	Recitals
SAFE	Section 3.06(a)
SAFE Rules and Regulations	Section 3.06(d)
SAIC	Section 3.06(a)
SAT	Section 3.06(a)
Schedule 13E-3	Section 6.01(a)
Schedule 14D-9	Section 6.04(h)
SEC	Section 3.05(b)
Second Meeting	Section 6.02(c)
Securities Act	Section 3.07(a)
Share	Section 2.01(a)(i)
Share Certificates	Section 2.04(b)
Shareholder	Recitals
Shareholders’ Meeting	Section 6.02(a)
Shares	Section 2.01(a)(i)
Special Committee	Recitals
Sponsor	Recitals
Subsequent Rollover Shareholders	Recitals
Superior Proposal	Section 6.06(g)(ii)
Surviving Corporation	Section 1.01
Takeover Statute	Section 3.19

Defined Term	Location of Definition
Termination Date	Section 8.01(b)(i)
Transactions	Recitals
Uncertificated Shares	Section 2.04(b)
Voting Agreement	Recitals

SECTION 9.04 Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 9.05 Entire Agreement; Assignment.

This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to (i) any affiliate of Parent or any Sponsor (including any investment fund advised or managed by any Sponsor or its affiliates) or (ii) any persons providing the Financing pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Financing), provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

SECTION 9.06 Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons); provided, however, that in no event shall any holders of Shares or holders of Company Options, in each case in their capacity as such, have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 9.07 Specific Performance.

(a) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed by the Company, Parent or Merger Sub in accordance with the terms hereof and that the Party seeking to enforce this agreement against such nonperforming party shall be entitled to specific performance of the terms hereof (including other parties’ obligations to consummate the Transactions, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement by the Company, Parent and Merger Sub in addition to any other remedy at law or equity. The parties hereby waive (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If any party brings any Action to enforce specifically the performance of the terms and provisions hereof by any other party, the Termination Date shall automatically be extended by (x) the amount of time during which such Action is pending, plus twenty (20) Business Days or (y) such other time period established by the court presiding over such Action.

(b) Notwithstanding anything herein to the contrary, the Company shall be entitled to seek an injunction, specific performance or other equitable relief to enforce Parent’s and Merger Sub’s rights to cause the Financing to be funded and to consummate the Merger only in the event that (i) all of the conditions set forth in Section 7.01 and Section 7.02 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), (ii) the Company irrevocably confirms in writing to Parent that if specific performance is granted, it is ready and willing to consummate the Transactions, and (ii) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.02.

SECTION 9.08 Governing Law.

This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof. Notwithstanding the foregoing, if any provision of this Agreement with specific reference to the Laws of the British Virgin Islands shall be subject to the Laws of the British Virgin Islands, the Laws of the British Virgin Islands, including without limitation any provision in relation to the Merger, the vesting of rights, property, business, debts and liabilities of the Surviving Corporation, the cancellation of Shares of the Company, Dissenting Shareholders’ rights, fiduciary and other duties of the Company Board and the internal corporate affairs of the Company and Merger Sub, shall supersede the Laws of the State of New York with respect to such provision. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of the City of New York, provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of the City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of the City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

SECTION 9.09 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.09.

SECTION 9.10 Headings.

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.11 Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FLORA BLOOM HOLDINGS

By	/s/ Neil Gray
Name: Neil Gray
Title: Director

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FLORA FRAGRANCE HOLDINGS LIMITED

By	/s/ David Lamb
Name: David Lamb
Title: For and on behalf of Codan Services (B.V.I.) Ltd. as Sole Director

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LJ INTERNATIONAL INC.

By	/s/ Jieyun Yu
Name: Jieyun Yu
Title: Director

ANNEX A

PLAN OF MERGER AND ARTICLES OF MERGER

PLAN OF MERGER

THIS PLAN OF MERGER is made on              2013.

BETWEEN

(1)	Flora Fragrance Holdings Limited, a business company incorporated under the BVI Business Companies Act, 2004 on October 29,, 2012, with its registered office situate at the offices of Codan Trust Company (B.V.I.) Ltd., Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110 (“Merger Sub”); and

(2)	LJ International Inc., an international business company incorporated under the International Business Companies Act, 1984 on January 30, 1997 and automatically re-registered under the Business Companies Act, 2004 on July 1, 2007 with its registered office situate at the offices of Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“LJ International” or “Surviving Company” and together with Merger Sub, the “Constituent Companies”).

WHEREAS

(a)	Merger Sub and LJ International have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the “Agreement”) dated January [ ], 2013 made between Flora Bloom Holdings, Merger Sub and LJ International and under the provisions of Part IX of the BVI Business Companies Act, 2004 (the “Companies Act”).

(b)	This Plan of Merger is made in accordance with section 170 of the Companies Act.

(c)	Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.

WITNESSETH

CONSTITUENT COMPANIES

1.	The Constituent Companies to the Merger are Merger Sub and LJ International.

THE SURVIVING COMPANY / NAME

2(a).	The Surviving Company shall be LJ International and the separate corporate existence of Merger Sub shall cease.

2(b).	The name of the Surviving Company shall be LJ International Inc.

AUTHORIZED AND ISSUED SHARE CAPITAL

3.	Immediately prior to the Effective Date (as defined below) Merger Sub was authorized to issue a maximum of 50,000 ordinary shares of US$0.01 par value per share, of which 1 share has been issued fully paid and all of which are entitled to vote on the Merger as one class.

4.	Immediately prior to the Effective Date the authorized share capital of LJ International was US$1,000,000 divided into 100,000,000 shares of US$0.01 par value per share, of which 32,072,672 shares have been issued fully paid (“Shares”) and all of which are entitled to vote on the Merger as one class.

5.	The authorized share capital of the Surviving Company shall be US$1,000,000 divided into 100,000,000 ordinary shares of US$0.01 par value per share.

6.	On the Effective Date, and in accordance with the terms and conditions of the Agreement:

(a)	Each issued Share other than (i) any Shares held by shareholders of LJ International who have validly executed and not effectively withdrawn or lost their appraisal rights in accordance with section 179 of the Companies Act (“Dissenting Shares”); and (ii) any Shares owned by Parent, LJ International, or any subsidiary of Parent or LJ International (“Excluded Shares”) shall be cancelled in exchange for the right to receive US$[—] in cash without interest (“Per Share Merger Consideration”).

(b)	Excluded Shares (other than any Dissenting Shares) shall be cancelled for no consideration.

(c)	Dissenting Shares shall be cancelled in exchange for a payment resulting from the procedure in section 179 of the Companies Act unless any holders of Dissenting Shares fail to exercise or withdraw or lose their rights under section 179 of the Companies Act in which event they shall be cancelled in exchange for the right to receive the Per Share Merger Consideration.

(d)	Each ordinary share of Merger Sub shall be converted into an ordinary share of the Surviving Company.

7.	All ordinary shares in Merger Sub and all ordinary shares in LJ International are entitled to vote on the Merger.

EFFECTIVE DATE

8.	The Merger shall take effect on [—] 2013 (the “Effective Date”).

PROPERTY AND LIABILITIES

9.	On the Effective Date, the rights, privileges, immunities, powers, objects, purposes and assets of every description, including choses in action and the business of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for all claims, debts, liabilities and obligations of each of the Constituent Companies.

MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION

10.	The Memorandum of Association and Articles of Association of LJ International shall be the Memorandum of Association the Articles of Association of the Surviving Company.

RIGHT OF TERMINATION AND AMENDMENT

11.	This Plan of Merger may be terminated or amended pursuant to the terms and conditions of the Agreement.

COUNTERPARTS

12.	This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

13.	This Plan of Merger shall be governed by and construed in accordance with the laws of the British Virgin Islands.

For and on behalf of Flora Fragrance Holdings Limited:

[Name]
Director
For and on behalf of LJ International Inc.:

[Name]
Director

ARTICLES OF MERGER

These Articles of Merger are made on [—] 2013 by LJ International Inc., (the “Surviving Company”) and Flora Fragrance Holdings Limited, (the “Subsumed Company”) pursuant to the provisions of section 171 of the BVI Business Companies Act, 2004.

WITNESSETH as follows:

1.	The Surviving Company and the Subsumed Company HEREBY ADOPT the Plan of Merger, a copy of which is annexed hereto.

2.	The Surviving Company was incorporated under the laws of the British Virgin Islands on January 30, 1997 with number 216796.

3.	The Subsumed Company was incorporated under the laws of the British Virgin Islands on October 29, 2012 with number 1740916.

4.	The Memorandum of Association and Articles of Association of the Surviving Company were registered by the Registrar of Corporate Affairs on July 4, 2012.

5.	The Memorandum of Association and Articles of Association of the Subsumed Company were registered by the Registrar of Corporate Affairs on October 29, 2012.

6.	The Memorandum of Association and Articles of Association of LJ International Inc. shall be the Memorandum of Association and Articles of Association of the Surviving Company.

7.	The Plan of Merger was approved by the directors of the Surviving Company on [ ], 2013 and was authorized by the members of the Surviving Company on [ ], 2013.

8.	The Plan of Merger was approved by the directors of the Subsumed Company on [ ], 2013 and authorized by the members of the Subsumed Company on [ ], 2013.

LJ International Inc.

Per:
Authorized Signatory

Flora Fragrance Holdings Limited

Per:
Authorized Signatory

ANNEX B

CONDITIONS OF THE OFFER

Capitalized terms used in this Annex B but not defined herein have the meanings assigned to such terms in the Agreement and Plan of Merger (the “Agreement”) of which this Annex B is a part.

Notwithstanding anything to the contrary in the Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, to pay for any Shares tendered pursuant to the Offer, and may, subject to the provisions of the Agreement, delay the acceptance for payment of or the payment for, any tendered Shares, or in its sole discretion, terminate or amend the Offer as to any Shares not then paid for if at any time on or after the date of the Agreement and before the expiration of the Offer, any of the following shall have occurred and be continuing:

(a) there shall be instituted any Action or Law by any Governmental Authority which, directly or indirectly, (i) challenges the acquisition by Merger Sub of the Shares, seeks to restrain, delay, enjoin, make illegal or otherwise prohibit the consummation of the Offer or seeks to obtain any material damages as a result of, or otherwise adversely affects, the Offer, (ii) seeks to prohibit or impose material limitations on Merger Sub’s acquisition or ownership of all or any of the Shares (including, without limitation, the right to vote the Shares purchased by Merger Sub, on an equal basis with all other Shares, on all matters presented to the shareholders of the Company), or seeks to compel Merger Sub to dispose of or hold separate all or any material portion of its own or the Company’s business or assets (including the business or assets of their respective affiliates and Subsidiaries) as a result of the Offer, (iii) reasonably would be expected to have a Company Material Adverse Effect, or result in a decrease in the market price of the ADSs by more than 10%, measured from the close of trading on the Nasdaq on the date hereof (a “Diminution in Value”), or (iv) seeks to impose any condition to the Offer that is materially burdensome to Merger Sub, Parent or any of their affiliates or related persons; or

(b) there shall have occurred a Company Material Adverse Effect; or

(c) there shall have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on any U.S. securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, in the British Virgin Islands or in the PRC, (iii) the outbreak or escalation of a war, terrorist attack, armed hostilities or other international or national calamity directly or indirectly involving the United States, the British Virgin Islands or the PRC, (iv) any limitation by any Governmental Authority that materially adversely affects the extension of credit generally by banks or other lending institutions in the United States, the British Virgin Islands or the PRC, (v) a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States, the British Virgin Islands or the PRC or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(d) the Company or any of its Subsidiaries shall have (i) issued, distributed, pledged, sold or authorized, or proposed the issuance of or sale, distribution or pledge to any person of (A) any shares of its capital stock (other than sales or issuances (in accordance with the present terms thereof) pursuant to the Share Incentive Plans as of the date hereof) of any class (including without limitation the Shares) or securities convertible into or exchangeable for any such shares of capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any other securities of the Company, (B) any other securities in respect of, in lieu of or in substitution for Shares outstanding on the date hereof, or (C) any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, (ii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire any outstanding Shares or other securities, (iii) proposed, recommended, authorized, declared, issued or paid any dividend or distribution on any Shares or any other security, whether payable in cash, securities or other property (other than as permitted by the Agreement), (iv) altered or proposed to alter any material term of any outstanding security or material Contract, permit or license, (v) incurred, agreed to incur or announced its intention to incur any debt other than in the ordinary course of business and consistent with past practice, (vi) authorized, recommended, proposed or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, acquisition or disposition of assets or securities other than in the ordinary course of business, any material change in its capitalization or business operations, any release or relinquishment of any material contractual or other rights or any comparable event, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced or (vii) entered into any other agreement or otherwise effected any other arrangement with any other party or with any one or more of the officers or other employees of the Company that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or result in a Diminution in Value; or

(e) the Company or any of its Subsidiaries shall have amended or proposed or authorized any amendment to its memorandum and articles of association or similar organizational documents or Parent shall have learned that the Company or any of its Subsidiaries shall have proposed, adopted or recommended any such amendment which has not previously been publicly disclosed by the Company prior to the date hereof, and also set forth in filings with the SEC; or

(f) a tender or exchange offer for some portion or all of the Shares shall have been commenced or publicly proposed to be made by another person (including the Company or its Subsidiaries), or it shall have been publicly disclosed or Parent shall have learned that (i) any person (including the Company or its Subsidiaries), entity or “group” (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire more than 5% of the Shares, or shall have been granted any option or right, conditional or otherwise, to acquire more than 5% of the Shares, other than acquisitions for bona fide arbitrage purposes and other than acquisitions that have been publicly disclosed in a Schedule 13D or 13G (or amendment thereto) on or prior to the date hereof; (ii) any such person, entity or group who has publicly disclosed any such ownership of more than 5% percent of the Shares prior to such date shall have acquired or proposed to acquire additional Shares constituting more than 1% of the Shares, or shall have been granted any option or right to acquire more than 1% of the Shares; (iii) any new group was, or is, formed which beneficially owns more than 5% of the outstanding Shares; (iv) any person, entity or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer for some portion or all of the Shares or a merger, consolidation or other business combination or sale of assets (other than in the ordinary course of business) with or involving the Company or any of its affiliates or Subsidiaries; or (v) any person shall have made a public announcement reflecting an intent to acquire the Company or assets or securities of the Company; or

(g) Parent shall have become aware that (i) one or more governmental or other third party consents, waivers or approvals are required for or in connection with the consummation of the Offer under any Law or Contract binding on the Company or any of its affiliates, (ii) any of the applicable consents, waivers or approvals have not been obtained and (iii) the failure to obtain such consents, waivers or approvals would reasonably be expected to prohibit or impose material limitations on Parent’s acquisition, ownership or operation of all or any of the Shares (including, without limitation, the right to vote the Shares purchased by Parent, on an equal basis with all other Shares, on all matters presented to the shareholders of the Company); or

(h) the PRC shall have adopted any legislation, regulation or rule, including, without limitation, any legislation, regulation or rule that, in Parent’s sole opinion, could materially harm the Company’s business or limit the Company’s ability to operate or implement its business plan; or

(i) the Company shall have failed to properly register in the books and records of the Company the transfers of the Shares that are accepted for payment by Merger Sub.

The determination as to whether any condition has been satisfied shall be in the reasonable judgment of Parent and, subject to applicable Law, will be final and binding on all parties. The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be waived only by Parent or Merger Sub, and then, in whole or in part, at any time and from time to time in the sole discretion of Parent or Merger Sub. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time in accordance with the terms of the Agreement.

ANNEX B: OPINION OF HOULIHAN LOKEY (CHINA) LIMITED. AS FINANCIAL ADVISOR

March 15, 2013

LJ International Inc.

Unit #12, 12/F, Block A

Focal Industrial Centre

21 Man Lok Street, Hung Hom

Hong Kong

Attn: Members of the Special Committee of the Board of Directors

Dear Members of the Special Committee:

We understand that Flora Bloom Holdings (“Parent”), Flora Fragrance Holdings Limited, a wholly owned subsidiary of Parent (“Merger Sub”), and LJ International Inc. (the “Company”) propose to enter into the Agreement (as defined below) pursuant to which, among other things, Merger Sub will be merged with and into the Company (the “Transaction”) and (a) each issued and outstanding ordinary share, par value US$0.01 per share, of the Company (a “Share”, and collectively, the “Shares”), other than the Excluded Shares (as defined in the Agreement), shall be cancelled in consideration for the right to receive US$2.00 in cash per Share without interest (the “Per Share Merger Consideration”), (b) each Excluded Share, other than the Dissenting Shares (as defined in the Agreement), shall be cancelled and shall cease to exist, without payment of any consideration or distribution therefor, and (c) the Company will become a wholly owned subsidiary of Parent.

You have requested that Houlihan Lokey (China) Limited (“Houlihan Lokey”) provide an opinion (this “Opinion”) to the Special Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company as to whether, as of the date hereof, the Per Share Merger Consideration to be received by holders of the Shares (other than holders of the Excluded Shares) in the Transaction is fair, from a financial point of view, to such holders.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the draft dated March 13, 2013 of the Agreement and Plan of Merger to be entered into among Parent, Merger Sub and the Company (the “Agreement”);

2.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

3.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections prepared by the management of the Company relating to the Company for the calendar year ended 2012 and for the calendar years ending 2013 through 2018;

The Special Committee of the Board of Directors of LJ International Inc.

March 15, 2013

4.	spoken with certain members of the management of the Company and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

5.	compared the financial and operating performance of the Company with that of other public companies that we deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions that we deemed to be relevant;

7.	reviewed the current and historical market prices and trading volume for the Shares, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant; and

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. In addition, we understand that financial projections for the Company have been prepared by the management of the Company in Renminbi (“RMB”), the legal currency of China. We have utilized certain publicly available RMB to United States dollar exchange rates and we have assumed, with the consent of the Committee, that such exchange rates are reasonable to utilize for purposes of our analyses. We express no view or opinion as to any currency or exchange rate fluctuations and have assumed, with the consent of the Committee, that any such fluctuations will not in any respect be material to our analyses or this Opinion, Further, management of the Company has advised us that (i) the financial projections provided to us are the only projections prepared by management of the Company (or any affiliated entity) in connection with the Transaction, (ii) they have not received, reviewed, approved, commented on or otherwise contributed to any other projections or similar information prepared by any other party in connection with the Transaction, nor have they updated or otherwise revised the financial projections since the last date they were provided to Houlihan Lokey and (iii) to the best of their knowledge and belief, no other projections or similar information have been provided to any party involved in the Transaction, and the Committee has received all projections and/or similar information that have been received by any other party involved in the Transaction.

We understand that Mr. Yu Chuan Yih (the “Chairman”) has no intention to sell his Shares and has no agreement, arrangement or other understanding regarding the sale or other disposal of any Shares (or interest therein, direct or indirect) to a minority equity investor or any other third party. Furthermore, we understand that the Chairman has indicated that he is only willing to consider entering into an agreement with Parent, Urban Prosperity Holding Limited and the Rollover Shareholders (as defined in the Agreement) in relation to the Transaction and has no interest in entering into any agreement, arrangement or understanding with other parties as an alternative thereto.

The Special Committee of the Board of Directors of LJ International Inc.

March 15, 2013

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in all such agreements and other related documents and instruments, without any amendments or modifications thereto. We also have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion. We have also relied upon and assumed, without independent verification, at the direction of the Company, that any adjustments to the Per Share Merger Consideration pursuant to the Agreement will not be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any material respect from the draft of the Agreement identified above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

We have been directed by the Committee not to and, therefore, we did not (a) initiate or participate in any negotiations with (other than participating in negotiations with the parties to the Transaction), or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Transaction, or (b) advise the Committee, the Board or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is furnished for the use of the Committee in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, any security holder or any other person as to how to act or vote with respect to any matter relating to, or whether to tender Shares in connection with, the Transaction or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

The Special Committee of the Board of Directors of LJ International Inc.

March 15, 2013

Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, other participants in the Transaction or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by participants in the Transaction or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with the Company, other participants in the Transaction or certain of their respective affiliates, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, other participants in the Transaction or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Houlihan Lokey has also acted as financial advisor to the Committee in connection with, and has participated in certain of the negotiations leading to, the Transaction and will receive a fee for such services, a portion of which is contingent upon the consummation of the Transaction. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

This Opinion is issued in the English language and reliance may only be placed on this Opinion as issued in the English language. If any translations of this Opinion are delivered, they are provided only for ease of reference, have no legal effect and Houlihan Lokey makes no representation as to (and accepts no liability in respect of) the accuracy or completeness of any such translations.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Per Share Merger Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Per Share Merger Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or

The Special Committee of the Board of Directors of LJ International Inc.

March 15, 2013

interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Committee, on the assessments by the Committee, the Board, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Per Share Merger Consideration to be received by holders of the Shares (other than holders of the Excluded Shares) in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

HOULIHAN LOKEY (CHINA) LIMITED

ANNEX C: BRITISH VIRGIN ISLANDS BUSINESS COMPANIES ACT, 2004,

AS AMENDED—SECTION 179

179.

(1).	A member of a company is entitled to payment of the fair value of his shares upon dissenting from

(a)	a merger, if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares;

(b)	a consolidation, if the company is a constituent company;

(c)	any sale, transfer, lease, exchange or other disposition of more than 50 per cent in value of the assets or business of the company, if not made in the usual or regular course of the business carried on by the company, but not including

(i).	a disposition pursuant to an order of the Court having jurisdiction in the matter,

(ii).	a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interests within one year after the date of disposition, or

(iii).	a transfer pursuant to the power described in section 28(2);

(d)	a redemption of his shares by the company pursuant to section 176; and

(e)	an arrangement, if permitted by the Court.

(2).	A member who desires to exercise his entitlement under subsection (1) shall give to the company, before the meeting of members at which the action is submitted to a vote, or at the meeting but before the vote, written objection to the action; but an objection is not required from a member to whom the company did not give notice of the meeting in accordance with this Act or where the proposed action is authorised by written consent of members without a meeting.

(3).	An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the action is taken.

(4).	Within 20 days immediately following the date on which the vote of members authorizing the action is taken, or the date on which written consent of members without a meeting is obtained, the company shall give written notice of the authorization or consent to each member who gave written objection or from whom written objection was not required, except those members who voted for, or consented in writing to, the proposed action.

(5).	A member to whom the company was required to give notice who elects to dissent shall, within 20 days immediately following the date on which the notice referred to in subsection (4) is given, give to the company a written notice of his decision to elect to dissent, stating

(a)	his name and address;

(b)	the number and classes of shares in respect of which he dissents; and

(c)	a demand for payment of the fair value of his shares;

and a member who elects to dissent from a merger under section 172 shall give to the company a written notice of his decision to elect to dissent within 20 days immediately following the date on which the copy of the plan of merger or an outline thereof is given to him in accordance with section 172.

(6).	A member who dissents shall do so in respect of all shares that he holds in the company.

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(7).	Upon the giving of a notice of election to dissent, the member to whom the notice relates ceases to have any of the rights of a member except the right to be paid the fair value of his shares.

(8).	Within 7 days immediately following the date of the expiration of the period within which members may give their notices of election to dissent, or within 7 days immediately following the date on which the proposed action is put into effect, whichever is later, the company or, in the case of a merger or consolidation, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within 30 days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money upon the surrender of the certificates representing his shares.

(9).	If the company and a dissenting member fail, within the period of 30 days referred to in subsection (8), to agree on the price to be paid for the shares owned by the member, within 20 days immediately following the date on which the period of 30 days expires, the following shall apply:

(a)	the company and the dissenting member shall each designate an appraiser;

(b)	the two designated appraisers together shall designate an appraiser;

(c)	the three appraisers shall fix the fair value of the shares owned by the dissenting member as of the close of business on the day prior to the date on which the vote of members authorising the action was taken or the date on which written consent of members without a meeting was obtained, excluding any appreciation or depreciation directly or indirectly induced by the action or its proposal, and that value is binding on the company and the dissenting member for all purposes; and

(d)	the company shall pay to the member the amount in money upon the surrender by him of the certificates representing his shares.

(10).	Shares acquired by the company pursuant to subsection (8) or (9) shall be cancelled but if the shares are shares of a surviving company, they shall be available for reissue.

(11).	The enforcement by a member of his entitlement under this section excludes the enforcement by the member of a right to which he might otherwise be entitled by virtue of his holding shares, except that this section does not exclude the right of the member to institute proceedings to obtain relief on the ground that the action is illegal.

(12).	Only subsections (1) and (8) to (11) shall apply in the case of a redemption of shares by a company pursuant to the provisions of section 176 and in such case the written offer to be made to the dissenting member pursuant to subsection (8) shall be made within 7 days immediately following the direction given to a company pursuant to section 176 to redeem its shares.

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ANNEX D: DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON

1.	Directors and Executive Officers of the Company

The Company is a company organized under the laws of the British Virgin Islands with its principal business address at Unit #12, 12/F, Block A, Focal Industrial Centre, 21 Man Lok Street, Hung Hom, Kowloon, Hong Kong. The telephone number of the Company’s principal executive office is +852.2764.3622. The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Yu Chuan Yih	c/o Unit #12, 12/F, Block A, Focal Industrial Centre, 21 Man Lok Street, Hung Hom, Kowloon, Hong Kong	Chairman of the Board and Chief Executive Officer	United States
Ka Man Au	c/o Unit #12, 12/F, Block A, Focal Industrial Centre, 21 Man Lok Street, Hung Hom, Kowloon, Hong Kong	Chief Operating Officer, Secretary and Director	Hong Kong SAR
Hon Tak Ringo Ng	c/o Unit #12, 12/F, Block A, Focal Industrial Centre, 21 Man Lok Street, Hung Hom, Kowloon, Hong Kong	Chief Financial Officer and Director	Hong Kong SAR
Hoi Tsun Peter Au	c/o Unit #12, 12/F, Block A, Focal Industrial Centre, 21 Man Lok Street, Hung Hom, Kowloon, Hong Kong	Senior Vice President	Hong Kong SAR
Andrew N. Bernstein	c/o Unit #12, 12/F, Block A, Focal Industrial Centre, 21 Man Lok Street, Hung Hom, Kowloon, Hong Kong	Non-Executive Director	United States
Xiang Xiong Deng	c/o Unit #12, 12/F, Block A, Focal Industrial Centre, 21 Man Lok Street, Hung Hom, Kowloon, Hong Kong	Independent Non-Executive Director	PRC
Jin Wang	c/o Unit #12, 12/F, Block A, Focal Industrial Centre, 21 Man Lok Street, Hung Hom, Kowloon, Hong Kong	Independent Non-Executive Director	PRC
Jieyun Yu	c/o Unit #12, 12/F, Block A, Focal Industrial Centre, 21 Man Lok Street, Hung Hom, Kowloon, Hong Kong	Independent Non-Executive Director	PRC

Yu Chuan Yih

Mr. Yih is responsible for setting the company’s vision, mission and direction. He steers a team of talented executives in formulating the company’s strategy for continuous growth and business development, and is also in charge of the overall management of LJI.

In February 1987, Mr. Yih founded the company, formerly called Lorenzo Jewelry Mfg. (HK) Ltd., and has served as president and managing director since. He has more than 20 years of experience in the jewelry industry, including hands-on expertise in production engineering and colored gemstone cutting. As a former colored gemstone trader in Brazil, he has cultivated extensive relationships in the industry and has in-depth knowledge about gem sourcing and jewelry design.

An enterprising self-starter, Mr. Yih is upbeat about growth and development prospects for both himself and LJI. Mr. Yih is the Founding Sponsor of the Hong Kong branch of the Gemological Institute of America (GIA), the nonprofit educational organization for the jewelry industry and was President of the GIA from July 1994 to December 2002. He was also Honorary Chairman of the Guangdong Gold and Silver Jewelry Association in

1999, Honorary Chairman of the Guangzhou Gold and Silver Jewellery Association in 2000 and the Chairman of Hong Kong Gemstone Manufacturers’ Association in 2005.

Ka Man Au

Ka Man Alfonsa Au is the chief operating officer of LJI, responsible for general administration, human resources, and management of the Hong Kong head office, focusing principally on overseeing the Company’s wholesale business.

Ms. Au has been with the Company since its inception in 1987 and is an excellent example of the kind of dedicated, loyal and enterprising self-starters who helped make LJI the success story it is today. Starting out in an administration role, she went on to become sales executive and production co-coordinator, before taking on general managerial duties for the Company’s office in Hong Kong and plants in Shenzhen.

Ms. Au joined the Board of Directors of LJI in December 1994 and has been the Company’s chief operating officer since January 2002.

Hon Tak Ringo Ng

Mr. Ng is LJI’s chief financial officer, responsible for formulating the Company’s financial strategy and policies, ensuring their smooth and proper execution and overseeing all other related matters and activities.

Mr. Ng joined the Company as CFO in September 1997 and became one of the directors in May 2001. Prior to that, he was an audit senior with Moores Rowland C.A., Certified Public Accountants, from July 1994 until he came on board with LJI.

He graduated with a Bachelor of Science degree in civil engineering from the University of London in 1984 and received his Master of commerce in accounting and commercial administration from the University of New South Wales in 1994.

Mr. Ng is a certified practicing accountant of the Australian Society of CPAs.

Hoi Tsun Peter Au

Mr. Au joined the Company in 2008, primarily responsible for the formulation of strategy and execution of expansion of the Company’s retail business.

Prior to joining the Company, Mr. Au was the founder and managing director of a Chinese manufacturer and distributor of electronic components. Prior to that, Mr. Au was the CFO of the Asian Region for a global advertising agency. He has extensive experience in strategic development and management, accounting and financing from his time at Ernst & Young.

Mr. Au holds a Bachelor’s degree in commerce from Concordia University and a Higher Diploma of public accounting from McGill University.

Andrew N. Bernstein

Mr. Bernstein joined us as an independent non-executive director in July 2005. He serves on the compensation and nominating committees. He earned his Bachelor of Science degree from Cornell University in 1974 and his Juris Doctor degree from Boston College Law School in 1977. Since 1978, Mr. Bernstein has been engaged in the private practice of law in Denver, Colorado, with an emphasis on the representation of private and public companies and their transactional, corporate and securities matters. Mr. Bernstein has served as our US securities counsel since March 1997.

Xiang Xiong Deng

Mr. Deng was appointed as an independent non-executive director effective October 29, 2007. He serves on the audit and nominating committees. Mr. Deng graduated from Shenzhen University (Bachelor of Law) and Shanghai Jiao Tong University (MBA). He is a member of the Shenzhen Board of Arbitration and formerly the General Manager of a number of state-owned and private enterprises. He is experienced in both capital management and investment banking.

Jin Wang

Mr. Wang was appointed as an independent non-executive director effective October 29, 2007. He serves as chair of the audit committee and a member of the nominating and compensation committees. He is currently Vice President of the Shenzhen Shengwei Taxation Co. Ltd. and has held that position since January 2006. Before that, he served in a number of posts with responsibilities for financial management and auditing. These include Project Manager of the Audit Department at the accounting firm Shenzhen Changcheng (2004-2005), Assistant Financial Manager at Shenzhen Jinggong Design and Decoration Co. Ltd. (2003-2004) and Manager of the Finance Department at Jiaguo Trading (Shenzhen) Co. Ltd., a wholly owned subsidiary of Bank of China Group Investment Co. Ltd (1997-2003).

Jieyun Yu

Ms. Yu was appointed as an independent non-executive director effective October 29, 2007. She serves on the audit and compensation committees. She is currently Assistant Manager of Finance at the headquarters of the Bank of China Group Insurance Co. Ltd. and General Manager of Finance at the company’s Shenzhen Branch Office. She has held these positions since June 2003. Earlier, she served in finance management positions for Midland Realty (Shenzhen) Co. Ltd. (2001-2002), Intermost Corp. (1998-2001) and GuanghuaZhaori Production Co. Ltd. (1992-1998). Prior to these positions, she was a statistician and auditor (1998-2002) at the Shenzhen Culture Bureau.

During the last five years, none of the Company’s directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

2.	Directors and Executive Officers of Parent and its Controlling Persons

Parent is an exempted company with limited liability incorporated under the laws of the Cayman Islands with its registered office located at the offices of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands, and its telephone number is +345-943-3100. Parent has not engaged in any business except for the activities incident to its formation and in connection with the transactions contemplated by the merger agreement.

The name, business address, present principal employment and citizenship of each director of Parent are set forth below. As of the date of this proxy statement, Parent does not have any executive officers.

Name	Business Address	Present Principal Employment/Principal Business	Citizenship
Neil Colin Gray	190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands	Senior Vice President of Intertrust (Cayman) Limited	United Kingdom of Great Britain & Northern Ireland
Anna Kareen Watler	190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands	Vice President of Intertrust (Cayman) Limited	Cayman Islands

As of the date of this proxy statement, Parent is wholly-owned by Urban Prosperity Holding Limited (“Urban Prosperity”). At the effective time of the merger, Parent will be owned by Mr. Yih, the Management Rollover Persons, Urban Prosperity and the Mr. Shi Shareholders. Description of each of Urban Prosperity and the Mr. Shi Shareholders and their controlling persons are provided under their respective “Directors and Executive Officers” sections below and incorporated herein by reference.

During the last five years, none of Parent or any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

3.	Directors and Executive Officers of Merger Sub

Merger Sub is a business company with limited liability incorporated under the laws of the British Virgin Islands with its registered office located at Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110, and its telephone number is +345-943-3100. Merger Sub has not engaged in any business except for the activities incident to its formation and in connection with the transactions contemplated by the merger agreement.

The name, business address, present principal employment and citizenship of the sole director of Merger Sub are set forth below. As of the date of this proxy statement, Merger Sub does not have any executive officers.

Name	Business Address	Principal Business	Place of Organization
Codan Services (B.V.I) Ltd.	Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110	Providing registered agent, corporate director and secretarial services	British Virgin Islands

Merger Sub is wholly owned by Parent.

During the last five years, none of Merger Sub or any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

4.	Directors and Executive Officers of FountainVest Filing Persons and Their Controlling Persons

Urban Prosperity is an exempted company with limited liability incorporated under the laws of the Cayman Islands with its registered office located at 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands, and its telephone number is +345-943-3100. Urban Prosperity is owned by FountainVest China Growth Fund, L.P., FountainVest China Growth Capital Fund, L.P. and FountainVest China Growth Capital-A Fund, L.P. (each, a “FountainVest Filing Person”), for the purpose of holding interests in Parent and completing the transactions contemplated by the merger agreement. Urban Prosperity has not engaged in any business except for the activities incident to its formation and in connection with the transactions contemplated by the merger agreement.

The general partner of each FountainVest Filing Person is FountainVest China Growth Partners GP1, L.P. (“FVP GP1”), and the general partner of FVP GP1 is FountainVest China Growth Partners GP Ltd. (“FVP GP1 Ltd”). Each of the FountainVest Filing Persons and FVP GP1 is a Cayman Islands limited partnership, while FVP GP1 Ltd is a Cayman Islands company, all of which are principally engaged in investments. The principal business address and telephone number for each of the FountainVest Filing Persons, FVP GP1 and FVP GP1 Ltd is 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands, +345-943-3100.

The name, business address, present principal employment and citizenship of each director of FVP GP1 Ltd are set forth below. As of the date of this proxy statement, FVP GP1 Ltd does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Kui Tang	Suite 705-708, ICBC Tower, 3 Garden Road, Central, Hong Kong	Managing Partner and Chief Executive Officer of FountainVest Partners	Hong Kong SAR

Yongmin Hu	Suite 705-708, ICBC Tower, 3 Garden Road, Central, Hong Kong	Managing Director of FountainVest Partners	Hong Kong SAR

George Jian Chuang	Suite 1602, K. Wah Center, 1010 Huahai Road Middle, Shanghai, PRC 200031	Managing Director of FountainVest Investment Advisory	Canada

Chenning Zhao	Suite 1602, K. Wah Center, 1010 Huahai Road Middle, Shanghai, PRC 200031	Managing Director of FountainVest Investment Advisory	Hong Kong SAR

Mr. Tang co-founded FountainVest in 2007. He is the managing partner and chief executive officer of FountainVest Partners (Asia) Limited (“FountainVest Partners”) and has occupied these positions for the past five (5) years. He is also a Governor of the China Venture Capital & Private Equity Association, a Vice Chairman of the Shanghai Private Equity Association, a Vice Chairman of the Beijing Private Equity Association and a member of the Board of Overseers of Columbia Business School.

Mr. Hu also co-founded FountainVest in 2007. For the past five (5) years, Mr. Hu has been and continues to be a managing director of FountainVest Partners. Mr. Hu also is a board member of L.K. Technology Holdings Limited and Central China Real Estate Ltd., both listed on the Hong Kong Stock Exchange, and serves as an independent director on the board of Home Inns & Hotels Management Inc., a company listed on Nasdaq.

Mr. Chuang also co-founded FountainVest in 2007. For the past five (5) years, Mr. Chuang has been and continues to be a managing director of FountainVest Investment Advisory (Shanghai) Co., Ltd. (“FountainVest Investment Advisory”).

Like Messrs Tang, Hu and Chuang, Mr. Zhao also was a co-founder of FountainVest in 2007 and for the past five (5) years, has been and continues to be a managing director of FountainVest Investment Advisory.

During the last five years, none of the FountainVest Filing Persons, FVP GP1, FVP GP1 Ltd or any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

5.	Directors and Executive Officers of the Mr. Shi Shareholders and Their Controlling Persons

Primeon, Inc. (“Primeon”) is a corporation formed under the laws of Delaware. Its principal business is to hold, transact or otherwise deal in the securities of the Company and other entities. Its principal business address is at 18 Commerce Way, Suite 3000, Woburn, MA 01801, United States. Mr. Shi has sole voting and dispositive power with respect to the Company shares held by Primeon. The name, business address, present principal employment and citizenship of each director and executive officer of Primeon are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Zhicheng Shi	18 Commerce Way, Suite 3000, Woburn, MA 01801	Director and Vice President of Primeon, Inc.	People’s Republic of China

Fred Fuxing Wang	18 Commerce Way, Suite 3000, Woburn, MA 01801	Director and President of Primeon, Inc.	United States of America

Hillside Financial (“Hillside”) is a corporation formed under the laws of Massachusetts. Its principal business is to hold, transact or otherwise deal in the securities of the Company and other entities. Mr. Shi is the sole shareholder and director of Hillside. Its principal business address is at 200 Hillside Ave., Arlington, MA 02476, United States.

Shilin Investments (“Shilin”) is a partnership formed under the laws of Maine, principally to hold, transact or otherwise deal in the securities of the Company and other entities. Mr. Shi is the sole director of Shilin and has sole voting and dispositive power over the Company shares held by Shilin. Its principal business address is at 1 Novella Street, Lewiston, ME 04240, United States.

During the last five years, none of the Mr. Shi Shareholders and Mr. Fred Wang has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

ANNEX E: PURCHASES BY BUYER GROUP MEMBERS

Date of Purchase	Number of Shares	Per Share Purchase Price (US$)
Ringo Hon Tak Ng
9/18/2011	4,000	2.50
10/23/2011	7,300	2.50

Zhicheng Shi
9/7/2011	500	2.659
10/4/2011	1,300	2.32
10/24/2011	15,000	2.5
11/8/2011	1,000	2.659
11/14/2011	6,000	2.68
11/22/2011	400	2.149
12/29/2011	10,000	1.869
1/17/2012	10,000	2.000
2/10/2012	4,500	2.26
2/10/2012	500	2.2499
3/6/2012	3,400	2.18
4/25/2012	1,000	1.9394
4/25/2012	1,000	1.8599
5/17/2012	2,000	1.399
9/14/2012	6,000	1.8399
9/28/2012	10,000	1.83

Primeon, Inc.
4/11/2011	3,000	3.85
4/11/2011	240	3.84
4/12/2011	500	3.78
4/12/2011	500	3.77
4/12/2011	1,000	3.81
4/12/2011	2,000	3.83
4/12/2011	1,000	3.82
4/13/2011	7,100	3.83
4/13/2011	900	3.82
4/13/2011	500	3.79
4/14/2011	4,000	4.00
4/15/2011	35,600	2.50
4/19/2011	2,000	3.81
4/20/2011	4,020	3.90
4/21/2011	10,000	3.93
4/21/2011	10,000	3.92
4/25/2011	4,000	3.87
5/16/2011	1,000	3.72
5/16/2011	3,000	3.77
5/17/2011	3,000	3.69
5/17/2011	400	3.65
7/15/2011	45,300	2.50
10/21/2011	9,700	2.50
10/25/2011	8,000	2.64
11/1/2011	1,800	2.64

E-1

Date of Purchase	Number of Shares	Per Share Purchase Price (US$)
11/8/2011	1,100	2.71
11/8/2011	9,000	2.70
11/8/2011	400	2.67
11/9/2011	600	2.70
11/9/2011	1,000	2.69
11/10/2011	1,000	2.68
11/10/2011	5,000	2.70
11/15/2011	400	2.66
1/10/2012	17,000	2.00
1/12/2012	8,000	2.00
1/31/2012	600	2.19
1/31/2012	875	2.17
2/7/2012	10,000	2.33
2/7/2012	1,000	2.32
2/7/2012	325	2.31
2/8/2012	628	2.30
2/8/2012	1,500	2.32
2/8/2012	500	2.33
2/8/2012	2,000	2.29
2/8/2012	1,500	2.3199
2/9/2012	2,500	2.30
2/10/2012	200	2.27
2/13/2012	15,500	2.28
2/13/2012	2,500	2.29
2/29/2012	5,000	2.34
3/1/2012	949	2.35
3/5/2012	1,900	2.30
3/5/2012	16,100	2.33
3/5/2012	1,400	2.32
3/9/2012	4,800	2.19
3/9/2012	15,000	2.20
3/9/2012	500	2.189
4/4/2012	300	2.21
4/4/2012	2,000	2.30
9/20/2012	27,000	1.84
9/20/2012	100	1.80
9/25/2012	18,416	1.84
9/25/2012	1,300	1.83
9/27/2012	5,111	1.85

Hillside Financial
4/15/2011	11,500	2.50
4/25/2011	1,000	3.8599
11/15/2011	200	2.65
9/27/2012	45	1.84

Shilin Investments
4/15/2011	50,000	2.50
11/15/2011	200	2.67
9/27/2012	43	1.84
3/14/2013	1,000	1.82
3/18/2013	4,000	1.92

E-2

ANNEX F: FORM OF PROXY CARD

LJ INTERNATIONAL INC.

FOR USE AT THE EXTRAORDINARY GENERAL MEETING (“EGM”)

TO BE HELD ON [—], 2013 (OR AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF)

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY

FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF

LJ INTERNATIONAL INC.

TO BE HELD [—], 2013

The undersigned hereby appoints [—] and [—] as the lawful agent and Proxy of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution), and hereby authorizes him to represent and to vote, as designated below, all of the ordinary shares of LJ International Inc. held of record by the undersigned as of the close of business on [—], 2013, at the Extraordinary General Meeting of Shareholders to be held on [—], [—], 2013, or any adjournment or postponement.

1. THAT the agreement and plan of merger dated March 22, 2013 (the “Merger Agreement”), among Flora Bloom Holdings, Flora Fragrance Holdings Limited and the Company (a copy of which is attached as Annex A to the proxy statement accompanying the notice of extraordinary general meeting and will be produced and made available for inspection at the extraordinary general meeting), the plan of merger as required under section 170 of the British Virgin Islands Business Companies Act, 2004, as amended, in the form attached as Annex A to the merger agreement, and the transactions contemplated by the Merger Agreement, including the merger, be approved and authorized.

☐ FOR ☐ AGAINST ☐ ABSTAIN

2. THAT the directors of the Company be authorized to do all things necessary to give effect to the Merger Agreement.

☐ FOR ☐ AGAINST ☐ ABSTAIN

3. THAT the chairman of the extraordinary general meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the resolutions to be proposed at the extraordinary general meeting.

☐ FOR ☐ AGAINST ☐ ABSTAIN

It is understood that when properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder. WHERE NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THE PROXY WILL BE VOTED FOR ITEMS (1), (2) AND (3).

The undersigned hereby revokes all previous proxies relating to the shares covered hereby and confirms all that said proxy or his substitutes may do by virtue hereof.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

F-1

Dated: , 2013
Signature

Signature if held jointly

PLEASE MARK, SIGN, DATE AND

RETURN THE PROXY CARD PROMPTLY

USING THE ENCLOSED ENVELOPE.

PLEASE CHECK THIS BOX IF YOU INTEND TO BE PRESENT AT THE MEETING.

F-2